AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 10, 1998
                                                     COMMISSION FILE NO. 0-24027
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                   FORM 10/A

                              AMENDMENT NO. 2

                               ----------------

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR 12(g) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                        PINNACLE OIL INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               NEVADA                                  61-1126904
  (STATE OR OTHER JURISDICTION OF                   (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)                 IDENTIFICATION NO.)

SUITE 750, PHOENIX PLACE, 840-7TH AVENUE S.W., CALGARY, ALBERTA, CANADA T2P 3G2
                        (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (403) 264-7020

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

        TITLE OF EACH CLASS                  NAME OF EACH EXCHANGE ON WHICH
        TO BE SO REGISTERED                  EACH CLASS IS TO BE REGISTERED
        -------------------                  ------------------------------
                NONE                                      N/A

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                  COMMON STOCK
                           PAR VALUE $0.001 PER SHARE
                                (TITLE OF CLASS)

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

                        PINNACLE OIL INTERNATIONAL, INC.

                         FORM 10 REGISTRATION STATEMENT

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
 Item 1  Description of Business.........................................    1
 Item 2  Financial Information...........................................   44
 Item 3  Properties......................................................   51
 Item 4  Security Ownership of Certain Beneficial Owners and Management..   51
 Item 5  Directors and Executive Officers................................   52
 Item 6  Executive Compensation..........................................   54
 Item 7  Certain Relationships and Related Transactions..................   57
 Item 8  Legal Proceedings...............................................   59
 Item 9  Market Price of and Dividends on the Registrant's Common Equity
         and
         Related Stockholder Matters.....................................   59
 Item 10 Recent Sales of Unregistered Securities.........................   60
 Item 11 Description of Registrant's Securities to Be Registered.........   62
 Item 12 Indemnification of Directors and Officers.......................   64
 Item 13 Financial Statements and Supplementary Data.....................   65
 Item 14 Changes in and Disagreements with Accountants on Accounting and
         Financial Disclosure............................................   66
 Item 15 Financial Statements and Exhibits...............................   67

                               GLOSSARY OF TERMS

The following terms are commonly used within the context of the Company's business and technology:

"SFD Anomaly" means a wave form which varies from the norm and may be associated with hydrocarbon deposits.

"SFD Data" means certain proprietary information provided exclusively to the Company for petroleum and natural gas exploration purposes by Momentum Resources Corporation.

"SFD Prospects" or "Prospects" means commercially viable hydrocarbon deposits identified through the analysis of SFD Data.

"SFD Survey System" means the electronic system composed of the Stress Field Detector and the Company's proprietary electronic data acquisition and global positioning systems.

"SFD Technology" refers to the Stress Field Detector and its underlying scientific theories.

"Signature wave form" means the unique wave form associated with or exhibited by a particular type of stress-influenced subsurface condition.

"Stress field" means above ground, non-electromagnetic energy patterns caused by subsurface mechanical stresses in rocks and pressure differentials in fluids.

"Stress Field Detector" or "SFD" means Momentum's proprietary electronic device, whose primary component is the "SFD Sensor," a passive transducer which captures or recognizes stress fields through the interaction of their energy patterns against the quantum field generated by the SFD Sensor.

"Wave form" means the digitized electronic data signal registered by the Stress Field System in recognition of a stress field.

The following terms are commonly used within the context of the Company's industry:

"Anticline" refers to the arching up of the strata caused by a salt dome thrusting up from below, or compression from earth movements that wrinkle the ground and produce an uplift to counterbalance the subsidence

"Barrel" or "BBL" means 42 U.S. gallons.

"Cretaceous" refers to a geologic period from about 135 million B.C. to 63 million B.C.

"Devonian" refers to a geologic period from about 405 million B.C. to 345 million B.C.

"Dome" refers to a plug forced upward through strata because of differences in density.

"Dry hole" means a well that fails to hit oil or gas in commercial volumes.

"Fault" means a fracture in the earth where the rock on one side moves.

"Folds" means a buckling of the earth's strata caused by movement.

"Geologic deformities" refers to abrupt variations in subsurface geology, such as anticlines, faults, fractures and unconformities, such as reefs and dome structures.

"Hydrocarbons" refers to a mixture of compounds of which the principal chemicals are carbon and hydrogen, crude oil, condensate or natural gas.

"Mesozoic" refers to a geologic period from about 230 million B.C. to 63 million B.C.

"Migration" refers to the movement of hydrocarbons in the ground; primary migration is from source bed or rock to permeable rock.

"Natural gas" means a gaseous form of petroleum.

"Logging" means the lowering of various types of instruments into a well and gathering and recording data on porosity, permeability, types of fluids, fluid content, and lithography.

"Permeability" refers to the factor of a reservoir that determines how hard or how easy it is for oil to flow through the formation.

"Porosity" refers to the capacity of rock to hold liquid in its pores.

"Reservoir" means a rock formation or trap holding an accumulation of petroleum.

"Seismic Technology" or "Seismology" refers to hydrocarbon survey methods based on creating an explosion or artificial sound wave at the surface, observing how that sound wave moves through various subsurface layers, and recording how each layer of rock reflects the created wave.

"Shale" means rock composed of clay and fine-grain sediments.

"Spudding" means to begin a new well.

"Strata" means a layer, as of rock.

"Stratigraphic Trap" is a trap where a reservoir bed is sealed by another bed, or by a change in porosity and permeability within the reservoir itself.

"Structural Trap" is a trap caused by a deformation in the rock layer than contains the hydrocarbons, such as anticlines and fault traps.

"Trap" means a geologic deformity or structure which halts movement of a petroleum accumulation.

"Viscosity" is a term used to describe the ability, or lack of ability, of a fluid to flow.

                                  ADVISEMENT

CERTAIN STATEMENTS CONTAINED IN THIS REGISTRATION STATEMENT CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 (THE "REFORM ACT"), WHICH REFLECT THE COMPANY'S CURRENT EXPECTATIONS REGARDING THE FUTURE RESULTS OF OPERATIONS, PERFORMANCE AND ACHIEVEMENTS OF THE COMPANY, OR INDUSTRY RESULTS. THE COMPANY HAS TRIED, WHEREVER POSSIBLE, TO IDENTIFY THESE FORWARD LOOKING STATEMENTS BY, AMONG OTHER THINGS, USING WORDS SUCH AS "ANTICIPATE," "BELIEVE," "ESTIMATE," "EXPECT" AND SIMILAR EXPRESSIONS. THESE STATEMENTS REFLECT THE CURRENT BELIEFS OF MANAGEMENT OF THE COMPANY, AND ARE BASED ON CURRENTLY AVAILABLE INFORMATION. ACCORDINGLY, THESE STATEMENTS ARE SUBJECT TO KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN, OR IMPLIED BY, THESE STATEMENTS. (SEE, IN GENERAL, "DESCRIPTION OF BUSINESS--UNCERTAINTIES AND RISK FACTORS" BELOW). THE COMPANY IS NOT OBLIGATED TO UPDATE OR REVISE THESE "FORWARD-LOOKING" STATEMENTS TO REFLECT NEW EVENTS OR CIRCUMSTANCES.

ITEM 1. DESCRIPTION OF BUSINESS

OVERVIEW

Pinnacle Oil International, Inc. (the "Company"), and its wholly-owned subsidiaries, Pinnacle Oil Inc. ("Pinnacle Oil") and Pinnacle Oil Canada Inc., ("Pinnacle Canada"), are engaged in the exploration, discovery and development of hydrocarbon (oil and gas) deposits. The Company is a publicly traded company whose common stock trades over-the-counter on the NASD Electronic Bulletin Board under the symbol "PFSD."

The Company and its subsidiaries identify commercially viable hydrocarbon deposits ("SFD Prospects") through the analysis of certain information ("SFD Data") provided exclusively to the Company for petroleum and natural gas exploration purposes by Momentum Resources Corporation ("Momentum") pursuant to the terms of a Restated Technology Agreement (the "License"). The SFD Data is generated by Momentum's proprietary Stress Field Detector or "SFD" used in conjunction with the Company's proprietary electronic data acquisition and global positioning systems (collectively, the "SFD Survey System"). The SFD Survey System operates on the theory that subsurface mechanical stresses in rocks and pressure differentials in fluids produce above ground, non-electromagnetic energy patterns (which the Company refers to as a "stress field"), which patterns can be recognized and translated by the Stress Field Detector in the form of a digitized electronic signal (which the Company refers to as a "wave form"). Each type of stress-influenced subsurface condition exhibits a unique or "signature" wave form.

In field operation, the SFD Survey System is flown over a pre-selected survey area in an airplane, and continuously records the changing wave forms from the underlying area, together with the corresponding global coordinates associated with each such waveform. The waveforms from the survey are subsequently interpreted, analyzed and compared against the signatures of known viable oil and gas pools, which allows the Company to ascertain the character and scope of the oil and gas accumulations indicated by the wave form being examined. The Company uses the term "SFD Anomaly" to indicate a wave form which varies from the norm and may be associated with hydrocarbon deposits. The Stress Field Detector and its underlying scientific theories are referred to as the "SFD Technology."

The Company's present strategy is to exploit SFD Prospects by entering into joint venture, working participation, royalty and other arrangements with a small and select number of experienced, well-capitalized strategic partners. These strategic arrangements will ultimately target both domestic (United States and Canada) and international prospects, as well as off-shore prospects. As of the date of this Registration Statement, the Company has entered into joint ventures or other arrangements with three strategic partners, Encal Energy Ltd. ("Encal") in December of 1996, February of 1997 and September of 1997 for the exploration and exploitation of prospects in Western Canada; Renaissance Energy Ltd. ("Renaissance") in February of 1998 for the exploration of prospects in Western Canada; and CamWest Limited Partnership ("CamWest") in April 1998 for the exploration and exploitation of prospects in the United States and foreign countries other than Canada.

The Company completed the last of the field evaluations designed by its strategic partners to evaluate and test the SFD Technology in early 1998, and the Company is now actively engaged in commercial efforts to identify commercially viable SFD Prospects on behalf of each of its three strategic partners. The SFD Prospects which the Company is pursuing are "original" prospects in the sense they constitute previously unknown potential hydrocarbon deposits originally located and identified by the Company, as opposed to prospects previously identified by the strategic partner for field evaluation or for which the partner sought validation. These original SFD Prospects, if successfully drilled and found to be commercially viable, are expected to generate royalty income or, in the case of CamWest and Encal, a working interest income should the Company elect to participate in drilling the original prospect. The current status of the Company's SFD survey activities with respect to each of its three strategic partners as of the date of this Registration Statement are as follows:

  . Renaissance--The Company has completed its SFD survey activities under its two short-term Survey Agreements with Renaissance, and has tendered five SFD Prospects to Renaissance for further evaluation. Renaissance has informed the Company that it has completed its seismic evaluation of these five prospects with positive results, and has advised the Company that it anticipates drilling activities with respect to three of such prospects will commence in the last quarter of 1998. In the interim, the Company will conduct additional airborne SFD surveys in September 1998 over certain of these prospects for the purpose of further delineating the scope of the SFD Anomalies to assist Renaissance in developing its drilling program.

   Insofar as the Company has fully performed its obligations in tendering SFD Prospects to Renaissance under its Survey Agreement, the Company and Renaissance anticipate they will enter into negotiations shortly with respect to entering into a longer term exploration agreement similar to those the Company has entered into with its other strategic partners.

  . CamWest--The Company has conducted a number of airborne SFD surveys for CamWest, and has tendered six SFD Prospects to CamWest for further evaluation. The Company and CamWest are also scheduling additional airborne SFD surveys to be conducted within the next two months over certain previously flown areas for the purpose of identifying additional SFD Prospects and/or delineating the scope of previously identified SFD Prospects within such areas, and are also in the process of scheduling airborne SFD flights over new targets selected by CamWest.

   CamWest is currently evaluating seismic data with respect to the six SFD Prospects tendered to it by the Company, and at this time plans to immediately pursue each of such prospects which contain SFD Anomalies indicative of structural traps, since these types of formations can be confirmed by seismic data. CamWest will evaluate SFD Prospects tendered to it containing SFD Anomalies consistent with other trapping mechanisms not readily identifiable with seismic data, such as stratigraphic traps, at a later date. CamWest anticipates that it will conduct further seismic testing with respect to structural trap based SFD Prospects (including any additional such prospects tendered to it in the next two months) in the fourth quarter of 1998, with the objective of acquiring property rights (where not previously held by CamWest) and commencing drilling activities by the end of 1998.

  . Encal--The Company has recently completed its airborne SFD surveys over the exploration area designated by Encal, and is currently in the process of evaluating over twenty potential SFD Anomalies indicated by the SFD Data from these flights (a tendered SFD Anomaly under the Company's agreement with Encal is analogous to a tendered SFD Prospect under the Company's agreements with Renaissance and CamWest). The Company has tendered three SFD Anomalies to Encal for further evaluation, and anticipates that it will tender additional SFD Anomalies over the next several weeks as it completes its analysis of SFD Data. Encal has 90 days to evaluate any factors it considers relevant with respect to tendered SFD Anomalies, which may include seismic data and its ability to obtain property rights. Encal is currently conducting seismic evaluation with respect to the first of the tendered SFD Anomalies. Encal has not yet commenced seismic evaluation with respect to the last two tendered SFD Anomalies. Encal has informed the Company that its objective is to complete seismic evaluation and complete drilling (if warranted) by the end of the 1998-1999 winter period, since the exploration area is located in a northern climate where drilling is conducted during winter months only.

No assurance can be given that the SFD Prospects or SFD Anomalies described above, if potential hydrocarbon deposits appear to be indicated by the Company's strategic partners using seismic or other methodologies, will be drilled at all or by projected drilling dates due to, among other things, factors such as the perceived economics of drilling at such time, the ability of the strategic partner to obtain property rights (where necessary) on favorable terms or at all, and the ability of the strategic partner to timely schedule a drilling rig and other drilling services. Even if an SFD Prospect is drilled, no assurance can be given that the well will produce commercially viable quantities of hydrocarbons. See "Risk Factors--Risks Relating to the Company and its Business," generally, and "--Reliance on Joint Venture Partners--Non-Operator Status" and "--Risk of Exploratory Drilling Activities" particularly.

The principal executive offices of the Company and each of its subsidiaries are located at Suite 750, Phoenix Place, 840-7th Avenue S.W., Calgary, Alberta, Canada T2P 3G2, and its telephone number is (403) 264-7020. Unless the context otherwise requires, all references herein to the Company include the Company and its subsidiaries.

The information set forth in this Registration Statement is current as of August 28, 1998, unless an earlier or later date is indicated, and references to the "date of this Registration Statement" shall be deemed to refer to such date.

DEVELOPMENT OF THE COMPANY

The Company was initially incorporated in Nevada on September 27, 1994 under the name "Auric Mining Corporation" ("Auric"). Auric was formed by Mega-Mart, Inc. ("Mega-Mart"), a Delaware corporation formed on January 28, 1987, for the purpose of facilitating the change of Mega-Mart's corporate domicile from Delaware to Nevada. On September 28, 1994, Auric and Mega-Mart entered into a Plan Of Reorganization pursuant to which the shareholders of Mega-Mart received 1,096,500 shares of the common stock of Auric, constituting 100% of its outstanding capital stock, in exchange for 100% of their outstanding shares of common stock in Mega-Mart. The Plan of Reorganization also contemplated a subsequent merger of Mega-Mart into Auric, however, the parties subsequently determined not to merge the companies, thereby retaining Mega-Mart as a wholly-owned subsidiary of Auric. Auric subsequently determined that its investment in Mega-Mart was without value, and abandoned this investment.

On March 21, 1995, the Company (as Auric) entered into a Plan Of Reorganization with Fiero Mining Corporation, a Nevada corporation ("Fiero"), whereby Auric agreed to issue 3,833,357 shares of common stock (constituting approximately 16.8% of its outstanding shares of common stock) in exchange for 100% of the outstanding shares of the common stock of Fiero. Fiero was retained as a wholly-owned subsidiary of Auric until December 16, 1995, at which time Fiero was spun-off to the shareholders of Auric on a one share for one share basis.

On December 12, 1995, Pinnacle Oil and the Company (as Auric) entered into a letter of intent under which: (i) the Company agreed to issue 10,090,675 shares of the Common Stock, par value $0.001 (the "Common Stock") of the Company (constituting approximately 92% of its outstanding shares of Common Stock) to the shareholders of Pinnacle Oil, in exchange for all of the outstanding shares of Common Stock of Pinnacle Oil; (ii) the Company agreed to solicit shareholder consent to a 6:1 reverse stock split immediately prior to the share exchange; and (iii) the Company agreed to change its name to "Pinnacle Oil International, Inc." upon consummation of the reorganization.

Pinnacle Oil was a Nevada corporation formed on October 20, 1995, by Mr. George Liszicasz, the inventor of the Stress Field Technology (and presently the Chief Executive Officer, Chairman and a significant stockholder of the Company), and Mr. R. Dirk Stinson (presently the President and a director and significant stockholder of the Company), together with five other investors, for the purpose of engaging in hydrocarbon exploration utilizing SFD Data generated by the SFD Technology. Messrs. Liszicasz and Stinson formed Pinnacle Oil pursuant to a partnership agreement amongst themselves (the "Liszicasz-Stinson Agreement") to exploit the SFD Technology. On January 1, 1996, pursuant to his obligations under the Liszicasz-Stinson Agreement, Mr. Liszicasz and Pinnacle Oil entered into a license agreement (the "Original Technology Agreement," subsequently superceded in August 1996 by the License) whereby Pinnacle Oil obtained its original license to utilize the data generated by the SFD Technology. For a description of the Liszicasz-Stinson Agreement, the Original Technology Agreement, and related transactions amongst Messrs. Liszicasz, Stinson and Pinnacle Oil, see "Item 7--Certain Relationships and Related Transactions." For a description of the License, see "Momentum License Agreement" below.

On January 12, 1996, the shareholders and directors of the Company approved the transactions contemplated by the letter of intent, and consented to a 6:1 reverse stock split. A formal Plan of Reorganization and Acquisition was executed and effective as of January 20, 1996, and the change in the Company's name to "Pinnacle Oil International, Inc." was effective on February 23, 1996.

Since the date of its formation and through the date of consummation of the noted transactions with Pinnacle Oil, the Company (as Auric) was a holding company and never (with the exception of Auric's subsidiary, Fiero) conducted an active business. Auric's predecessor, Mega-Mart, was also a holding company which conducted no active business from its date of formation through its date of abandonment by Auric. Prior to its spin-off in December 1995, Fiero engaged in limited gold exploration activities.

The founder of Mega-Mart was Mr. Claude Smith, and the founders of Fiero were Messrs. Kurt James, Arnold Wyncoop and George White. Messrs. James, Wyncoop and White were also the persons who, on behalf of Auric, founded Auric. None of the officers, directors or stockholders of Pinnacle Oil or Momentum, including Messrs. Liszicasz and Stinson, were directly or indirectly affiliated with Auric or any of its founders, officers, directors or stockholders during the course of the transactions contemplated by the Plan of Reorganization and Acquisition, and such transactions were made on an arms' length negotiated basis. With the exception of Mr. Terrence Dunne, the secretary and a director and nominal shareholder of Auric, the officers and directors of Auric were replaced with officers and directors designated by Pinnacle Oil, including Messrs. Liszicasz (as Chief Executive Officer and Chairman) and Stinson (as President and a director), immediately following the consummation of the noted transactions.

As a result of the noted transactions, Pinnacle Oil became a wholly owned subsidiary of the Company, and will conduct the Company's operations in the United States. The Company formed Pinnacle Canada, a federal Canadian corporation, on April 1, 1997 to conduct the Company's operations in Canada.

On August 1, 1996, the Company, Pinnacle Oil, Mr. Liszicasz, Mr. Stinson and Momentum Resources Corporation ("Momentum"), a Bahamas corporation indirectly owned and controlled by Messrs. Liszicasz and Stinson, entered into the License. Under the License, Momentum, as the owner of the SFD Technology, granted to the Company use of the Stress Field Detector and SFD Technology for the identification of hydrocarbons, through Momentum's agreement to survey designated areas with the SFD Technology, and to provide the SFD Data generated thereby exclusively to the Company. The initial term of the License is ten years, with automatic renewals for one year periods absent either (i) an election by the Company to terminate the License; or (ii) a termination by Momentum based upon a default by the Company, or certain other events, including a "Change in Control" of the Company (as defined in the License). During the term of the License, Momentum is prohibited from engaging in the identification and/or exploitation of hydrocarbons, and from granting to any third party any license or sublicense of the SFD Technology, the Stress Field Detector or the SFD Data for the identification and/or exploitation of hydrocarbons.

Under the terms of the License (as amended), the Company will pay Momentum a fee equal to 1% of "Prospect Profits" (as such term is defined in the License) received by the Company and its subsidiaries on or before December 31, 2000, and 5% of Prospect Profits received by the Company and its subsidiaries after December 31, 2000. Prospect Profits is defined as the aggregate of all gross revenues actually received by the Company with respect to the commercial exploitation of all SFD Prospects, less all project expenses actually paid by the Company with respect to the commercial exploitation of such SFD Prospects. In addition, the License provides for the grant of "Performance Options" on the Company's Common Stock for each month in which production from prospects identified through the SFD Technology exceeds 20,000 barrels (See "Momentum License Agreement" below).

BUSINESS OVERVIEW

Management believes, based upon its firsthand observations and the results of third party field evaluations, that by utilizing the SFD Survey System, it has a substantial competitive advantage over other oil and gas companies in discovering new, highly productive oil fields. The SFD Survey System is most effective when utilized as a "wide area exploration" tool, because the SFD Survey System is able to identify large oil and gas deposits while moving at speeds in excess of 150 mph in an airplane. The SFD Survey System thus affords a capability to carry out "wide-area exploration" far more rapidly than traditional methods, and at a fraction of the cost of those methods. To the Company's knowledge, there are no published studies or articles which address the scientific basis or principles underlying the SFD Technology, or its competitive advantages in the industry. See "Third Party Evaluations of the SFD Survey System" below.

The Company's central strategy is to engage in hydrocarbon exploration utilizing the SFD Survey System for the dual purpose of (i) validating the technology's efficacy in identifying SFD Prospects; and (ii) establishing joint ventures, working participations and/or royalty agreements with experienced, well capitalized venture partners for the development, exploitation and operation of such SFD Prospects. The Company anticipates joint venture arrangements which will provide an election to the Company to receive either a participating working interest or a royalty interest on SFD Prospects which are identified by the Company. As of the date of this Registration Statement, the Company has entered into (i) an Exploration Joint Venture Agreement with Encal; (ii) SFD Survey and Royalty Agreements with Renaissance; and (iii) a Joint Exploration and Development Agreement with CamWest.

THE ENCAL EXPLORATION JOINT VENTURE

During 1996 and 1997, the Company and Pinnacle Canada entered into several agreements with Encal, an intermediate oil and gas exploration and production company based in Calgary, Alberta, Canada. Encal is publicly traded on the Toronto and New York Stock Exchanges. For the three months ended March 31, 1997, Encal averaged 8,405 barrels of oil and equivalent natural gas production per day. At December 31, 1997, Encal had 40.9 million barrels of proven and probable oil and natural gas liquids reserves, and 605 billion cubic feet of proven and probable natural gas reserves.

The Company's relationship with Encal began in December, 1996, when the Company and Encal entered into their initial agreement to field test the SFD Survey System. Under the initial agreement, the Company agreed to perform vehicle-based surveys utilizing the SFD Survey System over specific lands owned by Encal in southern Alberta. The initial agreement provided to the Company the right to acquire and assume a 5% interest in any well which Encal elected to drill on an SFD Anomaly identified by the Company, subject to certain capital payments by the Company.

During the spring and summer of 1997, the Company enhanced the SFD Survey System (i) to operate airborne, as opposed to in a ground-based vehicle, and
(ii) to fully incorporate a global positioning system into the data acquisition system. In light of these enhancements and Encal's ongoing field evaluations, the Company and Encal agreed to amend and supersede all prior agreements, by executing an Exploration Joint Venture Agreement on September 15, 1997 (the "Encal Agreement"). The Encal Agreement currently governs the parties' relationship, is for a term of three (3) years, and may be extended by mutual agreement. Under the terms of the Encal Agreement:

    (i) The size of each potential exploration area was expanded to 2,400 square miles.

    (ii) The Company agreed to provide and maintain a minimum inventory of 18 "Exploratory Prospects" (as defined in the agreement) during the term.

    (iii) The Company was granted the right to elect to either: (A) participate at a working interest ranging from 40% to 45% of Encal's interest (depending on underlying property rights); or (B) receive a sliding scale gross overriding royalty from all wells on a prospect, ranging from 5% to 8%, based on Encal's share of production.

    (iv) The Company granted to Encal certain preferential rights with respect to the SFD Survey System, including but not limited to an exclusive right to the utilization of the system in the province of British Columbia, and in a minimum of 50% selected regions of the province of Alberta. (For a detailed description of the Encal Agreement, see "Joint Venture and Royalty Agreements--The Encal Exploration Joint Venture Agreement" below).

Company management believes that the terms of the Encal Agreement reflect Encal's recognition of the viability and value of the SFD Survey System. More importantly, management views the venture with Encal as an opportunity to combine the revolutionary aspects of the SFD Survey System with the expertise and experience of an established oil and gas company. For a detailed description of the Encal Agreement, see "Joint Venture and Royalty Agreements--The Encal Exploration Joint Venture Agreement."

CAMWEST JOINT EXPLORATION AGREEMENT

On April 3, 1998, the Company entered into a Joint Exploration and Development Agreement (the "CamWest Agreement") with CamWest, an Arkansas limited partnership. CamWest is a privately held oil and gas exploration company, and an affiliate of SFD Investment LLC, which became a major investor in the Company concurrently with CamWest entering into the CamWest Agreement. (See "Item 10--Recent Sales of Unregistered Securities" below).

The CamWest Agreement has a term of four (4) years commencing on the date upon which the parties first identify five mutually acceptable exploratory prospects, and may be extended thereafter by mutual agreement. Under the CamWest Agreement, the Company has granted to CamWest the exclusive rights to SFD surveys in certain "exclusive areas" to be identified by CamWest; provided, however, that such areas (i) must not be within Canada; (ii) must be identified in segments of not more than 2,400 square miles in size; and (iii) cannot exceed an aggregate of 1,000,000 square miles within the United States, and an additional 1,000,000 square miles outside of the United States and Canada.

Once a prospect identified by the SFD has been accepted by CamWest as an exploratory prospect, the Company will have an initial working interest participation in the prospect of 45%. However, under the Camwest Agreement, the Company may elect (i) to retain its entire 45% working interest in the prospect; (ii) to participate at a percentage level ranging from 1% up to 45% (the "Participation Percentage"); or (iii) to convert the interest to a gross overriding royalty interest. If the Company does nothing, or makes an election to participate at less than 45%, the Company will bear 45%, or the Participation Percentage, of all land acquisition costs, and CamWest will bear the remainder of such costs. If the Company elects to receive a sliding scale gross overriding royalty from all wells on the exploratory prospect, the royalty percentage will be from 5% (if production is less than 1,000 barrels per month of crude oil) or 8% (if production is more than 1,000 barrels per month) of CamWest's net revenue interest.

If the Company retains or elects to participate through a working interest on an exploratory prospect, it must pay the Participation Percentage of the acquisition costs of the petroleum or natural gas rights, as well as the same percentage of the costs of drilling all wells and other development costs, and CamWest will pay the balance of such costs. Where the Company has elected the working interest, the Company will receive the Participation Percentage of revenues from the production of petroleum substances from the applicable exploratory prospect, and CamWest will receive the remainder of such revenues. For a detailed description of the CamWest Agreement, see "Joint Venture and Royalty Agreements--The Camwest Joint Exploration Agreement".

THE RENAISSANCE SURVEY AND ROYALTY AGREEMENTS

The Company's wholly-owned subsidiary, Pinnacle Canada, has entered into two short term SFD Survey Agreements, each dated February 1, 1998 (the "Renaissance Agreements") with Renaissance. Reuters Financial Service has called Renaissance "Canada's busiest oil and gas driller." Renaissance is engaged in seismic analysis, exploratory and development drilling, and petroleum production and marketing. For the nine months ended September 30, 1997, Renaissance reported Cdn. $697,000,000 in gross revenues, oil production of 22,154,000 barrels and natural gas production of 115,046 million cubic feet. For the same period, Renaissance reported 1,253 wells drilled, with an average working interest of 98%.

Under the terms of the Renaissance Agreements, Pinnacle Canada will conduct airborne surveys utilizing the SFD Survey System over a total of 360,000 acres in the Province of Alberta in which Renaissance holds petroleum and natural gas rights (the "Prospect Lands"). Pinnacle Canada has agreed to conduct such surveys during the period February 23, 1998 to March 31, 1998, and to submit to Renaissance any "SFD Anomalies" (as defined in the agreements) identified by the surveys by the end of such period. The Renaissance Agreements further provide that if Renaissance, in its sole discretion (i) drills a test well on an identified SFD Anomaly presented by Pinnacle Canada; (ii) such well is drilled to a depth below the base of the Mississippian Formation; and
(iii) such well is spudded on or before December 31, 1998, Renaissance will grant to Pinnacle Canada a 5% gross overriding royalty on all petroleum substances produced from the wells drilled below the base of the Mississippian Formation on the SFD Anomaly.

Each Renaissance Agreement also provides that Renaissance shall reimburse Pinnacle Canada 100% of all charter airplane costs and expenses actually incurred by Pinnacle Canada in conducting the SFD surveys under the applicable agreement, up to a maximum of Cdn. $25,000 under each agreement, or Cdn. $50,000 in the aggregate. The Renaissance Agreements also contain confidentiality provisions prohibiting either party from releasing certain information without the prior written consent of the other party, which consent may not be unreasonably withheld. (See "Joint Venture and Royalty Agreements--The Renaissance Survey and Royalty Agreements" below).

Insofar as the Company has fully performed its obligations in tendering SFD Prospects to Renaissance under the Renaissance Agreements, the Company and Renaissance anticipate they will enter into negotiations shortly with respect to entering into a longer term exploration agreement similar to those the Company has entered into with its other strategic partners.

THE SFD SURVEY SYSTEM

The SFD Survey System is an integrated modular electronic system comprised of
(i) Momentum's proprietary Stress Field Detector, and (ii) various electronic subsystems proprietary to the Company, including a data acquisition system incorporating a global positioning system ("GPS"). The SFD Survey System operates on the theory that subsurface mechanical stresses in rocks and pressure differentials in fluids produce above ground, non-electromagnetic energy patterns (which the Company refers to as a "stress field"), which patterns can be recognized by the Stress Field Detector in the form of a digitized electronic signal (which the Company refers to as a "wave form"). Each type of stress-influenced subsurface condition exhibits a unique or "signature" wave form. The primary component of the Stress Field Detector is the "SFD Sensor," a passive transducer which captures or recognizes these energy patterns.

In field operation, the SFD Survey System is flown over a pre-selected survey area (either land or water) in an airplane. During each traverse, the Company's data acquisition system continuously records the changing wave forms from the underlying area captured by the Stress Field Sensor, and the corresponding GPS coordinates associated with each such wave form. Simultaneously, all relevant information including original and processed signal wave forms ("SFD Profiles") are displayed on a monitor in "real time." In addition, the SFD Survey System maintains a database of wave forms collected in a given area, as well as creating a "library" of signatures wave forms of known subsurface conditions for reference purposes. The waveforms from the SFD Profiles are subsequently interpreted, analyzed and compared against the signatures of known viable oil and gas pools, which allows the Company to ascertain the character and scope of the oil and gas accumulations indicated by the wave form being examined. The Company uses the term "SFD Anomaly" to indicate a wave form which varies from the norm and may be associated with hydrocarbon deposits. The Stress Field Detector and its underlying scientific theories are referred to as the "SFD Technology."

As noted above, the Company has an exclusive License for the worldwide utilization of the SFD Data for hydrocarbon exploration. Under the terms of the License, Company personnel review and analyze the SFD Profiles for what are termed "SFD Anomalies." SFD Anomalies are deviations and irregularities in the SFD Profile which indicate a subsurface geological deformity, the structural beginning of a subsurface field and/or a hydrocarbon accumulation. If the first traverse of a location generates an SFD Anomaly, second and third traverses of the same location are undertaken, with a different orientation or direction on the subsequent flight or trip. Often these sequential traverses of the site will be perpendicular to, or in the opposite direction from, the original line of travel. In this way multiple SFD Profiles of the same site are generated, from which a Company analyst can (i) verify the original anomaly, (ii) further delineate the edges of the identified deformity, and
(iii) evaluate the viability of the prospect.

THEORETICAL BASIS

Momentum does not possess any patents or other registered intellectual property rights with respect to the SFD Technology, and Momentum does not anticipate that if it were to apply for and receive patent protection, that such patent protection would necessarily protect Momentum and the Company from actual or potential competition. In addition, patent counsel has advised Momentum and the Company (i) that a patent application would inhere unwarranted disclosure risks; and (ii) that the Company's present practices afford common law trade secret protection. For these and other reasons, Momentum will not disclose a comprehensive explanation of the SFD Technology. However, a brief description of the theoretical basis and reasoning which support the technology are set forth below.

Abrupt variations in subsurface geology (called "geological deformities") cause stresses to develop in the surrounding rock materials. It is generally known by geologists that when certain materials in the earth's crust (such as single crystals) rupture due to stress, they generate electromotive force as a release mechanism. A premise of the SFD Technology is the theory that prior to such a rupture and the release of electromotive force, there are constant sub-atomic interactions that release non-electromagnetic energy. The SFD Technology is based on the theory that: (i) both mechanical stress in rocks and the pressure differentials in fluids produce non-electromagnetic energy patterns; (ii) that the energy patterns reflect subsurface conditions which are geological and may be hydraulic; and (iii) that the SFD Sensor, a passive transducer which generates a quantum field, captures the interaction of these energy patterns against the field. This interaction is registered by the SFD Sensor as it is moved over major hydrocarbon accumulations, and these energy patterns are converted into electrical signals that are forwarded to the data acquisition system.

Several observations support the theory that hydrocarbon accumulations produce the observed energy patterns:

  1. THE DETECTED ENERGY PATTERNS ARE NON-ELECTROMAGNETIC. Field tests were conducted with the SFD Sensor both (i) while shielded from electromagnetic forces, and (ii) without such shields. In both cases the SFD Sensor registered no change. When the sensor was subjected to high voltage static, alternating current and/or strong magnetic fields, it did not indicate any changes in operation. In addition, the amplitude of the signal captured by the SFD Sensor decreased as the speed of traverse of the sensor was increased. This is essentially the opposite of what would occur while measuring electromagnetic energy with a conventional magnetometer.

  2. THE DETECTED ENERGY PATTERNS ARE BOTH DYNAMIC AND DIRECTIONAL. In field tests over known major faults the SFD Sensor captured energy patterns which were dynamic while the sensor was stationary. In addition, the "radiation" field vectors of the energy patterns showed different magnitudes during the traverse of a known deposit.

  3. THE DETECTED ENERGY PATTERNS REFLECTED KNOWN HYDROCARBON ACCUMULATIONS WHERE TECTONIC OR MECHANICAL STRESS SHOULD NOT BE A MAJOR FACTOR. In field tests the SFD Sensor was shown to react to the following known geological and hydraulic phenomenon:

  . Mechanical forces due to tectonic activity in areas prone to earthquakes;

  . Sediment loading resulting in faulting and dewatering of sediments; and

  . Pressure differentials in the subsurface that are caused by different fluid densities.

SFD Sensor reactions were observed over faults caused by both tectonic and sedimentary loading, in areas including the Texas and Louisiana Gulf Coast, the San Andreas fault in California, the lower mainland of British Columbia, and the foothills of Alberta. These observations tend to indicate that the SFD Sensor reacts to mechanical stress in the subsurface. However, in field observations the SFD Sensor was shown to react to known, significant accumulations of hydrocarbons in the subsurface where mechanical and tectonic stress would not be a major factor. In these instances it appears that the SFD Technology reacts to energy patterns caused by pressure differentials in the hydrocarbon accumulations themselves.

Experts who have reviewed the SFD Technology have suggested that a possible explanation for these reactions over significant hydrocarbon pools can be obtained by examining the effect a column of gas or oil has on the pressure within a reservoir, and the resulting stress on the surrounding shales. The pressure vs. elevation graph below indicates the effect changes in the relative density of subsurface fluids can have on the pressure within a reservoir at any given depth.

                                     LOGO

These pressure changes are due to buoyancy forces that develop whenever a fluid of lower density (i.e., oil or gas) is emerged in a fluid of higher density (water.) As the column of oil or gas becomes higher, representing a thicker pay zone, the pressure differential caused by the buoyancy forces of the hydrocarbons vs. the normal hydrostatic pressure of the formation waters will increase. This increase in pressure should cause a corresponding increase in the stress exerted on the rock that contains and confines an oil or gas accumulation, because immediately outside the boundaries of the oil or gas pool, the pressure with the reservoir will be consistent with the normal hydrostatic pressure for the reservoir. This known effect of buoyancy forces that develop due to hydrocarbon columns lends strong support to the theory that pressure differentials in hydrocarbon accumulations produce stress energy patterns which are detected by the SFD Sensor.

Based on field evaluations by both Company personnel and third parties, management of the Company believes that the SFD Technology can reliably:

  . Detect from an altitude of 1,000 feet major oil and gas accumulations, sandstone or limestone/dolomite deposits at depths from 1,000 to at least 12,600 feet.

  . Detect and discriminate between a wide variety of subsurface geological deformities, including anticlines, faults, fractures, unconformities including reefs, dome structures. Major known faults have been detected at an altitude of 10,000 feet.

  . Detect structures, faults and hydrocarbon accumulations in shallow waters up to 100 feet in depth. Tests have not yet been conducted over deeper waters.

  . Determine whether an identified geological trap contains gas, oil, water or no fluid at all.

  . Indicate whether a basin is shallow or deep.

  . Indicate the lateral extent and horizon of a reservoir, pool or reef.

  . Detect and identify large underground water beds, coal deposits and hard rock mineral deposits.

  . Indicate whether an identified hydrocarbon accumulation has sufficient porosity and permeability to be exploitable.

To appreciate the significance of these attributes of the technology, one must first understand certain aspects of geology and traditional oil and gas exploration.

GEOLOGY AND TRADITIONAL EXPLORATION

GEOLOGY AND OIL ORIGINATION

Scientists generally support the "organic theory" of oil origination--that decaying plant and animal remains, when subjected to heat, pressure and a lack of oxygen for long periods of time, become natural gas or oil. Under the organic theory hydrocarbons originate in decomposed prehistoric plant and animal life. Decomposition takes place in an oxygen-free environment within layers of mud and silt. Due to the extreme pressure of overlying beds, buried sediments consolidate to form rock layers. Petroleum is squeezed out of source beds and is accepted by a receiver bed in a process called "primary migration." Once within a receiver bed, petroleum travels upward and laterally within the receiver bed in "secondary migration" until either a suitable "geological deformity" or "trap" is reached, or until the petroleum can find an exit from the receiver bed. In extreme cases the petroleum may exit the receiver bed at the earth's surface, resulting in oil or gas seepage at rock outcrops that reach the surface. Thus oil creation occurs in three primary phases: (i) decomposition and compaction; (ii) primary migration; and (iii) secondary migration and accumulation.

DECOMPOSITION AND COMPACTION

Sedimentary rocks are formed by incremental particle deposition in an aqueous or watery environment such as rivers, lakes, and oceans. Water is almost always intimately associated with petroleum deposits. As millennium of years pass, the sediments become thicker and thicker; or if the depositional environment changes, one type of sediment may be replaced by the deposition of another type of sediment. This type of activity, coupled with the eons of time available for the process, yields sequential layers, or strata of depositional sediments. When sediments have been buried by enough other sediments, they become compacted rock layers or strata that contain the microscopic remains of plants and animals.

Experts generally believe that most organic source beds are shales and limestones. However, of all commercial petroleum deposits discovered to date, about 60% have been located within sandstones and 40% have been found in rocks such as limestone and dolomite. Because such a high percentage of petroleum has been found in sandstone-type rocks, scientists believe that petroleum has migrated, or moved, from the original shale and limestone source beds into new receiver beds of sandstone, limestone, and dolomite. The process by which petroleum is expelled, or squeezed out, from source beds and received by other beds is called "primary migration."

Primary migration is dependent on porosity and permeability of surrounding rock. Contrary to popular belief, oil and gas deposits do not exist as underground pools or lakes. Oil and gas deposits actually occupy the infinitesimal void spaces, or pores, between the individual grains of a rock. Porosity is the amount of void space within a rock, expressed as a percent of the bulk volume occupied by the rock. With respect to a reservoir, it is the volume of the non-solid or fluid portion of the reservoir, divided by the volume, expressed as a percentage. As the rock's porosity increases, its capacity to contain fluids (including petroleum) increases. Hence high relative porosity is a requirement for a commercial petroleum deposit to exist. Permeability is the factor within a reservoir that determines how difficult (or easy) it is for oil to flow through the rock formation. The permeability will be based on several factors--the property of the fluid itself, or its viscosity; the size and shape of the formation; the pressure, and the resulting flow.

GEOLOGICAL DEFORMITIES

As noted above, geologists believe that petroleum originates in source rock (shale and limestone), and then moves to receiver beds of sandstone, limestone and dolomite in primary migration. Such migration is caused by the relative porosity and permeability of the source bed as compared to the porosity and permeability of the receiver bed. Because oil and gas are lighter than water, they tend to migrate upward and follow the line of least resistance, until they either escape to the surface or are trapped by a geological deformity or trap.

One basic assumption of geological studies is that all sedimentary beds were originally deposited horizontally. If sedimentary rocks remained horizontal throughout geologic time, younger rock layers or strata would always be on top of older rock layers. However, the tectonic forces that alter the crust of the earth-- volcanoes, earthquakes, floods--also deform its interior. These forces shift, twist and crack rock layers that were previously neat and horizontal. Consequently, clean-cut horizontal rock layers seldom exist. More typically, a cross section of the earth will appear wavy, erratic and deformed. Because of tectonic forces, no rock layers in nature are ever perfectly horizontal. When rock layers are not horizontal, they are said to be dipping. The severity of dip, or angle, is expressed as degrees of deviation from a horizontal plane. Petroleum, migrating through receiver beds, can become trapped inside the geological deformities created by tectonic forces and dipping.

SECONDARY MIGRATION AND ACCUMULATION

As noted above, primary migration from a source bed to a receiver bed occurs when the receiver bed is more permeable than a source bed. Once petroleum has entered a receiver bed, it will migrate straight through until it is stopped by an overlying impermeable layer. Then, because rock layers dip, the petroleum will have to migrate laterally (secondary migration), following the general upward incline of the rock layers. This lateral movement will continue until the oil and gas reaches the highest point possible and begins to accumulate. Geological deformities that become the points of accumulation are called "traps." Some typical traps are anticlines, faults and unconformities.

By far the most common structural traps are anticlines, in which approximately 80% of the world's oil and gas has been discovered. An anticline is an arching up of the strata caused by a salt dome thrusting up from below, or compression from earth movements that wrinkle the ground and produce an uplift to counterbalance the subsidence. Anticlines often (though not always) have surface manifestations like hills, knobs or ridges. Ideally, an anticline will form a dome or roof of impermeable strata above a permeable oil-bearing stratum. Oil in secondary migration will move upward through various permeable strata, and eventually become trapped under the roof. Typically such a trap will have gas in the space directly under the impermeable rock, a layer of oil, and beneath that salt water.

Another important structure to oil exploration is a fault trap. A fault is a break in the continuity of stratified rocks. Forces on either side of the fault move in different directions or at different magnitudes. Eventually, the force becomes greater than the rock's resistance, and the rock breaks. The opposite faces of the break slip against one another, and the related layers of the strata are displaced from their original positions. To the petroleum geologist faults are significant for two reasons. On the negative side, faults break open other types of traps and prevent oil accumulations. However, by moving an impervious stratum across an open-ended permeable one, a fault can form a trap for oil and prevent further migration. An anticline nose can become an effective reservoir if a fault blocks it before oil can escape.

The size of a given petroleum accumulation depends on the amount of petroleum available from the source beds and the size of the trap. Thus in almost all petroleum accumulations: (i) the source bed is different from the receiver bed in porosity and permeability; (ii) the receiver bed is overlain by an impermeable bed called a cap or cap rock; and (iii) a geological deformity is necessary to form a trap for petroleum accumulation.

The accumulation of petroleum within geologic deformities or traps is the target of exploration activities of the petroleum industry, because a reasonably large accumulation is necessary for a commercial deposit to exist. Therefore, a geological deformity or trap becomes a requirement for commercial production.

REQUIREMENTS FOR A COMMERCIAL PETROLEUM DEPOSIT

Any oil and gas exploration company tries to locate and produce commercial petroleum deposits. That is, it tries to locate deposits that exist in sufficient quantity and quality to yield revenues from petroleum sales in excess of investment costs, operating costs and overhead expenses.

For a viable commercial hydrocarbon accumulation, all of the following must occur simultaneously:

  1. Petroleum is contained within the pore spaces and cracks of a rock, so the rock must have enough porosity to hold a commercial quantity of oil or gas.

  2. The permeability of a rock must be high enough to let the petroleum flow from one pore space to another, and then to a well, at a commercial rate.

  3. A sufficiently large petroleum accumulation must exist within a geological deformity or trap.

  4. A reservoir must have enough stored energy or pressure, either naturally or artificially induced, to force the petroleum through the pore spaces and into a well where it may be raised to the surface.

The absence of one or more of these four requirements is responsible for every dry hole, duster, or noncommercial well ever drilled. As a result, most oil and gas exploration activity is focused on identifying geological deformities, and determining the porosity and permeability within the deformity.

TRADITIONAL OIL AND GAS EXPLORATION

Traditional oil exploration may be divided very roughly into two risk categories: "wildcatting" (extremely high risk) and developmental exploration (low to moderate risk). While there are no specific definitions of these two categories, wildcatting generally means prospecting in a new area many miles distant from existing deposits. Developmental exploration means prospecting in locations that are adjacent or relatively close to existing known deposits.

True wildcat exploration activity is without question the highest-risk venture within the petroleum industry. Historically, only 1 well drilled out of 8-15 finds enough petroleum to pay for drilling the well. Only 1 well out of 50-66 drilled yields enough petroleum to economically justify drilling an adjacent well. And only 1 well out of 700 will discover enough petroleum to justify developing a field extensively.

It is generally recognized that geological deformities within the earth are necessary for commercial accumulations of petroleum to exist. Hence most exploratory techniques have been geared toward locating these geological deformities. Techniques that obtain subsurface geological information by physical measurements taken at the earth's surface are called geophysical techniques. Since the 1920s, geophysicists have used several different surface methods to locate subsurface traps. These methods have included aerial and satellite surveys, gravimeter and torsion balance readings, and magnetometer surveys.

TWO DIMENSIONAL AND THREE DIMENSIONAL SEISMIC TECHNOLOGY

Although the noted geophysical methods are still used, seismic technology and surveys have become the preferred method for wide area exploration. Most productive or potentially productive regions in the United States and Canada have been or are being surveyed by seismic methods. Refractive and reflective seismic techniques are based on creating an explosion or artificial sound wave at the surface, observing how that sound wave moves through various subsurface layers, and recording how each layer of rock reflects the created wave.

The seismic method is simple in concept. The subsurface is composed of layers which vary in density and thickness. As the wave of the sound or vibration strikes each of the layers, part of it is reflected back to the surface, where it is detected and recorded by the seismograph. The process is comparable to a child bouncing a rubber ball--if the ball strikes a concrete sidewalk it reacts quite differently than it would if it landed in a pile of sand. Seismology is really very similar. A small charge of dynamite is exploded, usually in a shallow gully. The resulting waves spread out through the ground encountering different strata and formations. As with the bouncing ball, each formation reflects the energy waves according to its own "bounce" characteristics. The waves deflect upwards to the surface where they are picked up by geophones, sensitive detection devices embedded in the ground at predetermined locations. The geophones are attached to cables which carry their signals to a seismic recording truck. There they are amplified and translated onto permanent tapes, which are used to produce maps of the subsurface. The data is gathered over a horizontal distance and compiled to create a vertical cross section of the earth. By careful examination of seismic surveys, the geophysicist is able to ascertain the possibility of the presence of oil and gas.

In the past, the traditional land-based seismic crew consisted of a party chief in overall charge of the crew; the geologists or geophysicists who decided where the shot would be made, plotted the locations of the various pieces of equipment, and decided on the "pattern" to be used; the surveyors who marked the shot hole and geophone locations in the pattern desired; the drillers who drilled the shot holes; the loaders who made up and loaded the explosive charges; the shooters who connected the charges and fired them on command from the geologist; and finally, the jug hustlers who pulled the cables from the cable truck, arranged them in the desired patterns, and attached the geophones. After the shot was fired, the crew had to pick everything up and quickly transport it to the next location to repeat the process.

In the past 20 years, the use of high explosives by land-based seismic crews has decreased greatly. While some soil and surface conditions still call for the use of dynamite to get accurate data, today much information is garnered by the use of vibrating or weight-dropping machines. Non-explosive seismic is basically another method of creating man-made vibrations or waves for those caused by an explosion. Specially designed equipment built into either wheeled or tracked vehicles makes contact with the earth, and creates shock waves by either dropping a heavy weight or using a vibrating device to create waves. These penetrate the surface, strike underground formations, and are reflected back to the seismograph in exactly the same manner as explosion-generated waves.

One of the biggest breakthroughs in oil and gas exploration has been the evolution from two-dimensional ("2-D") to three-dimensional ("3-D") seismic technology. 3-D seismic surveys were first proposed commercially in 1972. Phillips Petroleum was one of the first exploration companies to use 3-D seismic imaging, the most advanced--and expensive--of the new techniques. This involves recording seismic data from several thousand locations, as compared with several hundred with traditional 2-D methods. The 3-D process compiles the data and feeds it into a super computer (in Phillips' case a Cray 1M 2800) which is capable of millions of computations per second. In the most advanced systems, the computer converts the data into a cube-like picture of the underground area under study, in place of the older seismic strip charts.

By the mid-1980s, computer aided trace interpretation systems were starting to appear that provided electronic storage and retrieval of seismic sections. These interpretation systems included the ability to (i) auto-track horizons in a data set, and (ii) display the resulting maps using color schemes to represent the height and depth of a horizon.

However, despite the 3-D nature of seismic data, interpretation was often performed in an essentially multi-2-D manner on sequential sections through the data set. The resulting subsurface model was then built based on surfaces (auto-tracked horizons, hand-picked faults and unconformities). Although this type of model may be sufficient for a structural understanding, it is only a skeleton of the possible 3-D seismic image. The multi-level 2-D model was lacking in "muscle" and "sinew"--the seismo-stratigraphic and reservoir character information and complex faulting that was available from the base data, yet seldom used. This was due to the huge manual efforts required to interpret and extract this information from the 3-D data by hand.

A number of technological developments contributed significantly to the wide acceptance of 3-D seismic data during the past decade, including:

  . Workstation technology

  . Multi-streamer, multi-source, multi-vessel 3-D marine technology

  . Onboard and real-time processing of navigation and seismic data

  . Depth imaging (now utilized principally in the Gulf of Mexico)

The main contribution of these developments has been to make the 3-D product much more available (through price and time) and impactive (through full three dimensional visualization). With acceptance and use of 3-D technology growing, the challenge has become computational as the industry advances beyond conventional, but already data-intensive, 3-D processing into more comprehensive techniques, such as depth imaging. Parallel seismic computing has been crucial to this progress. It is parallel computer technology that has made 3-D prestack depth imaging possible as an exploration and production tool.

However, the processing of seismic data has significant limitations. As World Oil has reported, industry participants have stated that "The biggest blessing of 3-D is that you have a large volume of data that ties geology to seismic signature. The biggest curse of 3-D is that you have a large volume of data, and the time and money required to gather and process it is enormous."

According to World Oil, these enormous costs have resulted in projected worldwide seismic spending (acquisition and processing) of $3,500,000,000 for 1997, and that amount is expected to reach almost $4,800,000,000 by 1999. 3-D costs include the expense associated with using more sophisticated equipment and computers, and covering a greater land surface area during the sweep, which usually means increased expenses in arranging permission to use the land with the property owners. Moreover, protracted timeframes are required for survey design, set-up and execution, and computer processing. A seismographic crew, covering only 25 to 50 square miles in a month, may cost $1,000,000 in salaries, equipment and computer and geological analysis. At current prices, 3-D surveys cost $50,000-$100,000 per square mile. In water of approximately 100 feet in depth, 3-D surveys cost approximately $250,000 per square mile to complete.

ADVANTAGES OF THE SFD TECHNOLOGY

Company management believes that SFD Technology offers significant cost and practical advantages over traditional seismic methods.

To date the Company has focused its exploration activities in the provinces of British Columbia and Alberta. In the relatively new exploration areas of northern British Columbia and northern Alberta, single-line seismic surveys cost up to $10,000 per mile (including both acquisition and processing costs). In comparison, surveys conducted with the SFD Technology in the same areas cost approximately $5,000 per day for 400 miles of survey work, or approximately $12.50 per mile.

Moreover, Company management believes the SFD Technology offers the following strategic advantages over traditional seismic:

  . The SFD Technology can be operated airborne, avoiding the accessibility and environmental concerns that limit seismic exploration.

  . The SFD Technology can detect hydrocarbons and discriminate them from other fluids, though seismic cannot. This capability could greatly reduce drilling risks and accompanying costs.

  . The SFD Profiles are captured and initially interpreted in real time.
    Even with multiple traverses and several SFD Profiles, the signals are analyzed and interpreted in a period of days. In comparison, the same amount of seismic data would take months to analyze and interpret.

THIRD PARTY FIELD EVALUATIONS OF THE SFD SURVEY SYSTEM

As noted above, Company management believes that the SFD Survey System offers a unique and revolutionary alternative to traditional seismic exploration, at a fraction of the time and cost. That belief is predicated on extensive first-hand observation of the SFD Technology, and on the following third party field evaluations:

  . Field Evaluation by Rod Morris, Geologist, Association of Professional
    Engineers, Geologists and Geophysicists of Alberta

  . Field Evaluations by Encal Energy Ltd.

  . Report of Field Evaluation by CamWest Limited Partnership

  . Report of Gilbert Laustsen Jung Associates Ltd., independent professional engineers

A summary of each of the noted evaluations is provided below. The following summaries are neither complete nor exact, and each summary is therefore qualified in its entirety for reference to the complete report included as an exhibit to this Registration Statement from which such summary is derived. Each report is also subject to the qualifications and limitations contained therein. The field evaluations summarized by the noted reports were prepared for the purpose of comparing SFD survey predictions with known reserves or drilling or testing results. The field evaluations do not address or evaluate the scientific basis or principles of the underlying SFD Technology, and none of the noted third parties are experts in the SFD Technology or its scientific basis or principles.

FIELD EVALUATION BY ROD MORRIS, GEOLOGIST

In September 1996 the Company retained Mr. Rod Morris, an independent geologist, to design and conduct a field evaluation of the SFD Technology. Mr. Morris is a geologist with over 15 years of multidisciplinary experience in hydrocarbon exploration in western Canada. His experience includes oil and gas exploration and development, as well as seismic data acquisition, interpretation and research. Apart from his retention as a consultant, Mr. Morris had no affiliation with the Company at the time of the evaluation or at any time thereafter. Although principals of the Company were present and cooperated during the actual field tests, the design and planning of trip routes, and the selection of sites to be evaluated, the conclusions summarized below were entirely those of Mr. Morris. The principals of the Company had no input in, or prior knowledge of, the areas to be traversed, the known accumulations therein, or the trap types which would be included. Mr. Morris' full report, from which the following summary is derived, is included as an exhibit to this Registration Statement.

Mr. Morris' field evaluation of the SFD Technology was conducted in the southern portion of the province of Alberta, Canada. The evaluation involved over 1,000 miles covered by vehicle over a period of 7 days, and 27 hours of recordings of SFD Data. In his evaluation report, Mr. Morris indicated that he designed the trip routes and pool targets to:

  1. Assess the reliability of the SFD Technology in detecting significant oil and gas accumulations;

  2. Determine, on a "blind test" basis, whether the SFD Technology would detect 20 previously known oil and gas pools; and

  3. Test the technology's ability to detect accumulations in a variety of hydrocarbon trap types and reservoirs.

The field tests were directed at Devonian Leduc, Nisku and Wabamun formations; and Mississippian Pekisko and Elkton formations. Oil pools evaluated ranged in size from 6.6 million to 88 million barrels, in place, and from 0.25 to 6 square miles in aerial extent, at depths ranging from 5,200 to 7,300 feet. Gas pools evaluated ranged in size from 25 billion to 1.9 trillion cubic feet of natural gas in place, and from 2 to 112 square miles in aerial extent, at depths ranging from 5,000 to 11,700 feet.

Specifically, the field tests were designed to profile six primary trap types, as described below.

  . FIGURE 1. illustrates a subcrop or
    erosional edge trap and is
    representative of typical Elkton and        [GRAPHIC APPEARS HERE]
    Pekisko reservoirs evaluated in central
    Alberta. These traps are profiled by
    SFD traverses of the Chestermere Elkton
    oil pool; and the Carstairs and
    Crossfiled Elkton gas pools.

  . FIGURE 2. is typical of Nisku pools
    that develop behind the Leduc reef
    margins in Alberta. These traps are a       [GRAPHIC APPEARS HERE]
    combination of structural highs and
    facie changes. SFD traverses of the
    Wayne-Rosedale and Drumheller Nisku "B"
    oil pools were included.

  . FIGURE 3. represents a typical pinnacle
    reef development in the Leduc and Nisku
    Formations. SFD traverses of Nisku          [GRAPHIC APPEARS HERE]
    patch reefs at Mikwan; and Leduc
    pinnacles at Fenn West are illustrated.
    At Fenn West the drape of the Nisku
    formation over the underlying Leduc
    Pinnacles creates multi-zone pools.

  . FIGURE 4. depicts a porosity pinch out
    and is the type of trap that contains
    oil in the Nisku Formation at Joffre,       [GRAPHIC APPEARS HERE]
    and gas in the giant Wabamun pools
    found in the Crossfield area of
    Alberta. A traverse of the Crossfield
    East pool is illustrated.

  . FIGURE 5. illustrates a typical large
    Devonian atoll in which hydrocarbons
    are trapped along the updip margins of      [GRAPHIC APPEARS HERE]
    the reef complex, or in overlying
    formations that drape over the reef
    margins creating a structural high. SFD
    Profiles of the Wimborne Leduc and
    Nisku oil pools; and West Drumheller
    Nisku "A" are representative of this
    type of trap.

  . FIGURE 6. is a simplified diagram of
    thrust faulted structural traps that
    develop along the foothills of the          [GRAPHIC APPEARS HERE]
    Rocky Mountains. These traps are very
    complex but can contain significant
    hydrocarbon accumulations in
    Mississippian and Devonian reservoirs.
    A traverse of the Jumping Pound west
    pool is illustrated.

The twelve SFD Profiles included in Mr. Morris' report are summarized in the table below.

                                       AVG. PAY,                      NUMBER,
                         OIL/ DEPTH    POROSITY,        PROVEN      DIRECTION OF
SFD PROFILE # POOL NAME  GAS   FEET  AREA (SQ. MI.)   RESERVES(1)     TRAVERSE        SFD ANOMALY
-----------------------  ---- ------ --------------   -----------   ------------      -----------
 1. CHESTEMERE ELKTON... Oil            Unknown        new pool      2, E to W         Excellent,
                                                                     and W to E        repeatable
                                                                                     oil signature
 2. WAYNE ROSEDALE D2    Oil   5,800 Up to 65 feet,    new pool      2, E to W         Excellent,
 "A"....................               12% > 3.5                     and W to E        repeatable
                                                                                     oil signature
 3. DRUMHELLER NISKU B.. Oil   5,430    31 feet,     36 MMBbls(2)    2, S to N         Excellent
                                       7.6%, 4.7                     and N to S        repeatable
                                                                                     oil signature
 4. DRUMHELLER W NISKU   Oil   5,500    46 feet,     63 MMBbls(2)    1, N to S         Excellent
 A......................                7%, 6.7                                      oil signature
 5. CARSTAIRS ELKTON.... Gas   7,600    Unknown     Est.50 BCF(3)+   1, N to S     Good gas signature
                                                        NGLs(4)
 6. CROSSFIELD EAST,     Gas   8,526    31 feet,      1.3 TCF(5)     1, E to W     Strong repeatable
 WABAMUN................                7%, 112                      3, N to S       gas signature
 7. CROSSFIELD EAST,     Gas   7,520    34 feet,       70 BCF(3)     3, N to S         Excellent,
 ELKTON.................                6%, 3.7     & 6.6 MMBbls(2)                    repeatable
                                                                                     gas signature
 8. MIKWAN NISKU D2-1... Oil   7,000   Area <0.25    9 pools up to   1, N to S      Distinctive SFD
                                                      9 MMBbls(2)                      signature
 9. FENN WEST NISKU &    Oil   5,800  Area < 0.25    9 pools up to   1, N to S        SFD profile
 LEDUC..................                              9 MMBbls(2)                questionable, requires
                                                                                   further field work
10. WIMBOME NISKU B      Oil   7,300  26, 5%, 6 &     620 BCF(3)     1, W to E     Excellent gas and
 LEDUC..................               60, 8%, 24   & 88 MMBbls(2)                   oil signatures
                                                         Total
11. JUMPING POUND AREA,  Gas  9,400-   180 feet,     874 BCF(3) &    1, E to W     Strong, repeatable
 RUNDLE.................      11,240     8% 7 &       2.76 TCF(5)                      signature
                                       120 feet,
                                         6%, 30
12. GADSBY CRETACEOUS... Gas   3,700    24 feet,       15 BCF(2)     1, N to S       Excellent gas
                                        20-25%,                                        signature
                                          <1.5

-------
(1) Reserve data derived from Alberta Energy and Utilities Board 1992 Report.

(2) MMBbls. One thousand barrels of crude oil or other liquid hydrocarbons.

(3) BCF. One billion cubic feet.

(4) NGL. Natural gas liquid.

(5) TCF. One trillion cubic feet of natural gas.

SUMMARY OF FINDINGS

The SFD field evaluations were made during three separate trips on September 18, 22 and 28, 1996. The trips were conducted on primary and secondary roads covering a total of 1,000 miles and 27 hours of traverses throughout central Alberta. In his report, Mr. Morris made the following observations:

  . The SFD Technology produced a 95% success rate in identifying known oil and gas accumulations in carbonate reservoirs.

  . Definite anomalous SFD responses were recorded over 19 of the 20 targeted known pools, representing all of the six trap types surveyed.

  . The SFD appears to become more definitive in proportion to the size and quality of the hydrocarbon accumulation.

  . Pools within the boundaries of larger regional hydrocarbon reservoirs were detected, substantiating the ability of the SFD to detect multiple horizon oil and gas accumulations.

  . Oil versus gas accumulations were successfully differentiated as experience was gained in an area.

  . Existing boundaries of fully developed pools were delineated with accuracies approaching several hundred meters.

  . Signal saturation appeared to be cumulative, with decreasing instrument sensitivity during extended use. Multiple traverses from opposing directions must be conducted to minimize this effect.

Brief summaries of Mr. Morris' detailed discussion of each of the twelve SFD Profiles in the report are set forth below.

DISCUSSION OF SFD PROFILES

Each of the 20 pools traversed were selected and profiled for specific reasons, as described in each profile. The traverses were designed to test the response, reliability and repeatability of the SFD Technology to various trap types, pool sizes, reservoir fluids and reservoir quality. In the Crossfield area natural gas is produced from wells that have encountered multiple carbonate horizons. This area was profiled to test for the ability of the SFD Technology to detect smaller pools either above or below a regionally extensive gas bearing carbonate reservoir.

Twelve of the 20 pools traversed in the field evaluation were summarized by Mr. Morris.

SFD PROFILE 1. CHESTERMERE ELKTON

The Chestermere Elkton pool is a recent discovery that produces 36% oil from an Elkton Formation, erosional subcrop edge or outlier. This trap type is shown in Figure 1, and is typical of the majority of Elkton reservoirs that produce oil or gas in southern Alberta.

The Chestermere traverse clearly demonstrated that an erosional edge filled with oil could be detected by the SFD Sensor. The SFD Profile and Mr. Liszicasz' immediate interpretation of a strong oil signature established strong credibility for the SFD Technology. This particular oil pool was traversed twice and was successfully identified in both directions.

SFD PROFILE 2. WAYNE/ROSEDALE NISKU OIL

The Wayne/Rosedale oil pool was selected as the second pool to be traversed for three reasons. First, the pool is a recent discovery that is being developed with directionally drilled wells from central pads. Second, the pool does not appear to be draped over a Leduc reef margin like other surrounding Nisku pools. The third reason was that the Nisku Formation is a blanket carbonate that extends over hundreds of square miles in this area, and is approximately 100 kilometers from the Chestermere Elkton pool discussed above. There are no known hydrocarbon accumulations in carbonate pools along the route that was taken between these two pools. Furthermore, the route was designed to remain on the continuous Leduc and Nisku Formation carbonate complex. The purpose was to observe how the SFD Sensor reacted in an area which has not produced any known carbonate pools, but has numerous shallow gas pools and fields. In this situation many weak signals and changes in the SFD recording were observed, but there were no violent or drastic changes similar to the Chestermere Elkton profile.

Due to the nature of the development of the Wayne/Rosedale Nisku Pool, the pool boundaries would not be obvious to the casual observer. Most of the surface equipment is located at central pads with directional wells that are deviated up to 0.5 miles laterally. Although the terrain is open prairie, the rolling land also obscures any vision of the limited surface equipment as the pool is approached.

There was no prior warming to the operators of the SFD that a significant oil pool was being approached. At the south western margin of the pool the SFD Sensor produced a strong anomalous reading, which continued until 300 meters past the most northeastern wells in the pool. Dramatic variations in the amplitude of the signal were also observed, which appeared to indicate changes in the reservoir quality, pay thickness or continuity.

The Wayne/Rosedale Nisku oil pool was profiled on two separate traverses from opposing directions. Both traverses recorded powerful SFD signatures, and support the ability of the SFD Sensor to detect localized hydrocarbon accumulations within regionally extensive carbonate banks.

SFD PROFILE 3. DRUMHELLER NISKU "B" POOL

The Drumheller Nisku "B" oil pool is approximately 7 miles north of the Wayne/Rosedale Nisku pool, and was discovered in 1961. It is important to note that 34 years elapsed before the next major Nisku oil pool was discovered, although the second oil pool is only 7 miles to the south of the original pool.

The Drumheller Nisku "B" pool is formed by a combination of drape along the underlying Leduc carbonate bank margin, structural highs and patch reef development. This is similar to the trap shown in Figure 2, but with elements of the traps shown in Figure 5. This pool is thought to be very similar to the Wayne/Rosedale pool described above.

A traverse across this pool was done to observe how the SFD Sensor would profile a very complex reservoir. The Drumheller Nisku "B" pool is well known for being heterogeneous in geographic as well as reservoir development. Especially along its eastern flank, oil wells that produce hundreds of thousands of barrels of oil can be offset by 200 meters and encounter water filled reservoir.

The SFD Profile of this pool was very abrupt with sharp boundaries. The full meaning of this signature would require detailed waveform analysis and comprehensive study of future surveys. However, there is no doubt that the SFD Sensor reacted very dramatically when traversing this pool.

SFD PROFILE 4. WEST DRUMHELLER NISKU "A"

The West Drumheller Nisku "A" pool is located 5 kilometers west of the Drumheller Nisku "B" pool discussed above. This pool is typical of the trap type illustrated in Figure 5. The trap was created by drape over the underlying margin of the Leduc carbonate complex. In portions of the pool, both the Leduc and Nisku Formations contain oil. This pool was traversed in order to compare its SFD Profile with that of the more irregularly shaped and heterogeneous Drumheller Nisku "B" pool discussed immediately above. The SFD Profiles of the two pools displayed dramatically different SFD signatures, even though they produce from the same formation and are only 5 kilometers apart. However, the SFD Sensor produced strong anomalous readings over both pools.

SFD PROFILE 5. CARSTAIRS ELKTON

The Carstairs Elkton Gas pool was discovered in September of 1995. The pool is typical of the trap type illustrated in Figure 1, and is essentially the same type as the Chestermere pool, except Carstairs is a gas and natural gas liquids pool.

The Carstairs pool was originally discovered using a combination of 2-D seismic and subsurface geological information from surrounding well bores. The original 2-D seismic interpretation indicated that there was a potential erosional remnant of the Elkton formation that had not been previously drilled. The Elkton Formation to the west of Carstairs had been producing natural gas for over 35 years. The seismic over the prospect was tied to the older Elkton "A" gas pool and surrounding wells that had not encountered the Elkton reservoir.

Subsequent reprocessing of a key seismic line over the prospect indicated that the proposed exploration well would not encounter any Elkton Formation, and would likely result in a dry hole. The reprocessed seismic data was ultimately ignored and the prospect was drilled based upon the original interpretation. The well is currently producing 20-25 MMCF and 1000 Bbls of NGL per day.

The key lesson in the above history is that seismic does not provide a unique interpretation of the subsurface. After fifty plus years of development, the geophysical industry is still learning how to acquire, process and interpret seismic data. Furthermore, only in very specific circumstances can seismic make any indication of the type of reservoir fluids.

The purpose of the SFD traverse was three-fold: (i) to compare the signature with that of the Chestermere oil discovery (SFD Profile 1); (ii) to determine if the SFD could detect relatively small carbonate gas pools; and (iii) to examine the potential size of the Carstairs discovery. The SFD Profile of the Carstairs Elkton pool clearly produced a strong anomalous reading. North and south boundaries of the pool were well defined by the SFD. The profile was similar in character to that of Chestermere Elkton (SFD Profile 1), except the profile was much "tighter", indicating gas as opposed to oil.

SFD PROFILE 6. CROSSFIELD EAST WABAMUN

Crossfield in Alberta is famous for the giant Wabamun and Elkton formation gas pools that have been producing in this area since the later 1950s. The Wabamun Crossfield member reservoir is a porous dolomite, sandwiched between tight limestone and sealed up dip by anhydrite and salts. The trap type is illustrated in Figure 4.

The traverse of this reservoir was designed to determine if the SFD Technology could detect pools that did not have a significant structural component, or a major change in reservoir thickness that controlled the development of the reservoir. The blanket-like nature of the Crossfield reservoir, and the tremendous aerial extent, would also indicate to what degree "saturation" (or extended use) of the SFD can become a factor in the effectiveness of the device. Finally, the Crossfield east pool has several overlying Elkton pools that are completely enclosed within the boundaries of the Wabamun pool. This would allow an opportunity to observe SFD signatures over multi-formation carbonate pools.

The SFD Profile for this reservoir reflected the following:

  1. Elevated base level of the overall SFD Profile;

  2. Sharp increases in amplitude across known Elkton accumulations;

  3. Oil (as opposed to gas) signals observed across shallower Cretaceous oil pools; and

  4. Significant drops in the SFD signal amplitude in areas where the Crossfield member of the Wabamun is known to be tight and non-productive.

The results of three traverses of the Crossfiled area all showed SFD Anomalies, verifying the repeatability of an SFD Anomaly signature. They also substantiated the ability of the SFD Technology to detect multiple zone pools and their boundaries with a high degree of accuracy and repeatability, in areas where regionally extensive hydrocarbon reservoirs are known to exist.

SFD PROFILE 7. CROSSFIELD EAST ELKTON "A"

The Crossfield East Elkton "A" profile was a part of the Crossfiled East Wabamun (SFD Profile 6). The Crossfield SFD Profile was included to examine the type of SFD signature that would be obtained from a pool within a pool. The pool is an Elkton formation outlier that is typical of the trap type shown in Figure 1.

The Elkton "A" pool traverse is important because it demonstrates the ability of the SFD Sensor to detect smaller pools within the boundaries of larger pools. The SFD Sensor recorded an abrupt increase in readings on entering the Elkton "A" pool, despite the elevated background levels of the underlying Wabamun reservoir. The change in signal strength closely matched the proven limits of the pool. This ability to detect the Elkton "A" pool was demonstrated on three separate field excursions. These observations indicate that the SFD Technology could be used to detect "sweet spots" within regional reservoirs, by matching SFD signal characteristics with detailed mapping of known reservoir production information.

SFD PROFILE 8. MIKWAN NISKU

The Mikwan Nisku D2-1 pool was traversed to determine whether small patch reefs could be detected with the SFD Technology. The reservoir trap type is illustrated in Figure 3. The Mikwan Nisku D2-1 is a single well pool with less than 160 acres of aerial extent. The patch reefs are encased in a tight anhydrite off reef facies that provides the lateral and vertical seals. Although these pools are small, they are very prolific producers. Historically, these pools have been very difficult to detect, even with 3-D seismic technology.

SFD Profile 8 illustrated an SFD signature that was recorded approximately 300 feet west of the producing well on a north to south traverse. The SFD signature showed an abrupt increase in amplitude and activity at that location.

SFD PROFILE 9. FEN WEST NISKU AND LEDUC

The Fen West area has several prolific Leduc pinnacle reefs that were discovered in the early 1980s. After the initial discovery the area was the target of intense exploration efforts by the oil and gas industry. However, the reefs proved to be a difficult and expensive target. This was primarily due to the small aerial size of the pools. Figure 3 is a diagram typical of pinnacle reef traps.

The reefs are usually less than 320 acres (approximately 0.5 square miles) in size, and several are believed to be less than 35 acres in size. Despite the small aerial extent, such pools can hold significant oil reserves with larger reefs capable of producing several million barrels of oil.

Historically, locating reefs without having to shoot large grids of closely spaced 2-D or 3-D seismic surveys has not been possible. Therefore, the purpose of the traverses in the Fenn West area were to determine whether the SFD could detect these small target reefs.

Several producing Leduc reefs were traversed during the field evaluations. The results were mixed and further work would be required before a conclusion could be reached as to the validity of SFD sampling for this type of trap.

SFD Profile 9 did not record any signals across an area that has three known Leduc pinnacles within 1.5 square miles. However, closer inspection revealed that three wells were directionally drilled virtually directly under the road that was used to traverse the area. Two of these wells were dry holes and the third did not produce enough oil to justify the cost of drilling.

This profile raised many questions, especially after the success encountered in detecting equally small Nisku patch reefs in the Mikwan (SFD Profile 8). It should be noted that this was the only planned SFD traverse of a known hydrocarbon pool that did not record an SFD Anomaly.

SFD PROFILE 10. WIMBOME LEDUC AND NISKU

The Wimborne Leduc and Nisku pools were selected to test the lateral resolution of the SFD signals. These two pools represent the trap type illustrated in Figure 5. They are situated along the updip margin of the Leduc reef complex, which covers several hundred square miles. These pools are different in fluid composition, in that the Leduc reservoir has a substantial associated gas column (45 feet) above a relatively thinner oil column
(15 feet); while the Nisku D2-A pool does not have an associated gas column.

During the traverse of the Nisku pool the SFD Sensor correctly identified the Niksu as an oil pool, and the limits of the pool were very precisely defined in the profile. As the Leduc pool was traversed Mr. Liszicasz correctly identified the limits of the pool, and also made remarks regarding the signal that indicated a much more "gassy" reservoir. These remarks were made without any prior knowledge of either the producing zone or the fluid type. The results of this traverse indicate that SFD profiling can identify separate hydrocarbons within a given reservoir.

SFD PROFILE 11. JUMPING POUND WEST RUNDLE

The Jumping Pound and Jumping Pound West pools are giant gas reservoirs found along the eastern margin of the Rocky Mountains. The pools are contained in traps similar to Figure 6, although this is an extremely simplified representation of these complex traps.

The geology of these pools is very complex due to the thrust faulting that created the traps. The reservoir and surrounding formations are often inclined at steep angles, or tightly folded, which makes seismic imaging of these reservoirs extremely difficult. Thrust faulting creates fractures and fault planes that can enhance the productivity of the reservoir, but which also scatter seismic reflections.

These pools were selected for two reasons. First, to evaluate the ability of the SFD Sensor to detect hydrocarbons in purely structural traps. Second, to evaluate the horizontal resolution of the SFD in heavily structured areas. The later would provide clues as to whether the SFD Sensor would detect the pools at the surface expression of the thrust faults, or actually above the underlying pool.

For this test the SFD Sensor was calibrated to acquire only high energy signals. This was due to the SFD Sensor's propensity to react to strong faulting in the region. During the traverse recorded the SFD recorded strong anomalous signatures directly above the Jumping Pound and Jumping Pound West pools. Both of the SFD signatures were comparable in character, but the larger Jumping Pound West anomaly was stronger and wider than the signature of the smaller Jumping Pound pool.

These pools were traversed on three separate road trips with anomalous signatures recorded each time. These signatures indicated that the SFD not only detects hydrocarbon reservoirs, but inferences can indicate the relative size of two adjacent anomalies. These findings indicate that examination of the magnitude of two proximate SFD signatures could allow geologists to place a relative ranking on the size of separate prospects.

SFD PROFILE 12. GADSBY CRETACEOUS GAS.

Although the field evaluations of the SFD were targeted at carbonate reservoirs in central Alberta, many Cretaceous age oil and gas pools were traversed during the miles of surveys. Most of these pools were shallow gas pools (at less than 1,500-2,000 feet). However, several significant SFD Anomalies were encountered and clearly recorded over Cretaceous age clastic reservoirs. These reservoirs had one common characteristic--they have all produced abnormally high volumes of gas in comparison to surrounding wells.

Although the SFD Technology recorded anomalies over these reservoirs, more in-depth study would be required before any detailed conclusions could be drawn regarding the technology's effectiveness in analyzing classic reservoirs.

FIELD EVALUATION BY ENCAL ENERGY LTD.

As discussed below, Encal conducted certain field evaluations of the SFD Survey System for the purpose of comparing SFD survey predictions with known reserves, drilling or testing results. Encal's observations from these field evaluations are summarized by the Company below. Encal's full report and qualifications, from which the following summary is derived, is included as an exhibit to this Registration Statement.

BACKGROUND

As noted above, Encal is an intermediate oil and gas exploration and production company based in Calgary, Alberta, Canada. The Company's relationship with Encal began on December 13, 1996, when the Company and

Encal entered into their initial joint venture agreement. The primary purpose of the initial agreement was to field test the SFD Technology. In September of 1997 the Company and Encal entered into the Encal Agreement, which provides for the worldwide exploration, development and subsequent production of petroleum substances through the utilization of the SFD Technology by the Company and Encal. (See "Joint Venture and Royalty Agreements--The Encal Exploration Joint Venture Agreement" below).

Under the initial agreement, in December 1996 the Company acquired several hundred miles of SFD Data in Southern Alberta. Encal personnel were not present during the recording of this data. After interpretation by the Company, the SFD Data was shown to the Encal staff with the location of SFD Anomalies marked on topographic maps.

By July 1997, the Company redesigned the SFD Survey System for airborne surveying by, among other things, incorporating a global positioning system into the data acquisition system. Between August and October of 1997, approximately 8,300 miles of airborne SFD Data was acquired by the Company for Encal during 22 flights throughout Alberta and British Columbia. An Encal geologist was present on the aircraft and witnessed the recording of SFD Data for most of these flights.

GENERAL OBSERVATIONS

Encal geologists made the following observations concerning SFD output and interpretation:

  . Man made electromagnetic conductors such as power lines, pipelines, railroads or well casings generally do not correlate with SFD Anomalies.

  . Known geologic faults, major stratigraphic changes and known oil and gas pools each generally had an SFD Anomaly associated with them.

  . The type of SFD Anomalies observed over gas fields appears to be different than the anomalies observed over oil fields.

  . Larger oil and gas pools have more obvious SFD Anomalies associated with them than smaller oil and gas pools.

  . By carefully examining the SFD Profiles within an oil or gas field, the Company personnel could, in some cases, accurately predict the location of the better wells within that field.

Observations by Encal geologists were made in three contexts:

  1. Pool Identification by the SFD Technology;

  2. Seismic Evaluations of SFD Anomalies; and

  3. Well Predictions by the SFD Technology

POOL IDENTIFICATION BY THE SFD TECHNOLOGY

Encal designed a series of SFD survey flights for the purpose of evaluating the response of the SFD Sensor to existing oil and gas pools. The following statistics reflect preliminary interpretations that the Company provided for nine SFD survey flights conducted over Central Alberta during August of 1997.

  . A total of 192 "pool crossings" were tabulated from the 9 test flights. A
    "pool crossing" occurs when a flight line passes within 500 meters of a producing well or group of wells in the same pool. Pool designations were provided by the Alberta Energy Utilities Board (AEUB).

  . 129 of the pool crossings included in the SFD surveys were analyzed and interpreted by Company personnel.

  . SFD Anomalies were identified by the Company on 67% of the 129 single line pool crossings.

  . 23 pools had more than one crossing. In these multiple crossing cases, the Company identified SFD Anomalies consistent with the crossings 75% of the time.

  . The AEUB pool reserve data was reviewed for 64 different pools for which the Company had interpreted the SFD flyovers. This analysis showed that larger reserve pools were more likely to produce SFD Anomalies than smaller reserve pools. Within this segment, 91% of pools with more than 5 million barrels or 50 BCF in-place produced SFD Anomalies, and 63% of pools with less than 5 million barrels or 50 BCF in-place produced SFD Anomalies.

SEISMIC CONFIRMATIONS OF SFD ANOMALIES

Encal acquired, reviewed and completed the interpretation of seismic data for the purpose of evaluating 9 different undrilled SFD Anomalies. For 8 of these 9 SFD Anomalies, the location of changes in seismic amplitude or time structure corresponded to the geographic location of the SFD Anomalies. For the remaining SFD Anomaly, no seismic anomaly was mapped, however, the Company also classified this SFD Anomaly as being weak. It should be noted that the occurrence of a seismic amplitude or time structure anomaly does not necessarily confirm or imply the presence of commercial hydrocarbons in the subsurface.

WELL PREDICTIONS BY THE SFD TECHNOLOGY

During the late summer of 1997, Encal drilled and evaluated three wells over which the Company had previously conducted airborne SFD surveys, and interpreted the results of such surveys. All three wells were located in the Western Canadian Sedimentary Basin, and all three well locations were selected for drilling independently by Encal's technical staff based on conventional geological and geophysical data and interpretations. These wells were selected for drilling prior to any SFD surveys being conducted. Prior to the time that each well reached its primary target, the Company's predictions regarding the outcome of these three wells were communicated verbally by Mr. George Liszicasz to Encal, and in writing to Gilbert Laustsen Jung Associates Ltd., an independent engineering firm hired to review the process.

The three wells, the Company's outcome predictions, and the actual drilling results were as follows:

  1. WELL #1 WEST CENTRAL ALBERTA was drilled between August 24 and September 15, 1997, to 2,978 meters in the Devonian Beaverhill Lake Formation. This well was targeting a seismically defined Leduc Formation pinnacle reef buildup, and was expected to discover light conventional crude within this interval. SFD survey data was acquired over the location on five separate flights flown between August 2 and August 22, 1997. Based on interpretations of the SFD surveys, Mr. Liszicasz predicted that "no structures and no economic hydrocarbons would be encountered in this well".

  THE WELL RESULTS CONFIRM THIS PREDICTION. A Leduc reef buildup was not found, and no other potentially commercial hydrocarbon zones were identified from borehole information. No drillstem or production testing was performed on this well, and the well was declared dry and abandoned.

  2. WELL #2 WEST CENTRAL ALBERTA was drilled between August 26 and September 27, 1997, to 3,375 meters in the Devonian Winterburn Formation. This well was targeting a seismically defined Wabamun stratigraphic porosity development, and was expected to discover natural gas within this porosity interval. SFD survey data was acquired over the location on three separate flights flown between August 19 and August 23, 1997. Based on interpretations of the SFD surveys, Mr. Liszicasz predicted that "the Wabamun interval would be dry, but that a shallower zone would produce hydrocarbons at a gross rate not exceeding 2 million cubic feet per day".

  THE WELL RESULTS CONFIRM THIS PREDICTION. The well failed to encounter any significant porosity development within the Wabmun Formation, and the lower portion of this wellbore was declared dry and abandoned. However, the well did encounter a significant hydrocarbon show in the Cardium Formation, at an approximate drilling depth of 1,925 meters. This zone was subsequently completed, fractured and production tested to yield conventional light oil at an initial rate of 75 barrels per day. During December of 1997, the well produced clean oil at a gross average rate of 30 barrels per day. No other zones in this well are considered capable of commercial hydrocarbon production.

  3. WELL #3 WEST CENTRAL ALBERTA was drilled between September 11 and September 27, 1997, to 1,965 meters in the Lea Park Formation. This well was targeting a basal Belly River Formation sandstone reservoir, and was expected to discover natural gas within this interval. SFD survey data was acquired over the location on two separate flights on September 20, 1997. Mr. Liszicasz predicted that "this well would not be a commercially viable new hydrocarbon discovery".

  THE WELL RESULTS CONFIRM THIS PREDICTION. The basal Belly River sand was not well developed, and therefore did not warrant completion or testing. However, the well did encounter a well-developed upper Belly River sand. This sand was perforated, but produced only water on production tests. Therefore, the Belly River interval was declared non-commercial, and the well was suspended. No other zones in this well are considered capable of commercial hydrocarbon production.

The observations of Encal personnel were confirmed to the Company in writing in May of 1998.

FIELD EVALUATION BY CAMWEST LIMITED PARTNERSHIP

In December of 1998, CamWest conducted "blind" airborne tests of the SFD Technology over 14 oil and gas fields in southeastern Alberta and the adjacent portion of northwestern Montana. The fields traversed, and their respective reservoir types, trap types, approximate sizes and SFD responses are summarized below. CamWest's full report, from which the following summary is derived, is included as an exhibit to this Registration Statement.

                                                            OIL           GAS
 #   FIELD RESERVOIR SYSTEM           TRAP TYPE     OIL/GAS RESERVES(1)   RESERVES(2)   SFD RESPONSE(3)
 -   ----- ----------------           ---------     ------- -----------   -----------   ---------------
  1    A   Cretaceous                 Stratigraphic Oil/Gas 1.1 MMBO(4)    59.7 BCF(4)  Offset, Anomaly
  2    B   Devonian                   Structural    Oil/Gas 3.1 MMBO(4)    35.2 BCF(4)  Offset, Anomaly
  3    C   Devonian                   Structural    Oil     5.7 MMBO(4)                 Offset, Anomaly
  4    D   Devonian                   Structural    Oil     9.6 MMBO(4)                 Offset, Fault, Anomaly
  5    E   Cretaceous                 Stratigraphic Oil/Gas <1 MMBO(4)      6.2 BCF(4)  Offset, Anomaly
  6    F   Cretaceous                 Stratigraphic Oil     <1 MMBO(4)                  Offset, Anomaly
  7    G   Cretaceous                 Stratigraphic Oil     3.9 MMBO(4)                 None (while turning)
  8    H   Cretaceous                 Stratigraphic Oil/Gas 3.9 MMBO(4)     1.8 BCF(4)  Offset Anomaly?
  9    I   Mississippian/Cretaceous   Structural    Oil     Subpart of J                None
 10    J   Mississippian/Cretaceous   Combined      Oil     167.6 MMBO(5)               Offset, Anomaly
       K   Cretaceous                 Stratigraphic Oil     Subpart of J                Anomaly
       P   Cretaceous                 Stratigraphic Oil     crossing of J               Offset, Anomaly
 11    L   Mississippian              Structural    Oil     27.3 MMBO(5)                Offset, Anomaly
 12    M   Cretaceous                 Structural    Oil     <1 MMBO(5)                  Offset, Anomaly
 13    N   Devonian                   Stratigraphic Oil/Gas <1 MMBO(5)                  Offset, Anomaly
 14    O   Mississippian              Structural    Oil/Gas 80.8 MMBO(5)                Offset, Anomaly

--------
(1) MMBO. One million barrels of crude oil or other liquid hydrocarbons.
(2) BCF. One billion cubic feet of gas hydrocarbons
(3) The term "offset" means that the SFD Technology successfully identified the structural beginning of a field.
(4) Reserve data derived from the Alberta Energy and Utilities Board 1996
    Report.
(5) Reserve data derived from the Montana Oil and Gas Conservation Division 1996 Report.

CamWest concluded (i) that the SFD Technology had accurately identified 85% of the known oil and gas fields traversed; and (ii) that the remaining 15% of the known fields not detected by the SFD Technology involved fields with reserves of less than four million barrels. Based on the field evaluations and subsequent meetings with the principals of the Company, CamWest entered a Joint Exploration and Development Agreement with the Company in April of 1998.

REVIEW BY GILBERT LAUSTSEN JUNG ASSOCIATES LTD.

In June, 1997, the Company engaged Gilbert Laustsen Jung Associates Ltd. ("Gilbert Laustsen"), a petroleum consulting firm located in Calgary, Alberta, to provide independent observation and documentation of certain exploration and evaluation activities conducted by the Company on behalf of Renaissance and Encal utilizing the SFD Survey System. Renaissance's full report, from which the following summary is derived, is included as an exhibit to this Registration Statement.

Renaissance's activities were conducted with respect to (i) a general survey conducted for Renaissance over a large area of Southwest Saskatchewan, and
(ii) specific surveys of several exploration well locations in Alberta previously identified by Encal and Renaissance utilizing conventional methods. Gilbert Laustsen's two areas of focus as set forth in its report were (1) to observe and document the process involved in survey design, collection of data, analysis of data and identification and ranking of SFD Anomalies, and
(2) to observe and document the Company's pre-drill predictions and subsequent post-drill results. Of the SFD Prospects evaluated by the Company, Renaissance and Encal selected 12 prospects for drilling. After completion of drilling, Gilbert Laustsen concluded in its report that "The drill results of the twelve wells are consistent with the predictions resulting from SFD surveys in the primary zone of interest."

Renaissance's observations with respect to the noted activities are as follows:

SASKATCHEWAN SURVEY CONDUCTED FOR RENAISSANCE

From April to May, 1997, the Company conducted a ground-based survey in Southwest Saskatchewan pursuant to which the Company identified 38 SFD Anomalies on lands selected by Renaissance for evaluation and drilling. These SFD surveys were conducted from the Company's vehicle and were therefore restricted to roadways. Renaissance selected five of these SFD Prospects as drilling sites.

Following the development of the Company's airborne SFD survey capability, which permitted the actual well location to be directly surveyed and provide a better definition of the areal extent and quality of an SFD anomaly, the Company resurveyed the five selected drilling sites (Wells #1 through #5) in August and September 1997, and ranked these locations as marginal with low probability of commercial viability. Upon conclusion of its drilling, Renaissance disclosed that four of the five wells were dry, and that while the fifth well tested some heavy oil, it was suspended as not being capable of commercial production.

The Company's specific observations with respect to Wells #1 through #5 based upon its airborne surveys, and Renaissance's specific drilling results with respect to these prospects, are set forth below. Note that the Company rates SFD Anomalies on a scale of 1 through 10, which represents the sum of an "A" rating of between 1 and 5 indicating the structural size and strength of an SFD Anomaly, and a "CV" rating of between 1 and 5 indicating the commercial viability of an SFD Prospect. The Company states that if an A or CV rating of an SFD Anomaly is below 2, neither the existence of a hydrocarbon-bearing structure nor the type of hydrocarbon can be reliably determined. The Company further states that it will not participate in any well which has a combined rating of less than 7 out of 10, or an A rating below 3.5, or a CV rating below 3.5.

  1. COMPANY PREDICTION FOR RENAISSANCE WELLS #1 AND #2 (SASKATCHEWAN): Two SFD survey flights flown over Well #1 and Well #2 on August 30, 1997 indicated an SFD anomaly at these locations, however, the Company indicated that the best part of the anomaly was east of Well #1. Two additional flights flown on September 11, 1997 were designed to cross the location of Well #2 and a road anomaly. The results of these two flights were similar, with the SFD data indicating a structural change at the well location and under the road. The SFD signal did not indicate a hydrocarbon accumulation in commercial quantities. The Company rated the Well #1 location a 4.5 out of 10 (A=2.5, CV=2.0), and the Well #2 location 3.5 out of 10 (A=2.0, CV=1.5).

  RESULTS FOR WELL #1: After testing heavy oil in the target Basal Mannville channel sand, the well was suspended by Renaissance on the basis of not being capable of commercial production.

  RESULTS FOR WELL #2: This well was declared dry and abandoned by Renaissance. The target Basal Mannville sand was developed, but tight.

  2. COMPANY PREDICTION FOR RENAISSANCE WELL #3 (SASKATCHEWAN): Only the Company's second SFD survey flight on September 11, 1997 over the Well #3 location provided meaningful SFD data. The SFD survey indicated that there definitely was an anomaly at the location. The SFD indicated a fault to the southeast of the location, and that the road anomaly appeared to be part of the fault. Fault related anomalies were identified continuously to an offsetting dryhole to the northwest. The Company believed the structure looked like a channel. Low quality hydrocarbon signals were indicated at the anomalies. The Company rated the Well #3 location 3 out of 10 (A=2, CV=1).

  RESULTS FOR WELL #3: The well was drilled to the Devonian Birdbear Formation and was found by Renaissance to be dry and abandoned. The target Basal Mannville channel and the Birdbear Formations were interpreted to be wet on logs. No tests were run in the well.

  4. COMPANY PREDICTION FOR RENAISSANCE WELL #4 (SASKATCHEWAN): Two flights were made over the Well #4 location and a road defined anomaly on September 11, 1997. No anomaly was detected on the first flight. The SFD data indicated a structural change at the location; however, the SFD signal indicating the presence of a reservoir had poor response at the location. The Company therefore determined that the anomaly at the drill site would not be commercially viable. The Company believed the original SFD signals at the road anomaly to be related to faulting. The Company's rating for this location was
3.5 out of 10 (A=2.5, CV=1.0).

  RESULTS FOR WELL #4: Well #4 was found by Renaissance to be dry and abandoned. The target Basal Mannville channel sand was developed at this location, but was interpreted from well log data to be wet. No tests were run in the well.

  5. COMPANY PREDICTION FOR RENAISSANCE WELL #5 (SASKATCHEWAN): Two flights were made over the Well #5 location on August 30, 1997. SFD signals at the location did not provide a good hydrocarbon response; however, the signals did confirm the existence of a structural anomaly. Two additional flights made over the location September 11, 1997 confirmed the presence of a structural anomaly with poor hydrocarbon signals at the location. The Company stated that the commercial viability of this location was low, and interpreted the road anomaly to be a better hydrocarbon anomaly than the well location. A stronger hydrocarbon anomaly was also identified a half mile to the northeast of the drill location. The Company's rating for this location was 3.75 out of 10 (A=2.25, CV=1.5).

  WELL RESULTS FOR WELL #5: This location was drilled to test the Devonian Birdbear Formation. The well was found by Renaissance to be dry and abandoned. The Birdbear was found wet based on well log interpretation and the uphole section appeared to be tight or wet on logs. No tests were run in the well.

ALBERTA SURVEYS CONDUCTED FOR ENCAL AND RENAISSANCE

As part of Encal's and Renaissance's evaluation of the SFD Technology, the Company was requested by Encal and Renaissance to make predictions from SFD surveys with respect to 7 well locations, 3 for Encal and 4 for Renaissance. The well locations were all located in the Western Canada Sedimentary Basin and were selected by Encal or Renaissance technical staff based on conventional geological and geophysical data and interpretations. The 3 Encal wells were the same wells discussed in Encal's report previously discussed (see "Field Evaluation by the Company and Encal Energy Ltd." above). All test flight lines were designed and witnessed during flights by Encal or Renaissance personnel. The Company's SFD analysis indicated that none of the 7 locations were likely to be commercially viable in the zone of primary interest. Drilling results confirmed the Company's predictions, and the primary zone of interest in each well was abandoned. Certain of the wells are producing from a secondary target.

The Company's specific observations with respect to the seven locations based upon its airborne surveys, and Encal's and Renaissance's specific drilling results with respect to these prospects, are set forth below.

  1. COMPANY PREDICTION FOR ENCAL WELL #1 (WEST CENTRAL ALBERTA): Encal Well #1 was drilled between August 24 and September 15, 1997 to a depth of 2,978 meters in the Devonian age Beaverhill Lake Group. The well selection was based on local geology and seismic interpretation and targeted a Leduc pinnacle reef buildup off the main Leduc reef in the area. The zone was expected by Encal to contain light conventional crude oil. The

Company conducted three ground surveys and crossed the location five times on four separate flights. The Company used two locations as templates in evaluating the location (one was a good Leduc pinnacle pool and the other a poor Leduc pinnacle pool). Only one survey had a slight SFD signal at the Encal #1 location, which showed no structural buildup or hydrocarbon signal. Therefore the Company concluded this well would not be successful.

  RESULTS FOR WELL #1: Drill results indicated a Leduc reef was not developed at this location, and no other potentially commercial hydrocarbon zones were identified from borehole information. No tests were performed on the well, and Encal declared the well dry and abandoned the location.

  2. COMPANY PREDICTION FOR ENCAL WELL #2 (WEST CENTRAL ALBERTA): Encal Well #2 was drilled between August 26 and September 27, 1997 to a depth of 3,375 meters in the Devonian Winterburn Formation. The well was targeting a Wabamun stratigraphic porosity development that was evaluated by seismic. The well was expected to discover gas within the porous interval. The Company conducted airborne surveys over this location in early August 1997, both before the well was spudded and also while it was being drilled. The Company interpreted the well to be in a flank position, and concluded that the well would not be economic in the target zone. The Company did identify the possibility of a small shallower pool, capable of production but not in large quantities.

  RESULTS FOR WELL #2: The well did not encounter any significant porosity development in the Wabamun and the deeper portion of the well was abandoned. A significant hydrocarbon show was encountered in the Cardium Formation in this well. The Cardium was completed, fractured and production tested at an initial production rate of 75 barrels of oil per day. During December 1997, the zone produced at an average rate of 330 barrels of oil per day. No other zones in the well are considered capable of commercial production. Cardium reserves appear to be relatively low and the well is not considered to have resulted in a commercial discovery.

  3. COMPANY PREDICTION FOR ENCAL WELL #3 (WEST CENTRAL ALBERTA): Encal Well #3 was drilled between September 11 and September 27, 1997 to a depth of 1,965 meters in the Lea Park Formation based on seismic. The well was targeting natural gas in the Basal Belly River sandstone. The location has an offsetting well which was interpreted to have by-passed pay in the target zone. A single airborne survey was conducted over this location on September 20, 1997. The Company reported SFD data from this flight was poor, but suggested the well would not be commercially viable.

  RESULTS FOR WELL #3: The Basal Belly River sandstone was not well developed, and therefore was not tested or completed. The well encountered a developed upper Belly River sandstone which was perforated but produced only water on production testing. The well has been suspended by Encal and no other zones in the well are considered capable of commercial production.

  4. COMPANY PREDICTION FOR RENAISSANCE WELL #1 (EAST CENTRAL
ALBERTA): Renaissance Well #1 was drilled as a development well between July 9 and July 20, 1997 to a depth of 1,950 meters. The well targeted a Devonian age Nisku Formation pinnacle reed buildup. The Company surveyed this location from a vehicle while the well was being drilled. Ratings assigned to this location by the Company were based upon SFD signals acquired on the road (not at the wellsite) and two traverses of the well location itself. At this time the Company did not have airborne survey capability, therefore the exact drilling location was not surveyed. The Company stated that two anomalies are present, one structure upon the other. The Company also reported that the SFD survey indicated hydrocarbons at the well, but not in commercial quantities. The anomaly at the wellsite appeared tighter in the target zone and with a less intense hydrocarbon signal than possible locations to the south and west. The Company rated the location 5.5 out of 10 (A=3, CV=2.5).

  RESULTS FOR WELL #1: The Nisku was developed at the location but appears tight on logs. No tests were performed over the target zone and the deeper portion of the well was abandoned. The well did encounter a gas-bearing Mannville sand. Renaissance indicated that it has been unable to fully test the zone, but believes it to be capable of producing at commercial rates. The well is currently classified by Renaissance as standing.

  5. COMPANY PREDICTION FOR RENAISSANCE WELL #2 (NORTHWEST
ALBERTA): Renaissance Well #2 was spudded February 14, 1997 and drilled to a depth of 2,275 meters into the Devonian Muskeg Formation. The well targeted the Devonian age Slave Point Formation, and is adjacent to a known Slave Point pool. Airborne surveys of this location were conducted on September 24 and September 25, 1997, however, the well was still confidential at that time. The Company's SFD survey indicated that the well was structurally separate from the Slave Point A Pool, and that the SFD porosity signal recorded at the well site was from a new zone. The Company indicated that any production from this new zone would be minimal. The Company rated this well 4 out of 10 (A=2, CV=2).

  RESULTS FOR WELL #2: The well did not encounter any porosity development in the Slave Point. No tests were reported for Slave Point or in any uphole horizons.

  6. COMPANY PREDICTION FOR RENAISSANCE WELL #3 (NORTHWEST
ALBERTA): Renaissance Well #3 was drilled between February 21 and March 22, 1997 to a depth of 2,607 meters as a Slave Point gas test. Airborne surveys of this location were conducted on September 24 and September 25, 1997, however, the well was still confidential at that time. The Company's SFD survey indicated a small structural anomaly and the Company stated that the well would not be commercially viable. The Company rated this well 3 out of 10 (A=2, CV=1).

  RESULTS FOR WELL #3: No porosity was encountered in the Slave Point Formation, and no other potential commercial hydrocarbon zones were identified from borehole information. No tests were performed on the well and the well was plugged and abandoned.

  7. COMPANY PREDICTION FOR RENAISSANCE WELL #4 (NORTHWEST
ALBERTA): Renaissance Well #4 was spudded in August 1994. This well targeted the Devonian Slave Point Formation. The Company surveyed this location on September 24 and September 25, 1997. When asked to comment on this location, the Company stated that there may be a small structure at the location, but that the SFD did not indicate the presence of hydrocarbons in the Slave Point Formation. The Company's review for this location was not considered a full detailed review and no rating was assigned.

  RESULTS FOR WELL #4: Renaissance stated that the well did not encounter any significant porosity development in the primary target (Slave Point). The well did encounter gas in a secondary zone, the Mississippian age Debolt Formation. Renaissance has indicated that an initial production test flowed at the rate of 65,000 m/3//d, and that the well is expected to be placed on production in the near future.

JOINT VENTURE AND ROYALTY AGREEMENTS

THE ENCAL EXPLORATION JOINT VENTURE AGREEMENT

During 1996 and 1997, the Company entered into several agreements with Encal, an oil and gas exploration and production company, based in Calgary, Alberta, Canada. (See "Business Overview" above). In September of 1997 the Company and Encal entered into the Encal Agreement, in order to (i) amend and supersede all prior agreements; and (ii) provide an agreement for the worldwide exploration, development and production of petroleum substances through the utilization of the SFD Technology by the Company and Encal.

The Encal Agreement runs for a term of three (3) years beginning on September 15, 1997, and may be extended thereafter by mutual agreement. Under the Encal Agreement the Company has agreed to conduct airborne surveys utilizing the SFD Technology over certain exploration areas chosen by Encal. If the SFD Data obtained from such surveys indicates that SFD anomalies are present, the parties may then attempt to obtain and jointly develop such areas pursuant to the terms of the Agreement.

The Encal Agreement provides that Encal will periodically advise the Company of one or more areas which it has selected for exploration (the "Exploration Area(s)"). The Exploration Areas may be up to a maximum size of 2,400 square miles. The Company has the right to reject an Exploration Area selected by Encal for any bona fide reason, including safety or technical concerns. Once an Exploration Area has been identified, the Company will survey the area using the SFD Technology, and present Encal with the flight lines, visual SFD Profiles and the location of any SFD Anomalies, as well as written interpretation and recommendations with respect to SFD anomalies which are of particular significance. Encal must chose to either accept or reject each SFD anomaly presented by the Company. Upon acceptance of an SFD anomaly by Encal, such anomaly will become an exploratory prospect under the Encal Agreement (the "Exploratory Prospect(s)").

The Encal Agreement provides that Encal will reimburse the Company for 50% of all costs of daily aircraft rental, pilot salary, food and accommodations incurred by the Company in conducting the SFD surveys. Encal is required to use its best efforts to cause further conventional oil and gas evaluation work to be done on each Exploratory Prospect, as such work is prioritized by the agreement of the parties. Such work is to be for the purpose of confirming whether or not a location will be selected, and whether or not a test well will be drilled on each Exploratory Prospect. All seismic and conventional geological costs for the evaluation of each Exploratory Prospect are to be borne solely by Encal during the term of the agreement.

Upon Encal having conducted conventional oil and gas industry analysis of an Exploratory Prospect, the parties are to meet and consult on whether the petroleum and natural gas rights for the prospect will be acquired. The Company will have the right to elect either (i) participate through a working interest in each Exploratory Prospect; or (ii) to receive a sliding scale gross overriding royalty from all wells on the Exploratory Prospect. If the Company elects the royalty, the royalty percentage will be (i) a minimum of 5% and a maximum 8% for crude oil; and (ii) 8% for all other petroleum substances. The royalty for crude oil will vary from a 5% minimum to an 8% maximum depending on the productivity of each well and which royalty is based and payable on Encal's interest from time to time.

Once the petroleum and natural gas rights for an Exploratory Prospect have been acquired and prior to the drilling of a first test well on an Exploratory Prospect, the Company will be given a second election (if it initially elected a working interest) to either (i) retain its working interest in the prospect; or (ii) convert the same to a gross overriding royalty interest. In addition, should Encal advise of its intention to drill a well on an Exploratory Prospect, and the Company elects a working participation, the Company will be required to pay 45% of Encal's share of any unpaid land costs with respect to such Prospect.

If the Company elects to participate through a working interest on an Exploratory Prospect, it must pay a 45% participating interest share of the acquisition costs of the petroleum or natural gas rights, as well as the same percentage of the costs of drilling all wells and other development costs, and Encal will pay the 55% balance of such costs. Where the Company has elected the working interest, revenues from the production of petroleum substances from the applicable Exploratory Prospects will be shared 45% by the Company and 55% by Encal.

However, the Encal Agreement provides an interim limit on the amount which the Company must spend for the costs of the acquisition of petroleum and natural gas rights (the "Land Costs"). The Company is required to pay 45% of Land Costs until it has expended a total of Cdn. $2,250,000 (the "Interim Limit"). After the Company has spent an amount equal to the Interim Limit for its share of Land Costs, the Company is to be "carried" by Encal for 50% of the Company's share of Land Costs in excess of the Limit Amount, until the later of (i) March 15, 1999; or (ii) the time at which Encal has drilled three (3) wells pursuant to the Encal Agreement. Upon the expiration of such period, the Company will be required to repay the amounts which were previously "carried" and paid by Encal, and to again pay its full 45% share of all costs thereafter.

The terms of the Encal Agreement vary in those instances where a third party owns the petroleum and natural gas rights for the Exploratory Prospect. In these cases, Encal and the applicable third party will enter into what is termed a "farm-in agreement". Under this type of transaction, the owner of the petroleum and natural gas rights will grant an interest in the underlying lease, or the prospect profits, to a party that performs development, seismic or drilling activity on the prospect, at no or reduced cost to the owner. Under the Encal Agreement, if it is necessary for Encal to farm-in on petroleum or natural gas rights held by third parties with respect to an Exploratory Prospect, the Company may elect to either participate in the farm-in, or to receive a gross overriding royalty with respect to Encal's "after payout" earned interest under the farm-in agreement (i.e., subject to

Encal's recovery of costs under the farm-in agreement). If the Company elects to participate in the farm-in, then the parties' participating interests in both the payment obligations and revenues earned under the farm-in agreement will be 60% to Encal, and 40% to the Company.

The Company has agreed under the Encal Agreement to conduct SFD surveys throughout the term to ensure that there will be a minimum number of Exploratory Prospects for Encal at any point in time during the term (the "Prospect Inventory"). An Exploratory Prospect will be deleted from the pending Prospect Inventory under each of the following circumstances:

  1. If Encal is unable to obtain petroleum and natural gas rights for the Exploratory Prospect;

  2. If a test well is drilled on the Exploratory Prospect; or

  3. If the Exploratory Prospect is rejected by Encal.

If at any time during the term of the Encal Agreement the number of Exploratory Prospects in the Prospect Inventory is less than fifteen, the Company is required to commence and continue SFD surveying until there are again eighteen Exploratory Prospects in the Prospect Inventory. In addition, the Company has agreed to dedicate a minimum of 50% of its worldwide SFD survey capacity to Encal at any time when the number of Exploratory Prospects in the Prospect Inventory is below the minimum requirement.

Under the Encal Agreement, the Company has also granted Encal the following preferential rights:

  . The Company has agreed to have no more than two additional joint venture partners in Canada (although there are no restrictions on the number of joint venture partners the Company may utilize outside of Canada);

  . Until October 31, 1998, Encal has a right to include under the Encal
    Agreement any SFD Anomalies identified in Canada by the Company for the Company's own account;

  . The Company has agreed that it will not grant larger or more numerous exploration areas to any other joint venture partners than those granted to Encal under the Encal Agreement;

  . The Company has granted Encal exclusive rights to SFD survey in the Province of British Columbia and has agreed to ensure that Encal will have at least up to 50% of the aggregate area in selected regions of the Province of Alberta available to it for SFD surveys pursuant to the Encal Agreement; and

  . The Company has agreed to offer to Encal a first opportunity to participate in any transaction utilizing SFD Technology to explore for petroleum substances outside of Canada, where, in the Company's sole judgment, there is an opportunity for Encal to participate as operator or a participant if (i) such role is available; and (ii) the Company believes it is appropriate for Encal to perform such role.

The Encal Agreement also establishes areas of mutual interest ("AMIs") which are defined as any petroleum and natural gas rights which are laterally or diagonally within one mile of the spacing unit of an Exploratory Prospect. Any lands acquired within the AMI by either of the parties are agreed to be subject to the terms of Encal Agreement.

The parties will attempt to agree on a procedure for dealing with SFD Prospects rejected by Encal. If they cannot agree, the Encal Agreement provides that rejected SFD Prospects are the exclusive property of the Company and may be dealt with by the Company as it decides, subject to a two year confidentiality restriction on SFD Prospects located on certain Encal lands.

Under the Encal Agreement, Encal will be the operator, and will make all decisions relating to management and control for all prospects developed by the joint venture. In this regard, Encal is responsible for (i) conventional oil and gas exploration, operation, development and management of the joint venture and any of its oil and gas properties; and (ii) the production and marketing of any petroleum substances which are produced from the joint venture. With respect to any production facilities utilized by the joint venture that Encal does not own, the Company will be charged its participant's portion of the actual costs for services performed. With respect to production facilities owned by Encal, the Company will be charged a reasonable proportional fee for the services utilized. The Encal Agreement provides that if either of the parties wishes to construct new facilities to treat, process or transport petroleum substances produced from the joint venture, such party will allow the other party the opportunity to participate in such project.

CAMWEST JOINT EXPLORATION AGREEMENT

On April 3, 1998, the Company entered into a Joint Exploration and Development Agreement (the "CamWest Agreement") with CamWest Limited Partnership, an Arkansas limited partnership ("CamWest"). (See "Business Overview" above).

The CamWest Agreement has a term of four (4) years commencing on the date upon which the parties first identify five mutually acceptable exploratory prospects, and may be extended thereafter by mutual agreement. Under the CamWest Agreement the Company has agreed to conduct airborne surveys utilizing the SFD Technology over certain areas in the United States chosen by CamWest. If the SFD Data obtained from such surveys indicates that petroleum substances are likely to be present, the parties may then attempt to obtain and jointly develop such areas pursuant to the terms of their agreement.

The CamWest Agreement provides that CamWest will periodically advise the Company of one or more areas which it has selected for exploration (the "CamWest Area(s)"). The Exploration Areas may be up to a maximum size of 2,400 square miles. The Company has the right to reject a CamWest Area selected by CamWest for any bona fide reason, including safety or technical concerns. Once a CamWest Area has been identified, the Company will survey the area using the SFD Technology, and present CamWest with the flight lines, visual SFD Profiles and the location of any SFD Anomalies, as well as written interpretation and recommendations with respect to SFD anomalies which are of particular significance. CamWest must chose to either accept or reject each of the SFD Prospects presented by the Company. Upon acceptance of an SFD Prospect by CamWest, such anomaly will become an exploratory prospect under the CamWest Agreement (the "CamWest Prospect(s)").

Once a prospect has been accepted as a CamWest Prospect, the Company will have an initial working interest participation in the prospect of 45%. However, for the period from the identification of a CamWest Prospect until 15 days after Cam West notifies the Company that it intends to drill (or 48 hours after such notice if a drilling rig is located on the test well site), the Company will have an election as to how it will participate in the prospect from land acquisition through full development (the "Election"). Under the Election, the Company may elect (i) to retain its entire 45% working interest in the prospect; (ii) to participate at a percentage level ranging from 1% up to 45% (the "Participation Percentage"); or (iii) to convert the interest to a gross overriding royalty interest. If the Company does nothing, or makes an Election to participate, the Company will bear 45%, or the Participation Percentage, of all land acquisition costs, and CamWest will bear the remainder of such costs. If the Company elects to receive a sliding scale gross overriding royalty from all wells on the CamWest Prospect, the royalty percentage will be from 5% (if production is less than 1,000 barrels per month of crude oil) or 8%
(if production is more than 1,000 barrels per month) of CamWest's net revenue interest. If the Company retains or elects to participate through a working interest on a CamWest Prospect, it must pay 45%, or the Participation Percentage, of the acquisition costs of the petroleum or natural gas rights, as well as the same percentage of the costs of drilling all wells and other development costs, and CamWest will pay the balance of such costs. Where the Company has elected the working interest, the Company will receive 45%, or the Participation Percentage, of revenues from the production of petroleum substances from the applicable CamWest Prospect, and CamWest will receive the remainder of such revenues.

The CamWest Agreement provides that CamWest will reimburse the Company for all costs of daily aircraft rental, pilot salary, food and accommodations incurred by the Company in conducting the SFD surveys. CamWest is required to use its best efforts to cause further conventional oil and gas evaluation work to be done on each CamWest Prospect, as such work is prioritized by the agreement of the parties. Such work is to be for the purpose of confirming whether or not a location will be selected, and whether or not a test well will be drilled on each CamWest Prospect. All seismic and conventional geological costs for the evaluation of each CamWest Prospect are to be borne solely by CamWest during the term of the agreement.

The Company has agreed under the CamWest Agreement to conduct SFD surveys throughout the term to ensure that there will be a minimum "CamWest Inventory" for CamWest at any point in time during the term. If at any time during the term of the CamWest Agreement the number of CamWest Prospects in the CamWest Inventory is 30 or less, the Company is required to commence and continue SFD surveying until there are again 36 CamWest Prospects in the CamWest Inventory. In addition, the Company has agreed that when the number of CamWest Prospects in the CamWest Inventory is below the minimum requirement, the Company will
(i) dedicate a minimum of 50% of its worldwide SFD survey capacity to CamWest, until such time as the Company has three other joint venture agreements; and
(ii) dedicate a minimum of 25% of its worldwide SFD survey capacity to CamWest at any such time thereafter.

Under the CamWest Agreement, the Company has granted to CamWest the exclusive rights to SFD surveys in certain "exclusive areas" to be identified by CamWest; provided, however, that such areas (i) must not be within Canada;
(ii) must be identified in segments of 2,400 square miles in size; and (ii) cannot exceed an aggregate of 1,000,000 square miles within the United States, and an additional 1,000,000 square miles outside of the United States and Canada. The CamWest Agreement also establishes "areas of mutual interest", which are defined as any petroleum and natural gas rights which are laterally or diagonally within one mile of the land encompassing any CamWest Prospect. Any lands acquired within such areas by either of the parties are agreed to be subject to the terms of CamWest Agreement.

Under the CamWest Agreement, CamWest will be the operator, and will make all decisions relating to management and control for all prospects developed by the joint venture. In this regard, CamWest is responsible for (i) conventional oil and gas exploration, operation, development and management of the joint venture and any of its oil and gas properties; and (ii) the production and marketing of any petroleum substances which are produced from the joint venture. With respect to any production facilities utilized by the joint venture that CamWest does not own, the Company will be charged it's participant's portion of the actual costs for services performed. With respect to production facilities owned by CamWest, the Company will be charged a reasonable proportional fee for the services utilized. The CamWest Agreement provides that if either of the parties wishes to construct new facilities to treat, process or transport petroleum substances produced from the joint venture, such party will allow the other party the opportunity to participate in such project.

Under the CamWest Agreement, if an SFD Prospect is not accepted as a CamWest Prospect by CamWest, such anomaly will become a "Rejected Anomaly". The rights associated with all Rejected Anomalies, including all applicable SFD information, will be contributed by both parties to a Colorado limited liability company (the "Colorado LLC"), which will be managed by CamWest, and in which each of CamWest and the Company will own a 50% membership interest. Under the CamWest Agreement, the Colorado LLC will be responsible for all marketing of the property and rights contributed to or acquired by the Colorado LLC. Any petroleum and natural gas rights assigned to or acquired by the Colorado LLC will be free and clear of any royalty interest or other rights created under the CamWest Agreement.

THE RENAISSANCE AGREEMENTS

The Company's wholly-owned subsidiary, Pinnacle Canada, has entered into two short term SFD Survey Agreements, each dated February 1, 1998 (the "Renaissance Agreements") with Renaissance Energy Ltd. ("Renaissance"). The Renaissance Agreements provide that if Renaissance, in its sole discretion (i) drills a test well on an identified SFD Anomaly presented by Pinnacle Canada;
(ii) such well is drilled to a depth below the base of the Mississippian Formation; and (iii) such well is spudded on or before August 31, 1998, Renaissance will grant to Pinnacle Canada a 5% gross overriding royalty on all petroleum substances produced from the wells drilled on the SFD Anomaly at certain depths. In August 1998, Renaissance extended the noted spudding date to December 31, 1998. (See "The Renaissance Survey and Royalty Agreements" above).

Insofar as the Company has fully performed its obligations in tendering SFD Prospects to Renaissance under the Renaissance Agreements, the Company and Renaissance anticipate they will enter into negotiations shortly with respect to entering into a longer term exploration agreement similar to those the Company has entered into with its other strategic partners.

MOMENTUM LICENSE AGREEMENT

The rights of the Company to the exclusive use for petroleum and natural gas exploration purposes of SFD Data generated by the SFD Technology are governed by a Restated Technology Agreement (the "License") entered into on August 1, 1996, between the Company, Pinnacle Oil, Mr. Liszicasz, Mr. Stinson and Momentum, a Bahamas corporation indirectly owned and controlled by Messrs. Liszicasz and Stinson. This agreement reflected and restated the relationships and rights of the parties under certain prior agreements relating to the SFD Technology, namely, the Liszicasz-Stinson Agreement, the Original Technology Agreement and the Momentum Transfer Agreement. For a detailed discussion of these prior agreements see "Item 7--Certain Relationships and Related Transactions."

Under the License, Momentum, as the owner of the SFD Technology, granted to the Company exclusive use of the SFD Technology for the identification of hydrocarbons, through Momentum's agreement to survey designated areas with the SFD Technology, and to provide the information and analyses generated (the "SFD Data"), exclusively to the Company. The initial term of the License is ten years, with automatic renewals for one year periods absent either (i) an election by the Company to terminate the License, or (ii) a termination by Momentum based upon a default by the Company, or certain other events, including a "Change in Control" of the Company (as defined in the License). During the term of the License, Momentum is prohibited from engaging in the identification and/or exploitation of hydrocarbons, and from granting to any third party any license or sublicense of the SFD Technology, the Stress Field Detector or the SFD Data for the identification and/or exploitation of hydrocarbons.

The initial term of the License expires on December 31, 2005, but will renew automatically for additional one year terms, unless (i) the Company gives written notice to Momentum, no later than 60 days prior to the expiration of the pending term, of its election not to automatically renew the License, or
(ii) the License is terminated earlier in accordance with the provisions of the License. Momentum has the right to terminate the License if: (1) the Company fails to make any payment required under the License; (2) the Company and its Subsidiaries collectively abandon or discontinue the conduct of the oil and gas exploration business; (3) the Company dissolves or liquidates; (4) the Company makes an assignment for the benefit of creditors, or files bankruptcy, or if any receiver is appointed for the Company's business or property; (5) the Company fails to perform any other material covenant, agreement or term of the License; or (6) there is a "Change in Control" of the Company (as defined in the License).

Under the License, a "Change in Control" is defined as: (i) an acquisition whereby immediately after the acquisition, a person holds beneficial ownership of more than 50% of the total combined voting power of the Company's then outstanding voting securities; or (ii) if in any period of three consecutive years after the date of the License, the incumbent board at the beginning of such period ceases to constitute a majority of the Board of Directors for reasons other than (A) voluntary resignation, (B) refusal by one or more Board members to stand for election, or (C) removal of one or more Board members for good cause, provided that: (1) if the nomination or election of any new director was approved by a vote of at least a majority of the incumbent board, then such new director shall be deemed a member of the incumbent board, and
(2) no individual shall be considered a member of the incumbent board if such individual initially assumed office as a result of either an actual or threatened "election contest" (as described in Rule 14a-11 promulgated under the Securities Exchange Act of 1934); or (iii) the Board of Directors or the shareholders of the Company approve (A) a merger, consolidation or reorganization; (B) a complete liquidation or dissolution of the Company; or
(C) the agreement for the sale or other disposition of all or substantially all of the assets of the Company. However, the License provides that a Change in Control shall not be deemed to occur because of: (i) a redemption of stock by the Company; or (ii) a "non-control transaction" in which the stockholders of the Company immediately before a transaction, directly or indirectly own immediately following such transaction at least a majority of the total combined voting power of the outstanding voting securities of the surviving corporation, in substantially the same proportion as such stockholders' ownership of the Company's voting securities immediately before such transaction.

Under the License, Momentum and Mr. Liszicasz are obligated to provide SFD Data to the Company for its exclusive use, and to provide 500 man-hours per year to generate such data. In addition, the License provides that Mr. Liszicasz will interpret and analyze all raw SFD Data provided to the Company by Momentum. The License obligates the Company to pay for all capital costs incurred in order to facilitate the identification of prospective drilling sites.

Pursuant to the License, within 180 days after designation by the Company of a "Prospect" (as defined in the License), the Company has agreed to use its best efforts to commercially and economically exploit the Prospect for its hydrocarbon potential, subject to certain exceptions as stated in the License. However, it is in the Company's discretion to pursue and determine the commercial viability of the Prospect. The License was amended by the parties thereto on April 3, 1998 (the "Amendment"). The sole purpose of the Amendment was to change contingent payments to Momentum to be calculated as a percentage of project profits, less actual project expenses incurred, rather than gross revenues. Under the License and Amendment, the Company shall pay Momentum certain sums contingent on the commercial exploitation of the Prospects, including 1% of the "Prospect Profits" (as defined in the Amendment) actually received by the Company on or before December 31, 2000, and 5% of the "Prospect Profits" actually received after December 31, 2000. Under the Amendment, "Prospect Prospects" means "Prospect Revenues" (defined as the aggregate of all gross revenues received by the Company and/or its subsidiaries with respect to the commercial exploitation of all Prospects under the License, whether through cash flows of a joint venture, sale of "leads" for Prospects, or revenues from the Company's direct ownership and sale of hydrocarbons from Prospects), less "Prospect Expenses" (defined as all project expenses actually paid by the Company and/or its subsidiaries with respect to the commercial exploitation of all SFD Prospects).

In addition to the noted payments, commencing on January 1, 2001 the License provides that the Company shall grant Momentum certain "Performance Options" (as defined in the License). In general, for each month in which the Prospects' production exceeds twenty thousand (20,000) barrels of hydrocarbons, Momentum shall be granted Performance Options to purchase 16,000 shares of the Company's Common Stock, subject to certain limitations. The exercise price for the Performance Options will be the "fair market value" of the Company's Common Stock on the last business day of the quarter of the calculation. Under the License, "fair market value" is determined by reference to the closing price, last reported price, or mean price for the shares, depending on where the Common Stock is then trading.

INTERCOMPANY AGREEMENTS

On April 1, 1997 the Company and Pinnacle Canada entered into an agreement regarding the utilization of the SFD Technology by both the Company and Pinnacle Canada (the "Canadian License"). Under the Canadian License, the Company granted to Pinnacle Canada an exclusive license to a supply of SFD Data generated in Canada. Under the Canadian License, the Company will use its best efforts to select sufficient surveys in Canadian territory to ensure Pinnacle Canada a supply of Canadian SFD Data sufficient to enable Pinnacle Canada to carry on a commercially viable business. Under the Canadian License, within 180 days after Pinnacle Canada has interpreted the Canadian SFD Data and identified a Canadian prospect, Pinnacle Canada shall use its best efforts to commercially and economically exploit the Canadian prospect. Under the Canadian License, Pinnacle Canada shall pay the Company a license fee equal to 50% of all "Gross Revenues" (as defined in the Canadian License) actually received by Pinnacle Canada with respect to the Canadian prospects.

On April 1, 1997 the Company and Pinnacle Canada entered into an agreement which allocates certain costs between the Company and Pinnacle Canada (the "Cost Agreement"). Under the terms of the Cost Agreement, the Company will make its data acquisition equipment available to Pinnacle Canada for sufficient periods to enable Pinnacle Canada to fulfil its obligations under the Cost Agreement and its obligations under all third party agreements. In consideration for such use, Pinnacle Canada will make lease payments to the Company in an amount to be determined by the parties from time to time, based on the per day cost to provide the data acquisition equipment, with the intent that the Company recover all of its actual costs of the equipment, plus a reasonable competitive market return on capital. Pinnacle Canada will supply management services to the Company in connection with the world-wide activities of the Company, for an annual fee equal to the actual employment costs of all personnel engaged by Pinnacle Canada to supply such services, plus an annual fee of US $20,000.

In each of April, September and November, 1997, the Company and Pinnacle Canada entered into assignment agreements (the "Assignment Agreements") whereby the Company assigned all of its right, title and interest pertaining to operations in Canada to Pinnacle Canada regarding: (i) the Exploration Joint Venture Agreement dated September 15, 1997 with Encal Energy Ltd.; (ii) the Exploration Joint Venture Agreement dated February 19, 1997 with Encal Energy; and (iii) the SFD Survey Agreement dated November 1, 1997 with Renaissance Energy Ltd.

RISK FACTORS

IN ADDITION TO THE OTHER INFORMATION AND FINANCIAL DATA SET FORTH ELSEWHERE IN THIS REGISTRATION STATEMENT, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS.

RISKS RELATING TO THE COMPANY AND ITS BUSINESS

CONTINUING OPERATING LOSSES; GOING CONCERN OPINION. The Company has not generated operating revenues to date, and should be considered a development stage entity. As reflected in the financial statements for the period ending December 31, 1997, the Company had a deficit of $1,442,595, and working capital of $680,820, prior to a private placement of securities in April, 1998. (See "Item 2--Financial Information" and "Item 15--Financial Statements and Exhibits"). The Company's ability to increase revenues and generate profits in the longer term, will depend primarily upon the successful implementation of the Company's business plan. It is anticipated that such implementation will depend upon (i) one or more of the Company's joint ventures successfully identifying, financing, developing, producing and marketing commercially viable quantities of natural gas or petroleum, and (ii) cash distributions from the joint venture(s) to its venture partners, including the Company. No assurance can be given that the Company will be successful in implementing its business plan, or that the revenues of the Company will increase, or that the Company will be able to achieve or maintain profitable operations. The extremely limited operating history of the Company makes the prediction of future results of operations difficult or impossible.

LIMITED OPERATING HISTORY. The Company has a limited operating history upon which any evaluation of the Company and its long-term prospects might be based. The Company did not commence its business plan for the exploitation of the SFD Technology until December of 1995. The Company is subject to the risks inherent in a new business enterprise, as well as the more general risks inherent to the operation of an established business. The Company and its prospects must be considered in light of the risks, expenses and difficulties encountered by all companies engaged in the extremely volatile and competitive oil and gas markets. Any future success that the Company might achieve will depend upon many factors, including factors which will be beyond its control or which cannot be predicted at this time. These factors may include changes in hydrocarbon and exploration technologies, price and product competition, developments and changes in the international oil and gas market, changes in the Company's strategy, changes in expenses, the timing of research and development expenditures, the level of the Company's international revenues, fluctuations in foreign currency exchange rates, general economic conditions, both in the United States and Canada, and economic and regulatory conditions specific to the areas in which the Company competes, among others. (See "Canadian Government Regulation and Industry Conditions"). To address these risks, the Company must, among other things, continue to respond to competitive developments; attract, retain and motivate qualified personnel; implement and successfully execute its business plan; obtain additional and viable joint venture partners; negotiate additional working interests and participations; and upgrade and perfect the SFD Technology. There can be no assurance that the Company will be successful in addressing these risks.

UNCERTAIN DISCOVERY OF VIABLE COMMERCIAL PROSPECTS. The Company's future success is dependent upon its ability, through utilization of the SFD Technology, to economically locate commercially viable hydrocarbon deposits. Based on the Company's business plan, the Company will be dependent on both
(i) the efficacy of the SFD Technology in locating prospects; and (ii) the cooperation and capital of joint venture partners in exploiting such prospects. Although the results of the SFD Technology have been satisfactorily tested by the Company's strategic partners, the Company can make no representations, warranties or guaranties that the SFD Technology will be able to consistently locate hydrocarbons or oil and gas prospects, or that such prospects will be commercially exploitable. There can be no assurance that the Company will be able to discover commercial quantities of oil and gas, or that the Company's joint venture partners will have success in acquiring properties at low finding costs and in drilling productive wells. Because the Company's revenues will be solely from its joint venture participations with respect to prospects identified by the SFD Technology, an inability of the Company to identify and exploit commercially viable hydrocarbon deposits would have a material and adverse effect on the Company's business and financial position.

UNCERTAIN MARKET ACCEPTANCE OF THE SFD TECHNOLOGY AND JOINT VENTURE PARTICIPATION. The market for the Company's SFD Technology is undeveloped, and such technology must compete with established geological and geophysical technologies which have already achieved market acceptance. As is typical in the case of any new technology, demand and market acceptance for new services are subject to a high level of uncertainty and risk. Because the market for the Company's exploration services is new and evolving, it is difficult to predict the future growth rate, and the size of the potential market. There can be no assurance that a market for the Company's services will develop, or be sustainable. If the market fails to develop, or if the Company's services do not achieve or sustain market acceptance, the Company's business, results of operations and financial condition would be materially and adversely affected.

RELIANCE ON JOINT VENTURE PARTNERS--NON-OPERATOR STATUS. The Company has and will rely upon its joint venture partners for opportunities to participate in exploration prospects, through equity participations, carried interests or royalties. The Company focuses exclusively on exploration and the review and identification of viable prospects through the SFD Technology, and relies upon joint venture partners to provide and complete all other project operations and responsibilities, including land acquisition, drilling, marketing and project administration. As a result, the Company has only a limited ability to exercise control over the selection of prospects for development, drilling or production operations, or the associated costs of such operations. The success of each project will be dependent upon a number of factors which are outside the Company's control, or controlled by the Company's joint venture partner(s) as the operators of the project(s), in accordance with the applicable joint venture agreement. Such factors include: (i) the selection and approval of prospects for lease/ acquisition and exploratory drilling; (ii) obtaining favorable leases and required permitting for projects; (iii) the availability of capital resources of the joint venture partner for land acquisition and drilling expenditures; (iv) the timing of drilling activity, and the economic conditions at such time, including then prevailing prices for oil and gas; and
(iv) the timing and amount of distributions from the joint venture. The Company's reliance on joint venture partners, and its limited ability to directly control project operations, costs and distributions, could have a material adverse effect on the realization of return from the Company's interest in projects, and on the Company's overall financial condition.

RISK OF EXPLORATORY DRILLING ACTIVITIES. Pursuant to the Company's business plan, the Company's revenues and cash flow will be principally dependent upon the success of drilling and production from prospects in which the Company participates through joint ventures, in the form of a royalty, working interest or other participation. The success of such prospects will be determined by the economical location, development and production of commercial quantities of hydrocarbons. Exploratory drilling is subject to numerous risks, including the risk that no commercially productive oil and gas reservoirs will be encountered. The cost to the applicable joint venture of drilling, completing and operating wells is often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors including unexpected formation and drilling conditions, pressure or other irregularities in formations, equipment failures or accidents, as well as weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment. In addition, the Company's reliance upon the SFD Technology may require greater seismic and pre-drilling expenditures than alternative exploration strategies. The inability to successfully locate and drill wells that will economically produce commercial quantities of oil and gas would have a material adverse effect on the Company's business, financial position and results of operations.

VOLATILITY OF OIL AND NATURAL GAS PRICES. Although the Company's primary efforts are focused on locating commercially viable prospects and obtaining joint venture participations, the Company's ultimate profitability, cash flow and future growth will be affected by changes in prevailing oil and gas prices. Oil and gas prices have been subject to wide fluctuations in recent years in response to relatively minor changes in the supply and demand for oil and natural gas, to market uncertainty and a variety of additional factors that are beyond the control of the Company, including economic, political and regulatory developments, and competition from other sources of energy. It is impossible to predict future oil and natural gas price movements with any certainty. The Company does not engage in hedging activities. As a result, the Company may be more adversely affected by fluctuations in oil and gas prices than other industry participants that do engage in such activities. No assurances can be given as to the future level of activity in the oil and gas exploration and development industry, or as to the future demand for the technology offered by the Company. An extended or substantial decline in oil and gas prices would have a material adverse effect on (i) the ability of the Company to negotiate favorable joint ventures with viable industry participants; (ii) the volume of oil and gas that could be economically produced by the joint ventures in which the Company participates; (iii) the Company's access to capital; and (iv) the Company's financial position and results of operations.

COMPETITION. The Company competes directly with independent, technology-driven exploration and service companies, and indirectly (through its joint ventures and participations) with major and independent oil and gas companies in its exploration for and development of desirable oil and gas properties. With respect to the SFD Technology, the Company has experienced and expects to continue to experience competition from numerous hydrocarbon exploration competitors, which offer a wide variety of geological and geophysical services. Many of such competitors have substantially greater financial, technical, sales, marketing and other resources, as well as greater historical market acceptance than the Company. Accordingly, such competitors or future competitors may be able to respond more quickly to changes in customer requirements, or to devote greater resources to the development, promotion and sales of their services than the Company. There can be no assurance that the Company's competitors will not develop exploration services that are superior to those of the Company, or that such technologies will not achieve greater market acceptance than the Company's SFD Technology. Increased competition could impair the Company's ability to attract viable industry participants, and to negotiate favorable participations and joint ventures with such parties, which could materially and adversely affect the Company's business, operating results and financial condition.

The Company's joint ventures will engage in the exploration for and production of oil and gas, industries which are highly competitive. Many companies and individuals are engaged in the business of acquiring interests in and developing onshore oil and gas properties in the United States and Canada, and the industry is not dominated by any single competitor or a small number of competitors. The Company's joint ventures will compete with numerous industry participants for the acquisition of land and rights to prospects, and for the equipment and labor required to operate and develop such prospects. Many of these competitors have financial, technical and other resources substantially in excess of those available to the Company. Such competitive disadvantages could adversely affect the Company's ability to participate in projects with favorable rates of return.

TECHNOLOGICAL CHANGES. The oil and gas industry is characterized by rapid technological advancements and the frequent introduction of new products, services and technologies. As new technologies develop, the Company may be placed at a competitive disadvantage, and competitive pressures may force the Company to improve or complement the SFD Technology, or to implement additional technologies at substantial cost. In addition, other oil and gas exploration companies may implement new technologies before the Company, and such companies may be able to provide enhanced capabilities and superior quality compared with those of the Company. There can be no assurance that the Company will be able to respond to such competitive pressures and implement or enhance its technology on a timely basis, or at an acceptable cost. One or more of the technologies currently utilized by the Company or implemented in the future may become obsolete. In such case, the Company's business, financial condition and results of operations could be materially adversely affected.

OPERATING HAZARDS. The exploration and development projects in which the Company will participate through joint ventures will be subject to the usual hazards incident to the drilling of oil and gas wells, such as explosions, uncontrollable flows of oil, gas or well fluids, fires, pollution and other environmental risks. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, environmental damage and suspension of operations. Company management that the applicable joint venture operator will, in accordance with prevailing industry practice, maintain insurance against some, but not all, of these risks. The occurrence of an uninsured casualty or claim would have an adverse impact on the affected joint venture, and indirectly on the financial condition of the Company.

VARIABILITY OF OPERATING RESULTS. The Company's operating results may in the future fluctuate significantly depending upon a number of factors including industry conditions, prices of oil and gas, rate of drilling success, rates of production from completed wells and the timing of capital expenditures. Such variability could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, any failure or delay in the realization of expected cash flows from initial operating activities could limit the Company's future ability to continue exploration and to participate in economically attractive projects. (See "Item 2-- Financial Information".)

DEPENDENCE ON KEY PERSONNEL. The Company's success depends to a significant extent on the continued efforts of its senior management team, which currently is composed of a small number of individuals, including Mr. George Liszicasz, the Chief Executive Officer and a director of the Company, who is responsible for the development of the SFD Technology and the interpretation of SFD Data, and Mr. Dirk Stinson, the President and a director of the Company, who is responsible for the overall management of, and strategic planning for, the Company. The Company has entered into employment agreements with each of these executive officers, although they are not obligated, (and as a result of their relationships with Momentum may in the future be unable), to devote their entire undivided time and effort to or for the benefit of the Company. The Company does not currently carry key person life insurance on either of these executive officers, although it is in the process of procuring a 10-year keyman term insurance policy in the amount Cdn. $7 million on the life of Mr. Liszicasz. The loss of the services of either of Messrs. Liszicasz or Stinson could have a material adverse effect on the business, results of operations and financial condition of the Company. The services of Mr. Liszicasz would be particularly difficult to replace since he is the inventor of, and has intimate knowledge of, the theoretical basis of the SFD Technology and the SFD Sensor, and has also developed the methodologies used to interpret the SFD Data. The Company is presently training personnel to operate the SFD Technology and to interpret the SFD Data; however, no assurance can be given that these personnel could fully replace Mr. Liszicasz with respect to these functions, at least in the short-term. Moreover, the Company does not know if it would be able to successfully replicate the SFD Technology and, in particular, the SFD Sensor, in the event of the loss of Mr. Liszicasz. The Company's ability to implement its growth strategies also depends upon its continuing ability to attract and retain highly qualified engineering, managerial, sales and marketing and administrative personnel. Competition for such personnel is intense and there can be no assurance that the Company will be able to retain its key managerial and/or technical employees, or that it will be able to attract and retain additional highly qualified managerial and/or technical personnel in the future. The inability to attract and retain the necessary personnel could impede the growth of the Company. (See "Management of Growth" below).

MANAGEMENT OF GROWTH. The success of the Company will depend upon the rapid expansion of its business. Such expansion will place a significant strain on the Company's financial, management and other resources and will require the Company to: (i) change, expand and improve its operating, managerial and financial systems and controls; (ii) improve coordination between corporate functions; and (iii) hire additional geophysical, geological, professional, administrative and managerial personnel. There can be no assurance that the Company will be successful in hiring or retaining these personnel to the extent required, or that it will be able to manage the expansion of its operations effectively. If the Company were unable to effectively manage growth, or if new personnel were unable to achieve anticipated performance levels, the Company's business, financial position and results of operations will be materially and adversely affected.

IMPORTANCE OF TRADEMARKS AND PROPRIETARY RIGHTS. The business of the Company is to interpret and utilize SFD Data to identify commercially viable petroleum and natural gas deposits. The Company has the exclusive right to utilize the SFD Data for hydrocarbon exploration, pursuant to a Restated Technology Agreement with Momentum Resources Corporation, a Bahamas corporation ("Momentum"). Momentum claims common law ownership of the SFD Technology. However, Momentum has not obtained patent or trademark protection for either
(i) the technology, or (ii) the names "Stress Field Detector," "SFD" or "SFD Technology." Based in part on an opinion of patent counsel, management of Momentum and the Company believe that the disclosure risks inherent in patent or trademark registration far outweigh any legal protections which might be afforded by patent or trademark protection. In the absence of trademark protection, the Company may be unable to take advantage of potential brand name recognition for the technology. In the absence of significant patent or copyright protection, the Company may be vulnerable to competitors who attempt to imitate the SFD Technology, or to develop functionally similar technologies. Although the Company believes that it has all rights necessary to market its services without infringing upon any patents, copyrights or trademarks held by others, there can be no assurance that conflicting patent, copyright or trademark rights do not exist. The Company relies upon trade secret protection and confidentiality and/or license agreements with its employees, consultants, customers, venture partners and others to protect its proprietary rights. Furthermore, management of the Company does not believe that if Momentum were to apply for and receive patent protection, that such patent protection would necessarily protect Momentum or the Company from competition. Momentum and the Company therefore anticipate continued reliance upon contractual rights and on common law validating trade secrets. The steps taken by Momentum and the Company to protect their respective rights may not be adequate to deter misappropriation, or to preclude an independent third party from developing functionally similar technology. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to the Momentum's or the Company's trade secrets, or otherwise disclose aspects of the technology, or that the Company can meaningfully protect its trade secrets. Litigation to enforce and/or defend intellectual property rights is costly, and either Momentum or the Company may not have sufficient resources to pursue such litigation.

CANADIAN GOVERNMENT REGULATION AND INDUSTRY CONDITIONS

COMPLIANCE WITH GOVERNMENTAL REGULATIONS. The oil and natural gas industry is subject to extensive controls and regulations imposed by various levels of the federal and provincial governments in Canada. It is not expected that any of these controls or regulations will affect the operations of the Company in a manner materially different than they would affect other oil and gas companies of similar size. All current legislation is a matter of public record and the Company is unable to accurately predict what additional legislation or amendments may be enacted. All of the governmental regulations noted below may be changed from time to time in response to economic or political conditions. Company management believes that the trend of more expansive and stricter environmental laws and regulations will continue. The implementation of new or the modified environmental laws or regulations could have a material adverse impact on the Company.

PRICING AND MARKETING OF OIL AND NATURAL GAS. In Canada, producers of oil negotiate sales contracts directly with oil purchasers, with the result that the market determines the price of oil. The price depends in part on oil quality, prices of competing fuels, distance to market, the value of refined products and the supply/demand balance. Oil exports may be made pursuant to export contracts with terms not exceeding one year in the case of light crude, and not exceeding two years in the case of heavy crude, provided that an order approving any such export is obtained from the National Energy Board ("NEB"). Any oil export to be made pursuant to a contract of longer duration (to a maximum of 25 years) requires an exporter to obtain an export license from the NEB and the issue of such a license requires the approval of the Governor in Council.

In Canada the price of natural gas sold in inter-provincial and international trade is determined by negotiation between buyers and sellers. Natural gas exported from Canada is subject to regulation by the NEB and the federal government of Canada. Exporters are free to negotiate prices and other terms with purchasers, provided that the export contracts must continue to meet certain criteria prescribed by the NEB and the government of Canada. Natural gas exports for a term of less than two years or for a term of two to 20 years (in quantities of not more than 30,000 m/3//day), must be made pursuant to an NEB order. Any natural gas export to be made pursuant to a contract of longer duration (to a maximum of 25 years) or a larger quantity requires an exporter to obtain an export license from the NEB and the issue of such a license requires the approval of the Governor in Council.

THE NORTH AMERICAN FREE TRADE AGREEMENT. On January 1, 1994 the North American Free Trade Agreement ("NAFTA") among the governments of Canada, the United States and Mexico became effective. The NAFTA carries forward most of the material energy terms contained in the Canada-United States Free Trade Agreement. In the context of energy resources, Canada continues to remain free to determine whether exports to the United States or Mexico will be allowed, provided that any export restrictions do not: (i) reduce the proportion of energy resource exported relative to domestic use (based upon the proportion prevailing in the most recent 36 month period); (ii) impose an export price higher than the domestic price; and (iii) disrupt normal channels of supply. All three countries are prohibited from imposing minimum export or import price requirements. The NAFTA contemplates the reduction of Mexican restrictive trade practices in the energy sector and prohibits discriminatory border restrictions and export taxes. The agreement also contemplates clearer disciplines on regulators to ensure fair implementation of any regulatory changes and to minimize disruption of contractual arrangements, which is important for Canadian natural gas exports.

PROVINCIAL REGULATION--ROYALTIES AND INCENTIVES. In addition to federal regulation, each province has legislation and regulations which govern land tenure, royalties, production rates, extra-provincial export, environmental protection and other matters. The royalty regime is a significant factor in the profitability of oil and natural gas production. Royalties payable on production from lands other than Crown lands are determined by negotiations between the mineral owner and the lessee. Crown royalties are determined by government regulation and are generally calculated as a percentage of the value of the gross production, and the rate of royalties payable generally depends in part on prescribed reference prices, well productivity, geographical location, field discovery date and the type or quality of the petroleum product produced. From time to time the governments of Canada, Alberta, British Columbia and Saskatchewan have established incentive programs which have included royalty rate reductions, royalty holidays and tax credits for the purpose of encouraging oil and natural gas exploration or enhanced planning projects.

CANADIAN ENVIRONMENTAL REGULATION. The oil and natural gas industry is currently subject to environmental regulation pursuant to provincial and federal legislation. Environmental legislation provides for restrictions and prohibitions on releases or emissions of various substances produced or utilized in association with certain oil and gas industry operations. In addition, legislation requires that well and facility sites be abandoned and reclaimed to the satisfaction of provincial authorities. A breach of such legislation may result in the imposition of fines and penalties. In Alberta, environmental compliance has been governed by the Alberta Environmental Protection and Enhancement Act ("AEPEA") since September 1, 1993. In addition to replacing a variety of older statutes which related to environmental matters, AEPEA also imposes certain new environmental responsibilities on oil and natural gas operators in Alberta and in certain instances also imposes greater penalties for violations. British Columbia's Environmental Assessment Act became effective June 30, 1995. This legislation rolls the previous processes for the review of major energy projects into a single environmental assessment process which contemplates public participation in the environmental review.

The Company is committed to meeting its responsibilities to protect the environment wherever it operates and anticipates making increased, although not material, expenditures of both a capital and expense nature as a result of the increasingly stringent laws relating to the protection of the environment.

RISKS RELATING TO THE COMPANY'S COMMON STOCK

POSSIBLE VOLATILITY OF STOCK PRICE. The market price for the Company's Common Stock may be volatile and subject to significant fluctuations in response to a variety of internal and external factors, including the liquidity of the market for the Common Stock, variations in the Company's quarterly operating results, regulatory or other changes in the oil and gas industry generally, announcements of business developments by the Company or its competitors, changes in operating costs and variations in general market conditions. Because the Company is a development stage entity with a limited operating history and no prior revenues, the market price for the Company's Common Stock may be more volatile than that of a seasoned issuer. Changes in the market price of the Company's securities may have no connection with the Company's operating results. No predictions or projections can be made as to what the prevailing market price for the Company's Common Stock will be at any time.

LIMITED PUBLIC TRADING MARKET; RESTRICTIONS ON TRANSFERABILITY. There is only a limited public market on the NASD Electronic Bulletin Board for the Common Stock, and no assurance can be given that a broad and/or active public trading market for such securities will develop or be sustained. The Company is under no obligation to take any action to improve the public market for such securities, including without limitation filing an application to list of the Common Stock on any stock exchange. Investors in the Common Stock will not be able to sell, transfer or otherwise dispose of such securities unless and until such securities are registered and/or qualified with the Securities and Exchange Commission and any applicable state, territorial or provincial securities regulatory agencies under applicable blue sky laws, and such investors furnish the Company a satisfactory opinion from their legal counsel, at their own expense, in form and substance satisfactory to the Company and its counsel, that such sale, transfer or disposition is otherwise exempt from registration or qualification under the Securities Act of 1933 (the "Securities Act") and any applicable blue sky laws. There can be no assurance that any exemption(s) from such registration or qualification will be available. Even if an exemption from registration and/or qualification were available, Common Stock would nevertheless have limited marketability due to the following factors, each of which could impair the timing, value and market for such securities:
(i) the Company's limited operating history, lack of profits, need for additional capital, and the other factors discussed in this Risk Factors section; (ii) the limited public market for such securities; (iii) the lack of qualification of such securities under applicable blue sky laws; (iv) the applicability of certain resale requirements or under the Securities Act and applicable blue sky laws; and (v) the fact that such securities will, in the aggregate, constitute a nominal minority interest in the Company.

NO LIKELIHOOD OF DIVIDENDS. The Company plans to retain all available funds for use in its business, and therefore does not plan to pay any cash dividends with respect to its securities in the foreseeable future. Hence any investors in the Common Stock could not expect to receive any distribution of cash dividends with respect to such securities.

NO ASSURANCE OF LIQUIDATION DISTRIBUTION. If the Company were to be liquidated or dissolved, holders of shares of its capital stock would be entitled to share ratably in its assets only after satisfaction of the Company's liabilities. After satisfaction of those liabilities and satisfaction of any liquidation preference with respect to any then outstanding senior securities of the Company (if any), the holders of the Common Stock would share ratably in the remaining assets of the Company. If such liquidation or dissolution were attributable to the failure or inability of the Company to profitably operate its business, then it is likely that the Company would have material liabilities at the time of such liquidation or dissolution. Accordingly, no assurance can be given that sufficient assets would remain available after the payment of creditors in the liquidation or dissolution of the Company to enable the holders of the Company's capital stock to recover their investment or any portion thereof. (See "Item 11--Description of the Registrant's Securities" below).

CONTROL BY MANAGEMENT. All decisions with respect to the management of the Company will be made by the Board of Directors and officers of the Company, who beneficially own approximately 70% of the Common Stock. The present stockholders of the Company have the power to elect the Board of Directors who shall, in turn, have the power to appoint the officers of the Company and to determine, in accordance with their fiduciary duties and the business judgment rule, the direction, objectives and policies of the Company, including without limitation the purchase of businesses or assets; the sale of all or a substantial portion of the assets of the Company; the merger or consolidation of the Company with another corporation; raising additional capital through financing and/or equity sources; the retention of cash reserves; the expansion of the Company's business and/or acquisitions; the filing of a registration statement with the Securities and Exchange Commission for an initial public offering of the Company's capital stock; transactions which may cause or prevent a change in control of the Company; or the winding up and dissolution of the Company. (See "Item 4--Security Ownership of Certain Beneficial Owners and Management").

CONFLICTS OF INTEREST. Mr. George Liszicasz (the Chief Executive Officer and a director and principal stockholder of the Company) and Mr. Dirk Stinson (the President and a director and principal stockholder of the Company) indirectly own and control Momentum. Momentum owns the SFD Technology, and provides raw SFD Data to the Company for its exclusive use in identifying petroleum and natural gas prospects under the License. However, Momentum reserves the exclusive right under the License to use SFD Technology and the SFD Data for purposes other than petroleum and natural gas exploration. Additionally, although Messrs. Liszicasz and

Stinson have entered into employment agreements with the Company, they are not obligated, (and as a result of their relationships with Momentum may in the future be unable), to devote their entire undivided time and effort to or for the benefit of the Company. As a result of the foregoing relationships amongst the Company, Momentum and Messrs. Liszicasz and Stinson, certain conflicts of interests between the Company and one or more of Momentum and Messrs. Liszicasz and Stinson may directly or indirectly arise including, among others: (i) the inability of Messrs. Liszicasz and Stinson to devote their undivided time and attention to the affairs of the Company; and (ii) the proper exercise by Messrs. Liszicasz and Stinson of their fiduciary duties on behalf of the Company in connection with any matters concerning Momentum such as, by way of example and not limitation, disputes regarding the validity, scope or duration of the License; the exploitation of corporate opportunities; rights to proprietary property and information; maintenance of confidential information as between entities; and potential competition between the Company and Momentum. The Company and Messrs. Liszicasz and Stinson have executed disclosures and consents with respect to these conflicts. Nevertheless, such disclosures and consents will not remediate any such conflicts, but will merely release Messrs. Liszicasz and Stinson from liability as a result of such conflicts so long as they use reasonable efforts to minimize the conflicts. In the event any of the conflicts prove to be irreconcilable, Messrs. Liszicasz and Stinson may be forced to resign their positions with the Company. (See "Item 7--Certain Relationships and Related Transactions").

POTENTIAL ISSUANCE OF ADDITIONAL STOCK. As of the date of this Registration Statement, the Company has granted options to certain directors of the Company and its subsidiaries to purchase up to 210,000 shares of Common Stock. The Company has also approved a stock option plan wherein the Company is authorized to issue up to one million shares of Common Stock, pursuant to options to purchase Common Stock, or outright grants of Common Stock, to the employees, directors and/or consultants of the Company. As of the date of this Registration Statement, the Company has granted options under this plan to certain employees to purchase 180,000 shares of Common Stock. In addition, as of the date of this Registration Statement, the Company has issued 800,000 shares of Series A Convertible Preferred Stock (the "Preferred Shares") and 200,000 warrants for Common Stock of the Company (the "Warrants"). The Preferred Shares are convertible to Common Stock, and the Warrants are exercisable from April 3, 1998 to April 3, 2000. The issuance of additional shares of Common Stock could adversely reduce the proportionate ownership and voting rights and powers of the present holders of the Common Stock, and could also result in dilution in the net tangible book value per share of Common Stock. There can be no assurance that the Company will not, under certain circumstances, issue additional shares of its Common Stock. (See "Item 11-- Description of Registrant's Securities" below).


ITEM 2. FINANCIAL INFORMATION

SELECTED FINANCIAL DATA

The following table sets forth selected consolidated financial data of the Company and its subsidiaries for (i) the Company's initial 72-day fiscal period commencing October 20, 1995 (the date of inception for financial accounting purposes of the Company's subsidiary, Pinnacle Oil) and ended December 31, 1995, and the Company's subsequent twelve-month fiscal periods ended December 31, 1996 and December 31, 1997, and (ii) the three-month interim periods ended March 31, 1997 and 1998.

The selected consolidated statement of loss data set forth below for the fiscal period ended December 31, 1997, and the selected consolidated balance sheet data set forth below at December 31, 1997, are derived from the consolidated financial statements of the Company which have been audited by Deloitte & Touche, independent chartered accountants, as indicated in its report which is included elsewhere in this Registration Statement. The selected consolidated statement of loss data set forth below for each of the two fiscal periods ended December 31, 1995 and December 31, 1996, and the selected consolidated balance sheet data set forth below at December 31, 1996, are derived from the consolidated financial statements of the Company which have been audited by BDO Dunwoody, independent chartered accountants, as indicated in its report which is included elsewhere in this Registration Statement. The selected consolidated balance sheet data set forth below at December 31, 1995 are derived from the Company's audited consolidated financial statements not included elsewhere in this Registration Statement.

  The selected consolidated statement of loss data set forth below for the three-month interim periods ended March 31, 1997 and 1998, and the selected consolidated balance sheet data set forth below as of March 31, 1998, have been derived from the unaudited consolidated interim statements of loss included as part of the unaudited consolidated financial statements of the Company included elsewhere in this Registration Statement. In the opinion of management, the unaudited consolidated three-month interim financial statements for the Company have been prepared on the same basis as the audited consolidated financial statements, and include all adjustments, consisting only of normally recurring adjustments, necessary for a fair presentation of the results of operations for such periods. The results of operations for the Company for the three-month interim period ended March 31, 1998 are not necessarily indicative of results to be expected for the Company for the full fiscal year ended December 31, 1998.

The selected consolidated financial data should be read in conjunction with the consolidated financial statements of the Company and the notes thereto included elsewhere in this Registration Statement, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," below.

                                                              3-MONTH FISCAL PERIOD
                          FISCAL PERIOD ENDED DECEMBER 31,       ENDED MARCH 31,
                          ----------------------------------  -----------------------
                             1995        1996        1997        1997        1998
                          ----------  ----------  ----------  ----------  -----------
                                     (AUDITED)                     (UNAUDITED)
CONSOLIDATED STATEMENT
 OF LOSS DATA:
Revenues................  $      --   $      --   $      --   $      --   $      --
Operating expenses:
 Administrative.........      53,024     355,391     742,438     116,247     258,345
 Amortization...........         672      24,435      25,474       7,459       7,612
 Exploration
  expenditures, net of
  exploration costs
  reimbursed by joint
  venture partners......         --      101,010     120,666       6,646      22,678
 Survey system
  development...........         --          --      103,001         --       10,633
 Write-down of
  automotive............         --          --       17,074         --          --
                          ----------  ----------  ----------  ----------  ----------
   Total operating
    expenses............      53,696     480,836   1,008,653     130,352     299,268
Operating loss..........     (53,696)   (480,836) (1,008,653)   (130,352)   (299,268)
Other income (expenses):
 Interest cost on
  promissory notes......         --          --     (110,000)    (20,000)    (10,000)
 Interest income........         --        5,258      47,832       9,358       6,988
 Settlement of damages..         --          --      157,500         --          --
                          ----------  ----------  ----------  ----------  ----------
   Total other income
    (expenses)..........         --        5,258      95,332     (10,642)     (3,012)
                          ----------  ----------  ----------  ----------  ----------
Net loss................  $  (53,696) $ (475,578) $ (913,321) $ (140,994) $ (302,280)
                          ==========  ==========  ==========  ==========  ==========
Basic and diluted loss
 per share..............  $    (0.01) $    (0.04) $    (0.08) $    (0.01) $    (0.02)
Weighted average number
 of shares outstanding..  10,090,675  11,472,992  11,979,385  11,943,281  12,285,153
                                       FISCAL YEAR ENDED DECEMBER 31,
                                      ----------------------------------
                                                                            3-MONTH
                                                                            FISCAL
                                                                            PERIOD
                                                                          ENDED MARCH
                                         1995        1996        1997      31, 1998
                                      ----------  ----------  ----------  -----------
                                                 (AUDITED)                (UNAUDITED)
CONSOLIDATED BALANCE
 SHEET DATA:
Working capital....................   $  (87,208) $  339,118  $  680,820  $  189,399
Current assets.....................       49,517     534,150     969,957     556,112
Total assets.......................       88,029     639,508   1,179,861     965,157
Total liabilities..................            0     195,032   1,482,165     449,741
Shareholders' equity (deficit).....      (48,696)    444,476    (302,304)    515,416

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

The following discussion of the consolidated financial condition and results of operations of the Company should be read in conjunction with the consolidated financial statements of the Company and the notes thereto included elsewhere in this Registration Statement.

OVERVIEW

The Company and its subsidiaries, Pinnacle Oil and Pinnacle Oil Canada, are engaged in the exploration, discovery and development of commercially viable hydrocarbon (oil and gas) deposits. The Company identifies prospects through the use of SFD Data provided exclusively to the Company for petroleum and natural gas exploration purposes by Momentum pursuant to the terms of the License.

The Company's present strategy is to exploit SFD prospects by entering into joint venture, working participation, royalty and other arrangements with a small and select number of experienced, well-capitalized strategic partners. These strategic arrangements will ultimately target both domestic (United States and Canada) and international prospects, as well as off-shore prospects. As of the date of this Registration Statement, the Company has entered into joint ventures or other arrangements with three strategic partners, Encal (December of 1996, February of 1997 and September of 1997) for the exploration and exploitation of prospects in Western Canada; Renaissance (February of 1998) for the exploration of prospects in Western Canada; and CamWest (April 1998) for the exploration and exploitation of prospects in the United States and foreign countries other than Canada.

Pursuant to its agreements with Encal and Renaissance, the Company identified SFD prospects for these strategic partners in early 1998, and anticipates that these strategic partners will commence drilling activities with respect to identified prospects in mid-to-late summer 1998. Due to the recent date of its joint venture agreement with CamWest, the Company has just commenced the identification of SFD prospects in the United States under this agreement and anticipates that drilling will commence before year end.

The Stress Field Detector and its underlying technology, upon which the Company is dependent for SFD Data, is a recently developed proprietary technology owned by Momentum. Working with Momentum the Company has applied a significant portion of its working capital toward: (i) developing and refining the data acquisition systems used with the SFD Survey System, including adopting it for airborne surveys and incorporating a global positioning system; (ii) conducting initial exploratory activities using the SFD Survey System to develop and refine the data acquisition system; and (iii) conducting additional exploratory activities to confirm the efficacy of the Stress Field Detector for the Company's strategic partners to date. Although the Company entered into joint venture or other arrangements with three strategic partners, activities under such arrangements to identify prospects have only recently commenced, and no revenues have been generated to date. Pursuant to the terms of the Restated Technology Agreement, the Company will pay Momentum a fee equal to 1% of "Prospect Profits" (as such term is defined in the amended License) received by the Company and its subsidiaries on or before December 31, 2000, and 5% of Prospect Profits received by the Company and its subsidiaries after December 31, 2000.

Since the Company has not generated operating revenues to date, it should be considered a development stage entity. As of December 31, 1997, the Company had a shareholders' deficit of $302,304 and working capital of $680,820. In addition, the Company has incurred operating losses since its inception. The Company converted $1,120,000 of debt in February of 1998, which eliminated its shareholders' deficit, and raised $6 million in April 1998 through a private placement of convertible preferred stock and warrants. These transactions eliminated the Company's shareholders' deficit and provided it with substantial working capital. Although the Company, as a result of the April 1998 private placement, has sufficient working capital as of the date of this Registration Statement to fund operations for several years, the Company's ability to continue as a going concern in the longer term will nevertheless be dependent upon any joint venture or other arrangement in which the Company participates successfully identifying, financing, developing, extracting and marketing petroleum and natural gas deposits for a profit, and making distributions of distributable cash flow from such profits to its participants, including the Company. The Company expects it will continue to incur further losses until such time as such joint ventures and/or other arrangements make such distributions in meaningful amounts. (See "Outlook and Prospective Capital Requirements" and "Item 10--Recent Sales of Unregistered Securities" below).

ACQUISITION OF PINNACLE OIL, INC.; ACCOUNTING PRINCIPLES

On January 20, 1996, the Company (while Auric) consummated a Plan of Reorganization with Pinnacle Oil and its shareholders in which the Company agreed to issue 10,090,675 shares of the Common Stock of the Company, constituting approximately 92% of the outstanding shares of Common Stock, to the shareholders of Pinnacle Oil in exchange for all of the outstanding shares of common stock of Pinnacle Oil. The Company's acquisition of Pinnacle Oil is accounted for as a "reverse acquisition" in accordance with United States Generally Accepted Accounting Principles. As a result of the application of these accounting principles, Pinnacle Oil (and not Auric) is treated as the "acquiring" or "continuing" entity for financial accounting purposes, notwithstanding that the Company, as successor to Auric (and not Pinnacle Oil) is the continuing entity for legal purposes. Accordingly, the consolidated statements of loss of the Company for the fiscal period ended December 1996 are deemed to be a continuation of Pinnacle Oil's financial statements, and therefore reflect (i) the operations of Pinnacle Oil since October 20, 1995 (the date of Pinnacle Oil's formation) through the date of the Plan of Reorganization (January 20, 1996); and (ii) the operations of the Company after January 20, 1996.

RESULTS OF OPERATIONS OF THE COMPANY (INCLUDING PREDECESSOR, PINNACLE OIL)

The Company had no revenues for its three fiscal periods ended December 31, 1997, or its three-month interim fiscal periods ended March 31, 1998 and 1997.

The Company incurred operating expenses of $299,268 for its three-month interim fiscal period ended March 31, 1998, as compared to $130,352 for its corresponding three-month interim fiscal period ended March 31, 1997. The Company incurred operating expenses of $1,008,653 for its twelve-month fiscal period ended December 31, 1997, as compared to $480,836 for its twelve-month fiscal period ended December 31, 1996 and $53,696 for its 72-day fiscal period ended December 31, 1995.

The increase in operating expense for the Company's three-month interim fiscal period ended March 31, 1998 was primarily attributable to: (i) an increase in administrative expense to $258,345, as compared to $116,247 for the prior corresponding interim fiscal period; (ii) survey system development expenses of $10,633, as compared to $0 for the prior fiscal period; and (iii) an increase in exploration expenditures $22,678, as compared to $6,646 for the prior corresponding interim fiscal period. The increase in administrative expense was primarily attributable to: (i) greater legal fees incurred to support the Company's increased level of business activities in the first fiscal quarter of 1998, including negotiating and entering into various agreements (including those with certain of the Company's strategic partners), raising capital and preparing securities filings; and (ii) increases in wages and benefits. The survey system development costs were attributable to the further development and refinement of the data acquisition systems used with the SFD Survey System, including adopting it for airborne surveys and incorporating a global positioning system. The increase in exploration expenses resulted from the shift in exploratory activities from the Company's vehicle to leased airplanes, which expenditures were partially offset by reimbursements to the Company by its strategic partners.

The increase in operating expense for the Company's twelve-month fiscal period ended December 31, 1997 was primarily attributable to: (i) an increase in administrative expense to $742,438, as compared to $355,391 for the prior fiscal period; (ii) survey system development expenses of $103,001, as compared to $0 for the prior fiscal period; and (iii) an increase in exploration expenditures (net of reimbursements by strategic partners in the amount of $57,795) to $120,666, as compared to $101,010 for the prior fiscal period. The increase in administrative expense was primarily attributable to:
(i) greater legal fees incurred to support the Company's increased level of business activities in 1997, including properly setting up the affairs of the Company, negotiating and entering into various agreements (including those with the Company's strategic partners), and preparing securities filings; and (ii) increases in wages and benefits. The survey system development costs were attributable to the further development and refinement of the data acquisition systems used with the SFD Survey System, including adopting it for airborne surveys and incorporating a global positioning system. The increase in exploration expenses resulted from the shift in exploratory activities from the Company's vehicle to leased airplanes, which expenditures were partially offset by reimbursements to the Company by its strategic partners.

The increase in operating expenses for the Company's twelve-month fiscal period ended December 31, 1996 was primarily attributable to: (i) an increase in administrative expenses to $355,391, as compared to $53,024 for the prior fiscal period; (ii) an increase in exploration expenditures to $101,010, as compared to $0 for the prior fiscal period; and (iii) amortization expenses of $24,435, as compared to $672 for the prior fiscal period. The increase in administrative expenses was primarily attributable to: (i) greater legal fees incurred to support the Company's increased level of business activities in 1996 following the share exchange with Auric in January of 1996, raising capital in February of 1996, and negotiating and entering into various agreements (including those with the Company's strategic partners); and (ii) increases in wages and benefits. The increase in exploration expenses was attributable to the Company's initial exploratory activities using the SFD Survey System.

The Company incurred $10,000 in interest expense for its three-month interim fiscal period ended March 31, 1998, as compared to $20,000 for its three-month interim fiscal period ended March 31, 1997. The Company incurred $110,000 in interest expense for its twelve-month fiscal period ended December 31, 1997, as compared to $0 for its twelve-month fiscal period ended December 31, 1996 and its 72-day fiscal period ended December 31, 1995. The noted expense represented interest accrued on $1 million in loans made to the Company in January of 1997 by Messrs. R. Dirk Stinson and George Liszicasz. Interest expense for the three-month interim fiscal period ended March 31, 1998 was lower than the amount incurred for the corresponding prior interim fiscal period insofar as the loan balances were carried for only one month for the former interim fiscal period, as compared to two months for the latter interim fiscal period.

The Company earned $6,988 in interest income for its three-month interim fiscal period ended March 31, 1998, as compared to $9,358 for its three-month interim fiscal period ended March 31, 1997. The decrease in interest income was attributable to lower cash balances in the Company's accounts for the three-month interim fiscal period ended March 31, 1998 as compared to the corresponding prior interim fiscal period. For the reasons just noted, net loss for the Company's three-month interim fiscal period ended March 31, 1998 increased to $302,280 (or $0.02 per share), as compared to a net loss of $140,994 (or $0.01 per share) for the Company's three-month interim fiscal period ended March 31, 1997. The Company earned $47,832 in interest income for its twelve-month fiscal period ended December 31, 1997, as compared to $5,258 for its twelve-month fiscal period ended December 31, 1996, and $0 for its 72-day fiscal period ended December 31, 1995. The increase in interest income was attributable to the maintenance of the Company's cash funds in higher interest-bearing accounts.

The Company had earnings of $157,500 in settlement damages in the twelve-month fiscal period ended December 31, 1997, attributable to cash proceeds received in settlement of breach of contract litigation.

As a result of the increase in expenses, net loss for the Company increased to $913,321 (or $0.08 per share) for its fiscal period ended December 31, 1997, as compared to a net loss of $475,578 (or $0.04 per share) for its fiscal period ended December 31, 1996, and a net loss of $53,696 (or $0.01 per share) for its 72-day fiscal period ended December 31, 1995.

LIQUIDITY AND CAPITAL RESOURCES

The Company's cash flow requirements from the inception of Pinnacle Oil (October 20, 1995) through March 31, 1998 were funded principally from sales of the Company's Common Stock in the amount of $975,000 in February 1996, loans to the Company by Messrs. Liszicasz and Stinson in the amount of $1,000,000 in January 1997, and payment for services to consultants in Common Stock. In April of 1998, the Company raised $6 million through a private placement of convertible preferred stock and warrants. (See "Item 10--Recent Sales of Unregistered Securities").

As of December 31, 1997, the Company was indebted to Messrs. George Liszicasz and Dirk Stinson in the amounts of $555,000 each, pursuant to two unsecured loans, each in the original principal amount of $500,000 made to the Company by each of these affiliates on January 31, 1997. These loans bore interest at the rate of 12% per annum, and were repayable on January 31, 1998. The promissory notes provided that Messrs. Liszicasz and Stinson could elect to convert the outstanding principal and interest under the loans into the Company's Common Stock at the rate of $4.07 per share, and that the Company could elect to convert the outstanding principal and interest under the loans into the Company's Common Stock at the rate of $2.72 per share. These loans were each converted by the Company into 205,882 shares of Common Stock on February 1, 1998, due to the Company's inability to repay such notes on their respective due dates. (See "Item 7--Certain Relationships and Related Transactions").

The Company's cash position as of March 31, 1998 and March 31, 1997 was $385,180 and $1,399,911, respectively, as compared to $848,339 and $519,621 as of the beginning of each such interim period, respectively. The Company's cash position as of December 31, 1997 was $848,339, as compared to $519,621 as of December 31, 1996, and $145 as of December 31, 1995.

The $463,159 decrease in the Company's cash position for the three-month interim fiscal period ended March 31, 1998 was attributable to $236,870 in cash used in operating activities and $226,289 in cash used in investing activities. The $880,290 increase in the Company's cash position for the corresponding prior interim fiscal period ended March 31, 1997 was attributable to $1,000,000 in cash provided by financing activities, partially offset by $118,134 in cash used in operating activities and $1,576 in cash used in investing activities.

The $328,718 increase in the Company's cash position for the twelve-month fiscal period ended December 31, 1997 was attributable to $1,000,000 in cash provided by financing activities, partially offset by $659,705 in cash used in operating activities and $11,577 in cash used in investing activities. The $519,476 increase in the Company's cash position for the twelve-month fiscal period ended December 31, 1996 was attributable to $868,750 in cash provided by financing activities, partially offset by $257,993 in cash used in operating activities and $91,281 in cash used in investing activities.

The Company's operating activities required cash in the amount of $659,705 for the three-month fiscal period ended March 31, 1998, as compared to cash requirements of $118,134 for the corresponding prior three-month fiscal period ended March 31, 1997. The $659,705 in cash used in operating activities for the three-month interim fiscal period ended March 31, 1998 reflected the Company's net loss of $302,280 for such period, as decreased for non-cash deductions (interest accrued of $10,000 and amortization of $7,612), and a net decrease in non-cash working capital balances ($47,798). The $118,134 in cash used in operating activities for the three-month interim fiscal period ended March 31, 1997 reflected the Company's net loss of $140,994 for such period, as decreased for non-cash deductions (interest accrued of $20,000 and amortization of $7,459), and a net increase in non-cash working capital balances ($4,599).

The Company's operating activities required cash in the amount of $826,246 for the twelve-month fiscal period ended December 31, 1997, as compared to cash requirements of $257,993 for the prior twelve-month fiscal period ended December 31, 1996. The $826,246 in cash used in operating activities for the twelve-month fiscal period ended December 31, 1997 reflected the Company's net loss of $913,321 for such period, as decreased for non-cash deductions (interest accrued of $110,000, amortization of $25,475, costs settled by the issuance of Common Stock of $166,541, and write-down of property and equipment of $28,077), and a net increase in non-cash working capital balances ($76,476). The $257,993 in cash used in operating activities for the twelve-month fiscal period ended December 31, 1996 reflected the Company's net loss of $475,578 for such period, as decreased for non-cash deductions (amortization of $24,435) and a net decrease in non-cash working capital balances ($193,150).

The Company generated cash of $0 from financing activities for the three-month fiscal period ended March 31, 1998, as compared to generating cash of $1,000,000 from financing activities for the corresponding prior three-month fiscal period ended March 31, 1997. Cash of $1,000,000 was generated by the Company's financing activities for the twelve-month fiscal period ended December 31, 1997, as compared to cash of $868,750 generated by financing activities for the prior twelve-month fiscal period ended December 31, 1996. The $1,000,000 in cash generated by financing activities for the three-month fiscal period ended March 31, 1997 was comprised of the proceeds of loans made to the Company by Messrs. Liszicasz and Stinson.

The $1,000,000 in cash generated by financing activities for the twelve-month fiscal period ended December 31, 1997 was comprised of $1,000,000 in loans made to the Company by Messrs. Liszicasz and Stinson. The $868,750 in cash generated by financing activities for the twelve-month fiscal period ended December 31, 1996 was comprised of $975,000 from the sale of Common Stock, partially offset by $100,000 for the repayment of loans, and $6,250 in Common Stock issuance costs.

The Company used cash in the amount of $226,289 for investing activities for the three-month fiscal period ended March 31, 1998, as compared to cash of $1,576 used for investing activities for the corresponding prior three-month fiscal period ended March 31, 1997. Cash of $11,577 was used for the Company's investing activities for the twelve-month fiscal period ended December 31, 1997, as compared to cash of $91,281 for investing activities for the twelve-month fiscal period ended December 31, 1996. The principal use of cash in investing activities was to acquire property and equipment.

OUTLOOK AND PROSPECTIVE CAPITAL REQUIREMENTS

The Company's ability to begin earning revenues and profits is dependent upon joint ventures or other arrangements in which the Company participates successfully identifying, financing, developing, extracting and marketing petroleum and natural gas deposits for a profit, and making distributions of distributable cash flow from such profits to the parties to such ventures, including to the Company. As of the date of this Registration Statement, the Company has commenced identifying and tendering what it considers to be commercially viable SFD Prospects to each of its three strategic partners, and anticipates, based upon discussions with each of its strategic partners, that such strategic partners will commence drilling activities with respect to SFD Prospects confirmed with seismic data by the end of 1998. The Company does not anticipate it will receive meaningful revenues until 1999.

No assurance can be given that the SFD Prospects described above, if confirmed by the Company's strategic partners using seismic or other methodologies, will be drilled at all or by projected drilling dates due to, among other things, factors such as the perceived economics of drilling at such time, the ability of the strategic partner to obtain property rights (where necessary) on favorable terms or at all, and the ability of the strategic partner to timely schedule a drilling rig and other drilling services. Even if an SFD Prospect is drilled, no assurance can be given that the well will produce commercially viable quantities of oil or gas. See "Risk Factors--Risks Relating to the Company and its Business," generally, and "--Reliance on Joint Venture Partners--Non-Operator Status" and "--Risk of Exploratory Drilling Activities" particularly.

The Company expects it will continue to incur further losses until such time as any joint venture or other arrangement makes distributions in meaningful amounts. The Company estimates it will incur operating costs of approximately $1.5 million over the twelve-month period ended June 30, 1999. In April of 1998, the Company raised $6 million through a private placement of convertible preferred stock and warrants, which will enable the Company to fund its operations for at least the next twelve months following the date of this Registration Statement. (See "Item 10--Recent Sales of Unregistered Securities" below).

FOREIGN EXCHANGE

The Company's business to date is principally conducted in Canada and the United States, in transactions denominated in Canadian and United States dollars, respectively. The Company maintains its cash and investments in United States denominated funds, and only converts such funds into Canadian dollars at such time as necessary to pay Canadian expenses. Management does not believe that the fluctuation in the value of the United States dollar in relation to the Canadian dollar in the last three fiscal periods has adversely affected the Company's operating results. No assurance can be given, however, that adverse currency exchange rate fluctuations will not occur in the future, which would affect the Company's operating results.

EFFECT OF INFLATION

In the Company's view, at no time during any of the last three fiscal periods have inflation or changing prices had a material impact on the Company.

YEAR 2000 COMPLIANCE

Management has reviewed the Company's internal computer systems and software products for Year 2000 problems, and believes they are generally Year 2000 compliant. In the event Year 2000 considerations do arise, management does not believe such considerations will materially impact the Company's internal operations or future financial or operating results or future financial condition. Management also does not believe that the Company's internal operations or future financial or operating results or future financial condition will be materially affected by any Year 2000 considerations which may effect the Company's strategic partners.

ITEM 3. PROPERTIES

The Company's executive offices consist of 6,237 square feet, and are located at Suite 750, Phoenix Place, 840-7th Avenue S.W., Calgary, Alberta, T2P 3G2. The offices are leased for a five year term extending through January 31, 2003. The annual base lease payments are Cdn. $68,604, payable in monthly installments of Cdn. $5,717. At the expiration of the five year term, the Company has the option to renew the lease if there have been no defaults by the Company under the lease.

The principal executive offices for the Company's subsidiaries, Pinnacle Oil and Pinnacle Canada, are located in the same office suite located at the same address as for the Company. Management of the Company believes that such facilities are adequate for its needs for the foreseeable future, and expects no difficulties in renewing the noted lease.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of August 25, 1998, certain information with respect to the amount and nature of beneficial ownership of the common stock held by: (i) each person known to management of the Company to be a beneficial owner of more than 5% of the Company's outstanding common stock as of the date of this Registration Statement; (ii) each person who is a director or an executive officer of the Company as of the date of this Registration Statement; and (iii) all directors and executive officers of the Company as a group. The term "executive officer" is defined as the President, Secretary, Treasurer, or any Vice President in charge of a principal business function (such as sales, administration or finance), or any other person who performs a similar policy making function for the Company.

                                                          AMOUNT AND
                                                           NATURE OF
                                                          BENEFICIAL
                                                           OWNERSHIP
                                                           OF COMMON
NAME(1)                              IDENTITY             STOCK(2)(3)      PERCENTAGE(2)(3)
-------                              --------             -----------      ----------------
George Liszicasz........ Director, Chairman of the Board,  5,209,732(4)         42.1%(4)
                          and Chief Executive Officer
R. Dirk Stinson......... Director and President            3,437,261(4)(5)      27.8%(4)(5)
John M. Woodbury, Jr. .. Secretary and Interim Chief          10,409(6)           *  (6)
                          Financial Officer
Lorne W. Carson......... Director                             19,500(7)           *  (7)
Jon E.M. Jacoby......... Director                             78,834(8)           *  (8)
K. Rick Turner.......... Director                             11,893(9)           *  (9)
SFD Investment LLC...... Investor                          1,000,000(10)         7.9%(10)
Directors and Executive
 Officers as a group
 (7 persons)............                                   8,827,629(11)        70.5%(11)

--------
 * Less than 1%.

(1) The business address of each person named is c/o Pinnacle Oil
    International, Inc., Suite 750 Phoenix Place, 840-7th Avenue S.W., Calgary, Alberta, Canada, T2P-3G2.

(2) Based on 12,426,983 shares of Common Stock outstanding on the transfer records as of August 25, 1998.

(3) Calculated pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by a person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. The Company believes that each individual or entity named has sole investment and voting power with respect to the shares of Common Stock indicated as beneficially owned by them (subject to community property laws where applicable) and except where otherwise noted.

(4) Includes 30,000 shares issuable upon exercise of exercisable director's options. (See "Item 6--Executive Compensation").

(5) Includes 1,000 shares of Common Stock held by RRSP.

(6) Includes (i) 10,025 shares held in 401(k) and IRA retirement accounts, and
    (ii) 384 shares held in spouse's IRA account.

(7) Includes 15,000 shares issuable upon exercise of exercisable director's options. (See "Item 6--Executive Compensation").

(8) Includes 62,667 shares of Series A Preferred Stock convertible to 62,667 shares of Common Stock and 16,167 warrants convertible to 16,167 shares of Common Stock attributed to Mr. Jacoby by reason of an 8.83% membership interest in SFD Investment LLC held by Mr. Jacoby and certain entities controlled by Mr. Jacoby.

(9) Includes 9,066 shares of Series A Preferred Stock convertible to 9,066 shares of Common Stock and 2,267 warrants convertible to 2,267 shares of Common Stock attributed to Mr. Turner by reason of his 1.133% membership interest in SFD Investment LLC.

(10) Includes 800,000 Series A Preferred Stock presently convertible into 800,000 shares of Common Stock and 200,000 shares of Common Stock issuable upon exercise of 200,000 Warrants (See "Item 10--Recent Sales of Unregistered Securities").

(11) Includes (i) 105,000 shares of Common Stock issuable upon exercise of 105,000 exercisable directors options, (ii) 111,733 shares of Common Stock issuable upon conversion of 111,733 shares of Series A Preferred Stock, and (iii) 28,434 shares of Common Stock issuable upon exercise of 28,434 warrants convertible to Common Stock.

To the knowledge of management of the Company, as of the date of this Registration Statement there are no existing arrangements the operation of which may, at a subsequent date, result in a change in control of the Company.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names of all current directors and executive officers of the Company as of the date of this Registration Statement, with each position and office held by them in the Company, and the date of election or appointment.

                                                                   DATE FIRST
                                                                   ELECTED AS
                                                                   DIRECTOR OR
                                                                  APPOINTED AS
                                     POSITION WITH THE             OFFICER OF
                                          COMPANY                  THE COMPANY
                                         AND/OR ITS                AND/OR ITS
             NAME              AGE      SUBSIDIARIES              SUBSIDIARIES
             ----              ---   -----------------            -------------
 George Liszicasz............   44 Director and Chief Executive   February 1996
                                    Officer of Pinnacle Oil
                                    International, Pinnacle Oil
                                    and Pinnacle Canada
 R. Dirk Stinson.............   45 Director and President of      February 1996
                                    Pinnacle Oil International,
                                    Pinnacle Oil and Pinnacle
                                    Canada
 John M. Woodbury, Jr. ......   43 Secretary and Interim Chief    July 1998
                                    Financial Officer of
                                    Pinnacle Oil International
 Lorne W. Carson.............   45 Director of Pinnacle Oil       March 1998
                                   International
 Jon E.M. Jacoby.............   60 Director of Pinnacle Oil       April 1998
                                   International
 K. Rick Turner..............   40 Director of Pinnacle Oil       April 1998
                                   International

In April 1998, the Board of Directors amended the Bylaws to expand the Board from five to seven members. The incumbent Board filled the two vacancies by electing Mr. Jon Jacoby and Mr. Rick Turner to the Board of Directors. Mr. Terrance Dunne resigned as Secretary, Chief Financial Officer and as a director in July 1998, reducing the number of serving directors to six. Mr. Andrew F. Pollet recently resigned as a director further reducing the number of serving directors to five. The other directors have served in their respective capacities since their election or appointment, and will serve until the next annual meeting, or until a successor is duly elected, unless the office is vacated in accordance with the Articles or Bylaws of the Company. The executive officers are appointed by the Board of Directors to serve until the earlier of their resignation or removal with or without cause by the Board of Directors.

There are no family relationships between any two or more directors or executive officers. There are no arrangements or understandings between any two or more directors or executive officers.

Mr. George Liszicasz is the Chief Executive Officer and a director of the Company, Pinnacle Oil, and Pinnacle Canada. Mr. Liszicasz has been the CEO and a director of the Company since February 23, 1996. Over the past five years Mr. Liszicasz has concentrated his efforts on the development and testing of various geophysical technologies. During the course of this development work he as acquired a working knowledge of the oil exploration and drilling business. Mr. Liszicasz studied electronics and general sciences in Hungary and at the University of British Columbia. In 1983, he worked on several innovations in the design of high power laser systems and a root-canal laser treatment system in the field of dentistry. In addition, Mr. Liszicasz has participated in the invention of numerous products, including electronic monitoring devices, geophysical instruments, and a new pyroelectric material. His interest in "unconventional energy phenomena" and Quantum Mechanics lead to the development of the Stress Field Detector. From 1987 to 1995, Mr. Liszicasz was President of Owl Industries Ltd., a developer of electronic controlling devices, where he had both engineering and business responsibilities.

Mr. R. Dirk Stinson has been the President and a director of the Company since February 23, 1996. Mr. Stinson also holds these positions with Pinnacle Oil and with Pinnacle Oil Canada. During the past 20 years Mr. Stinson has worked as a business management consultant and entrepreneur. Mr. Stinson spent 10 years in Hawaii, building and managing a number of businesses, including Commercial Energy Systems, Inc., an alternative energy business that was acquired by Pacific Resources, Inc. Mr. Stinson remained with Pacific Resources under a two-year contract as manager of the Industrial and Commercial division of PRI Energy Systems. From 1985 through 1990 Mr. Stinson continued to exclusively represent Wartsila Diesel Inc. in Hawaii, one of the world's largest manufacturers of medium speed diesels. Before leaving Hawaii he worked for several years as Director of Marketing for Pacific Marine, a private shipyard company with diversified subsidiaries in hazardous waste management, asbestos abatement, ultra-high pressure water jetting, and specialty concrete finishing. Mr. Stinson moved to British Columbia, Canada in 1990. Mr. Stinson worked in the automobile industry primarily in the fleet and lease sales, and as fleet and lease manager for a Nissan dealership. From 1992 to 1994, Mr. Stinson worked as a sales executive for Premier Plastics Ltd. and Century Plastics Ltd. and in 1995, Mr. Stinson became the President of EIC-Energy Interface Corporation in Vancouver, British Columbia, Canada, a wholly-owned subsidiary of International Parkside Products, Inc., a public company trading on the Vancouver Stock Exchange. Mr. Stinson studied Communication Arts at the Southern Alberta Institute of Technology.

Mr. Woodbury has served as Secretary and interim Chief Financial Officer of the Company since July 1998. From September 1992 to May 1998, Mr. Woodbury was a principal, and from February 1986 until August 1992, an associate, of Pollet & Woodbury and its predecessor law firms located in Los Angeles, California. Mr. Woodbury holds a Juris Doctor degree from Southwestern University School of Law, a Masters of Law degree in Taxation from the University of Florida, and a Bachelor of Science degree in Accounting from California State University at Northridge.

Mr. Carson has been retained as Canadian counsel for the Company and its predecessors since November of 1995, and has served as a director of the Company since March of 1998. Mr. Carson is currently a partner at Bennett Jones Verchere, a law firm whose head office is located in Calgary, Alberta, and has been employed there since 1980. His area of specialty is natural resource and energy law, with particular focus on oil and gas ventures and energy financing. Mr. Carson is a member of the Association of Professional Engineers of British Columbia and the Law Society of Alberta. In addition to the Company, Mr. Carson serves as a director of Hunting Chase, Inc. and Hunting Oilfield Services Canada Holdings Inc., subsidiaries of Hunting Group, an international oilfield service company. Mr. Carson received a Bachelor of Science in Mining and Engineering from Queens University in 1975 and an LL.B. from the University of Victoria in 1980.

Mr. Jon E.M. Jacoby has been a director of the Company since April of 1998. Mr. Jacoby is a director and an Executive Vice President of Stephens Group, Inc., a private company headquartered in Little Rock, Arkansas, which invests primarily in media, telecommunications, energy and investment banking companies. Mr. Jacoby is a Senior Executive Vice President of Stephens Inc., an investment banking firm also located in Little Rock, Arkansas, and an affiliate of Stephens Group, Inc., where he has been employed since 1963. He received his Bachelor of Science degree from the University of Notre Dame and his Master in Business Administration from Harvard Business School. He is a director of Delta & Pine Land Company, Medicus Systems, Inc., Beverly Enterprises Inc., and Power One Inc.

Mr. Turner has been Vice President since 1993, and from 1990 to 1993 Assistant to the Chairman, of Stephens Group, Inc., a private company headquartered in Little Rock, Arkansas, which invests primarily in media, telecommunications, energy and investment banking companies. Since his original employment with Stephens Group, Inc. in 1983, Mr. Turner has also been an officer of various affiliates of Stephens Group, Inc. Mr. Turner received his Bachelor of Science degree from the University of Arkansas and is a Certified Public Accountant.

ITEM 6. EXECUTIVE COMPENSATION

The following table shows the compensation paid over the past three fiscal years to the Company's Chief Executive Officer and the two other most highly compensated executive officers serving at the end of the last fiscal year (the "Named Executive Officers"). As of the date of this Registration Statement, there were only three executive officers of the Company, namely, Mr. George Liszicasz, the Chief Executive Officer and the Chairman of the Board of the Company, Mr. R. Dirk Stinson, the President and a director of the Company, and Mr. John M. Woodbury, Jr., the Secretary and interim Chief Financial Officer of the Company.

                                                                 OTHER ANNUAL
     NAME AND PRINCIPAL POSITION            YEAR SALARY       COMPENSATION($)(1)
     ---------------------------            ---- -------      ------------------
     George Liszicasz...................... 1997 $76,250           $   --
      Chief Executive Officer               1996  47,536(/2/)        9,000(/3/)
      and Director                          1995     --             18,000(/3/)
     R. Dirk Stinson....................... 1997  76,250               --
      President and Director                1996  47,536(/4/)        9,000(/5/)
                                            1995     --             18,000(/5/)
     Terrence J. Dunne..................... 1997     --                --
      Secretary, Treasurer                  1996     --             50,000(/7/)
      and Director(6)                       1995     --              2,273(/8/)

--------
(1) None of the Named Executive Officers listed received perquisites or other personal benefits that exceeded the lesser of $50,000 or 10% of the salary and bonus for such officer.

(2) George Liszicasz received Cdn. $65,034 from the Company as salary for the period March 1, 1996 to December 31, 1996.

(3) George Liszicasz received $27,000 from Pinnacle Oil as consulting fees for the period September 1, 1995 to February 29, 1996, pursuant to a Promissory Note with the subsidiary. (See "Item 7--Certain Relationships and Related Transactions").

(4) Dirk Stinson received Cdn. $65,034 from the Company as salary for the period March 1, 1996 to December 31, 1996.

(5) Dirk Stinson received $27,000 from Pinnacle Oil as consulting fees for the period September 1, 1995 to February 29, 1996, pursuant to a Promissory Note with the subsidiary. (See "Item 7--Certain Relationships and Related Transactions").

(6) Mr. Dunne resigned his positions on July 16, 1998, and was replaced by Mr. Woodbury as Secretary and interim Chief Financial Officer.

(7) Mr. Dunne received 20,000 shares of Company Common Stock on July 1, 1997 as compensation for services rendered under a Consulting Agreement dated September 15, 1996.

(8) Mr. Dunne received 75,000 shares of common stock of Auric Mining Corporation on September 1, 1995. Auric Mining Corporation was the Company's predecessor.

The aggregate amount of compensation paid by the Company during the last fiscal year to all directors and Named Executive Officers as a group was $152,640.

EMPLOYMENT CONTRACTS AND "CHANGE IN CONTROL" ARRANGEMENTS

In April, 1997, the Company entered into employment agreements with each of Messrs. Liszicasz and Stinson. The economic terms of the employment agreements are substantially identical, although Mr. Liszicasz serves as Chief Executive Officer and Mr. Stinson serves as President of the Company. Under the agreements, Messrs. Liszicasz and Stinson perform responsibilities for the Company and its subsidiaries, as determined by the Company's Board of Directors.

Under their employment agreements, each of Messrs. Liszicasz and Stinson will receive (i) a 1998 base salary of US $10,000 per month, subject to annual increases of 5%; (ii) an annual bonus equal to 5% of the "net income" of the Company (as defined in the agreements); and (iii) an annual performance bonus, in the sole discretion of the Board of Directors. In addition to the noted compensation, the employment agreements provide that each of Messrs. Liszicasz and Stinson will receive certain perquisites, including but not limited to an automobile allowance, cellular telephone, relocation allowance, expense reimbursements, vacation and health insurance.

The initial term of each employment agreement will expire on December 3, 2002, subject to earlier termination in accordance with the terms of the agreements. After the initial term, each of the employment agreements will renew automatically for successive one year terms, unless (A) either party elects by a written, 60-day notice not to renew; or (B) the agreement is terminated earlier in accordance with its terms.

In July, 1998, the Company entered into an employment agreement with Mr. John
M. Woodbury, Jr., in his capacity as Treasurer and Secretary of the Company. Under his employment agreement, Mr. Woodbury will receive (i) a base salary of Cdn. $16,667 per month, subject to annual increases of 5% commencing July 1999, and (ii) an annual performance bonus, in the sole discretion of the Board of Directors. The employment agreement also provided for certain perquisites, such as expense reimbursements, vacation and health insurance.

Mr. Woodbury's employment agreement also makes provision for a loan to finance 10% of the purchase price of a residence in Calgary, with such loan to be repaid in five years, and with interest thereon to be repaid periodically in the interim at a fixed rate of interest to be determined. Payment of the loan would be accelerated to ninety days should the Company terminate Mr. Woodbury for "Cause" (as such term is defined below) or should Mr. Woodbury terminate his employment without "Good Reason" (as such term is defined below).

The initial term of Mr. Woodbury's employment will expire on July 8, 2000, subject to earlier termination in accordance with the terms of the agreement. After the initial term, the agreement will renew automatically for successive one year terms, unless (i) either party elects by a written, 60-day notice not to renew; or (ii) the agreement is terminated earlier in accordance with its terms.

The Company also agreed to grant to Mr. Woodbury in connection with his prospective employment, incentive options under the 1997 Pinnacle Oil International, Inc. Stock Plan to purchase 70,000 shares of Common Stock.

The exercise price for these options was subsequently fixed at $8.25 per share, which price was equal to the trading price of the Common Stock on the date of approval of the grant by the Compensation Committee. These options vest 10,000 shares upon the first and second anniversary dates, respectively, of the commencement of Mr. Woodbury's employment (July 9, 1998), and 16,667, 16,666 and 16,667 shares upon the third through fifth anniversary dates, respectively. All of the options lapse five years following the date of vesting.

Each of the employment agreements for Messrs. Liszicasz, Stinson and Woodbury provides for early termination in the case of (i) death or disability; (ii) a "Change in Control" of the Company (as defined in the agreements); (iii) termination by the Company for "Cause" (as defined in the agreements); and
(iv) termination by the Executive for "Good Reason" (as defined in the agreements). In general, where a termination is for death, disability, "Cause" or by the Executive without "Good Reason," the Executive's compensation allowances and benefits will accrue only through the effective date of the termination. However, and again in general, where a termination is due to a "Change in Control," without "Cause," or by the Executive for "Good Reason," the employment agreements provide that the Company will pay compensation and certain allowances and benefits to the Executive through the end of the then applicable term.

Under the employment agreements a "Change in Control" means (i) an acquisition whereby immediately after such acquisition, a person holds beneficial ownership of more than 50% of the total combined voting power of the Company's then outstanding voting securities; (ii) if in any period of three consecutive years after the date of the employment agreements, the then incumbent board, ceases to constitute a majority of the Board for reasons other than voluntary resignation, refusal by one or more Board members to stand for election, or removal of one or more Board member for good cause; or (iii) the Board of Directors or the stockholders of the Company approve (A) a merger, consolidation or reorganization; (B) a complete liquidation or dissolution of the Company; or (C) the agreement for the sale or other disposition of all or substantially all of the assets of the Company (a "Sale").

As noted above, if termination is attributable to a Change in Control, the employment agreements provide that the Company will pay compensation and certain allowances and benefits through the end of the then applicable term. In addition, in the case of Messrs. Liszicasz and Stinson, if both (i) the termination is directly or indirectly attributable to a Sale, and (ii) the Sale is approved by a "disinterested" majority of the Board of Directors (as defined in the Nevada Revised Statutes), then the Company will pay to each such executive 2% of the total consideration received by the Company in connection with the Sale.

The foregoing summaries are intended as general descriptions of the terms of the employment agreements, and are limited in their entirety by the actual language of the employment agreements, which are included as Exhibits to this Registration Statement.

For the fiscal year 1997, Messrs. Liszicasz, Pollet, Stinson and Dunne comprised the Board of Directors. Although Mr. Liszicasz and Mr. Stinson were present during deliberations concerning their executive officer compensation, they abstained from voting thereon, and Mr. Dunne approved the executive compensation paid to each of Mr. Liszicasz and Mr. Stinson.

DIRECTORS' COMPENSATION

During the fiscal year ended December 31, 1997, none of the Company's directors received monetary compensation for their services as directors. However, during the same fiscal year, a disinterested majority of the Board of Directors granted: (i) 45,000 options to buy shares of Common Stock at an exercise price of $5.81 per share, to Mr. Andrew Pollet, a director of the Company at such time; and (ii) 30,000 of such options at the same exercise price to Mr. Clive Boulton, a director of Pinnacle Oil Canada Inc. Each of Messrs. Liszicasz and Stinson (each a director of the Company) were granted 45,000 options to buy shares of Common Stock at an exercise price of $5.25 in fiscal year 1997. On March 10, 1998, Mr. Lorne Carson, a director of the Company, was granted 45,000 options to buy shares of Common Stock at an exercise price of $8.31 per share.

All of the options granted to directors in 1997 and 1998 were (i) at an exercise price equal to the trading price of the Common Stock on the date of grant; and (ii) subject to vesting conditions, under which one-third of the granted options vested on the date of grant, and one-third of the granted options will vest on each of the first anniversary and the second anniversary of the date of grant. All of the options lapse five years following the date of vesting.

1997 PINNACLE OIL INTERNATIONAL, INC. STOCK PLAN

In June of 1997, the Board of Directors adopted the 1997 Pinnacle Oil International, Inc. Stock Plan (the "1997 Stock Plan"). The 1997 Stock Plan permits the Company to issue up to 1,000,000 shares of its Common Stock to directors, officers, employees and consultants as stock awards or as stock options.

The 1997 Stock Plan is administered by the Board of Directors of the Company or, at the Board's discretion, the Compensation Committee of the Board or any other committee selected by the Board, or the Chief Executive Officer of the Company or his or her designee. Options granted under the 1997 Stock Plan may be either non-qualified or incentive stock options; cannot have an exercise price of less than 85% of the fair market value of the Common Stock as of the date of grant (and not less than 100% of fair market value in the case of incentive stock options); and may not have a term which exceeds ten years from date of grant. Certain additional restrictions apply in the case of grants of incentive stock options to persons who are 10% stockholders of the Company. Options granted under the 1997 Stock Plan are generally not transferable, may be subject to vesting conditions as selected by the Board of Directors, and also may be subject to certain repurchase rights in favor of the Company, all as governed by applicable securities laws. An optionee must generally pay consideration for the exercise of the option in cash. However, the Company may permit the optionee to pay consideration for shares in Common Stock and/or other property, including a promissory note.

As of the date of this Registration Statement, the Company has granted incentive options under the 1997 Stock Plan to purchase 230,000 shares of Common Stock, none of which are vested. The exercise price for the noted options were fixed at or above the fair market value on the date of the grant, as determined by the Board.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the last three fiscal years, and through the date of this Registration Statement, the Company and its subsidiaries have entered into several transactions with directors, executive officers and security holders identified in "Item 4--Security Ownership of Certain Beneficial Owners and Management."

In September of 1995, Messrs. Liszicasz and Stinson entered into a partnership agreement relating to the ownership and use of the Stress Field Detector and the SFD Technology for hydrocarbon exploration (the "Liszicasz-Stinson Agreement") wherein, among other things, they agreed: (i) that the Stress Field Detector and the SFD Technology would be owned by Mr. Liszicasz for a period and, upon the occurrence of certain events, would subsequently be owned and exploited by a corporation to be formed (later named "Momentum Resources Corporation") which would be owned jointly by Messrs. Liszicasz and Stinson;
(ii) that Mr. Liszicasz, and eventually Momentum, would provide raw SFD data to third parties in return for the payment of a fee; and (iii) that such third parties would include the Company, which would be organized for the specific business purpose of identifying and commercially exploiting petroleum and natural gas deposits, and which would be managed, and owned in part, by Messrs. Liszicasz and Stinson.

In satisfaction of the terms of the Liszicasz-Stinson Agreement, Mr. Liszicasz entered into an agreement with the Pinnacle Oil on January 1, 1996 (the "Original Technology Agreement"), in which Mr. Liszicasz agreed that from the date of the Original Technology Agreement through the period ended December 31, 2000, Mr. Liszicasz would survey selected properties using the Stress Field Detector and the SFD Technology, and provide raw SFD data generated from such activities to Pinnacle Oil for its exclusive use, to identify petroleum and natural gas deposits on such properties, and to commercially exploit such prospects.

On June 18, 1996, Messrs. Liszicasz and Stinson, on one hand, and Momentum, on the other hand, entered into an agreement (the "Momentum Transfer Agreement"). The Momentum Transfer Agreement transferred the legal and beneficial ownership in the SFD Technology from Messrs. Liszicasz and Stinson and from their partnership, to Momentum. Momentum is a Bahamas corporation whose beneficial owners are Messrs. Liszicasz and Stinson.

On August 1, 1996, the Company, Pinnacle Oil, Momentum, Mr. Liszicasz and Mr. Stinson entered into a Restated Technology Agreement (the "License"), which reflected and restated the relationships and rights of the parities to the Liszicasz-Stinson Agreement, the Original Technology Agreement and the Momentum Transfer Agreement. Under the License, Momentum, as the owner of the SFD Technology, granted to the Company exclusive use of the SFD Technology for the identification of hydrocarbons, through Momentum's agreement to survey designated areas with the SFD Technology, and to provide the information and analyses generated (the "SFD Data"), exclusively to the Company. The initial term of the License is ten years, with automatic renewals for one year periods absent either (i) an election by the Company to terminate the License, or (ii) a termination by Momentum based upon a default by the Company, or certain other events, including a "Change in Control" of the Company (as defined in the License). During the term of the License, Momentum is prohibited from engaging in the identification and/or exploitation of hydrocarbons, and from granting to any third party any license or sublicense of the SFD Technology, the Stress Field Detector or the SFD Data for the identification and/or exploitation of hydrocarbons.

Pursuant to the License, within 180 days after designation by the Company of a "Prospect" (as defined in the License), the Company has agreed to use its best efforts to commercially and economically exploit the Prospect for its hydrocarbon potential, subject to certain exceptions as stated in the License. However, it is in the Company's discretion to pursue and determine the commercial viability of the Prospect. The License was amended by the parties thereto on April 3, 1998 (the "Amendment"). The sole purpose of the Amendment was to change contingent payments to Momentum to be calculated as a percentage of project profits, less actual project expenses incurred, rather than gross revenues. Under the License and Amendment, the Company shall pay Momentum certain sums contingent on the commercial exploitation of the Prospects, including 1% of the "Prospect Profits" actually received by the Company on or before December 31, 2000, and 5% of the "Prospect Profits" actually received after December 31, 2000.

In addition to the noted payments, commencing on January 1, 2001 the License provides that the Company shall grant Momentum certain "Performance Options" (as defined in the License). In general, for each month in which the Prospects' production exceeds twenty thousand (20,000) barrels of hydrocarbons, Momentum shall be granted Performance Options to purchase
16,000 shares of the Company's Common Stock, subject to certain limitations. The exercise price for the Performance Options will be the "fair market value" of the Company's Common Stock on the last business day of the quarter of the calculation. Under the License, "fair market value" is determined by reference to the closing price, last reported price, or mean price for the shares, depending on where the Common Stock is then trading.

For a detailed description of the terms of the License, see "Item 1-- Description of Business--Momentum License Agreement."

On October 21, 1995 each of Messrs. Liszicasz and Stinson entered into a promissory note with Pinnacle Oil under which Pinnacle Oil promised to pay each of Messrs. Liszicasz and Stinson US $4,500 per month for consulting services performed between September 1, 1995 and April 30, 1996. The notes were payable by Pinnacle Oil on or before March 1, 1996. Total compensation paid to each of Messrs. Liszicasz and Stinson under the promissory notes was US $18,000 in 1995, and US $9,000 in 1996.

In a separate promissory note dated as of October 21, 1995, Mr. Liszicasz loaned Pinnacle Oil US $100,000 for working capital advances to the Company. The note did not provide for any interest, and was payable on or before March 1, 1996.

On January 31, 1997, each of Messrs. Liszicasz and Stinson loaned the Company US $500,000, pursuant to the terms of unsecured convertible promissory notes (the "Convertible Notes"). In accordance with the terms of the

Convertible Notes, the Company elected to exercise a conversion of the indebtedness thereunder at a conversion rate of one share of Common Stock for each $2.72 of indebtedness. As a result, each of Messrs. Liszicasz and Stinson received 205,882 shares of Common Stock in full satisfaction of his Convertible Note.

In April of 1998, concurrently and in connection with the Company entering into a Joint Exploration and Development Agreement with CamWest, the Company sold to CamWest's affiliate, SFD Investment LLC, 800,000 shares of the Company's Series A Preferred Stock and 200,000 warrants to purchase the Company's Common Stock. For a more detailed description of these transactions see "Item 1--Description of Business--CamWest Joint Exploration Agreement" and "Item 10--Recent Sales of Unregistered Securities." Company management believes that the terms and conditions of the CamWest Agreement are at least as favorable to the Company as comparable provisions in its joint venture agreements with unrelated third parties.

Mr. Lorne Carson, a director of the Company, is a member of a law firm which rendered legal services to the Company during fiscal year 1997 (Bennett Jones Verchere). Legal fees paid by the Company to Bennett Jones Verchere did not exceed 5% of such firm's gross revenues.

ITEM 8. LEGAL PROCEEDINGS

As of the date of this Registration Statement, there are no material pending legal proceedings or, to the knowledge of the Company, contemplated or threatened legal proceedings, to which the Company or its subsidiaries are or may become a party, or with respect to properties of the Company or of its subsidiaries. As of the date of this Registration Statement, there are, to the knowledge of the Company, no material proceedings to which any director, officer of affiliate of the Company is a party adverse to the Company or its subsidiaries or has a material interest adverse to the Company or its subsidiary.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Common Stock of the Company is listed on the NASD Bulletin Board, under the trading symbol "PSFD."

The following table lists, by calendar quarter, the volume of trading, and the high and low sales prices on the NASD Bulletin Board for the Company's Common Stock for the most recent fiscal quarters and the two most recent fiscal years.

       PERIOD                                            VOLUME    HIGH    LOW
       ------                                            ------    ----    ---
       1998:
       Second Quarter.................................. 2,236,472 $15.250 $9.125
       First Quarter................................... 4,770,148 $14.375 $7.375
       1997:
       Fourth Quarter.................................. 4,667,954 $13.250 $6.500
       Third Quarter................................... 4,155,507 $15.000 $7.688
       Second Quarter.................................. 3,155,612 $ 9.375 $4.375
       First Quarter................................... 3,896,838 $ 7.438 $3.813
       1996:
       Fourth Quarter.................................. 3,822,467 $ 4.938 $2.375
       Third Quarter................................... 3,351,135 $ 2.375 $0.344
       Second Quarter.................................. 1,839,843 $ 3.125 $1.250
       First Quarter...................................   313,348 $ 2.625 $1.250

The closing price for the Company's Common Stock as of August 25, 1998 was $8.75.

As of August 25, 1998, there were options and/or warrants outstanding to purchase 640,000 shares of Common Stock, including 210,000 non-qualified options granted to directors, 230,000 incentive options granted to employees, and 200,000 warrants granted to investors (see "Item 5--Executive Compensation" and "Item 10--Recent Sales of Unregistered Securities"). As of the date of this Registration Statement, the Company has granted only limited registration rights to holders of the Preferred Stock (see "Item 10--Recent Sales of Unregistered Securities").

On August 25, 1998, the shareholders' list provided by Jersey Transfer and Trust Company for the Company's Common Stock showed 50 registered shareholders and 12,426,983 shares outstanding. The Company estimates, based upon information provided by Jersey Transfer and Trust Company, that there are approximately 1,350 beneficial holders of the Company's Common Stock.

The Company also has outstanding 800,000 shares of Series A convertible preferred stock, for which no trading market presently exists. For a more detailed description of these securities see "Item 11--Description of Registrants Securities to be Registered."

DIVIDEND POLICY

The Company has not declared or paid any cash dividends on its Common Stock since its formation, and does not presently anticipate paying any cash dividends on its Common Stock in the foreseeable future. The Company currently intends to retain any future earnings to finance the expansion development of its business. The future payment of cash dividends on the Common Stock will be within the sole discretion of the Company's Board of Directors and will depend on the earnings, capital requirements and financial position of the Company, applicable requirements of the Nevada corporate law, general economic conditions and other factors considered relevant by the Company's Board of Directors.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

During the three fiscal years preceding the date of this Registration Statement, the Company issued Common Shares in several transactions which were not registered under the Securities Act.

In March 1995, pursuant to a Plan of Reorganization with Fiero, the Company (while Auric) agreed to issue 3,833,357 shares of Common Stock, with an aggregate value of $32,698 or $0.0084 per share, to the shareholders of Fiero in exchange for all of their shares of common stock of Fiero. (See Item 1-- Description of Business--Development of the Company"). The exchange of securities was made pursuant to Sections 3(b) and 4(2) of the Securities Act and Regulation D promulgated thereunder.

In 1995, the Company (while Auric) agreed to issue (i) 2,948,000 shares of Common Stock, with an aggregate value of $32,698 or $0.0043 per share, as consideration for services; (ii) 660,000 shares, with an aggregate value of $12,799 or $0.0043 per share, as loan consideration; and (iii) 350,000 shares of Common Stock, with an aggregate value of $1,516 or $0.0043 per share, as a land payment. The issuance of securities was made pursuant to Sections 3(b) and 4(2) of the Securities Act and Regulation D promulgated thereunder.

Each of the issuances noted above were made before the 6:1 reverse stock split effectuated January 21, 1996.

In January of 1996 the Company entered a Plan of Reorganization under which shareholders of the Company (then Auric) acquired all of the shares and assets of Pinnacle Oil in exchange for 10,090,675 shares of the Company's Common Stock. The 10,090,675 shares of the Company represented 92% of the outstanding shares of the Company. The 10,090,675 shares were valued at $.001 per share or $10,091 in the aggregate, and were later subject to a 6-1 reverse stock split. (See "Item 2--Management's Discussion and Analysis of Financial Condition and Results of Operations" above). The exchange of the securities was made pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

In February of 1996 the Company conducted a private placement of 975,000 shares of its Common Stock at a price of US $1.00 per share. As a result of the private placement, the Company raised $975,000 to be used for working capital, development of the SFD Technology and survey work. Sales of these securities were made pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

In February of 1998, the Company issued 511,764 shares of Common Stock to Messrs. George Liszicasz and Dirk Stinson in satisfaction of $1,000,000 in convertible promissory notes and $120,000 in accrued interest. The conversion rate was $2.72 of indebtedness per share in accordance with the terms of the notes. The issuance of these shares was made pursuant to Section 4(2) of the Securities Act. For a more detailed description of this transaction see "Item 7--Certain Relationships and Related Transactions."

In 1998 the Company issued 71,938 shares of the Company's Common Stock in ten separate private transactions to consultants of the Company, in exchange for various services rendered by such consultants pursuant to Section 3(b) of the Securities Act and Rule 701 promulgated thereunder.

In April of 1998 the Company completed a private placement of its securities (the "Placement") with SFD Investment LLC, an Arkansas limited liability company (the "Investor"). The Placement included the issuance of 800,000 shares of Series A Preferred Stock, and the issuance of 200,000 warrants to purchase Common Stock of the Company, in consideration of US $6,000,000 received by the Company.

The Placement was made in accordance with the requirements of Rules 506 and 509 of Regulation D, as promulgated by the Commission under Section 4(2) of the Securities Act. The Placement was closed on April 3, 1998, through the execution and delivery of certain documents, including a Certificate of Amendment to the Articles of Incorporation of the Company (as amended, the "Articles"); a Warrant Agreement and Certificate (the "Warrant Agreement"); and a Registration and Participation Rights Agreement (the "Rights Agreement"). Although certain provisions of the noted agreements are summarized below, such summaries are limited in their entirety by reference to the actual agreements, copies of which are included as Exhibits to this Registration Statement.

The Articles provide that the Board may issue up to 800,000 shares of convertible preferred stock, par value $0.001 (the "Preferred Shares"). All of the authorized Preferred Shares were issued to the Investor in the Placement. Each Preferred Share (i) is convertible into one share of the Company's Common Stock; (ii) subject to the holder's conversion rights, may be redeemed by the Company at $7.50 per share commencing two years following the date of issuance; and (iii) has a $7.50 liquidation preference. The Preferred Shares do not have a dividend preference, although such shares, under certain circumstances, participate in dividends on the same basis as if they had been converted into Common Stock. Subject to certain conditions, the Articles provide that the Preferred Shares (i) may elect one-sixth of the Company's Board of Directors; and (ii) must consent by a majority vote of the class to certain material corporate events (See "Item 11--Description of Securities to Be Registered" below).

The Warrant Agreement grants to the Investor the right to purchase 200,000 shares of the Company's Common Stock (the "Warrants"), at an exercise price of $7.50 per share (subject to certain adjustments), from the date of issuance of the Warrants until two years after such date.

The Rights Agreement provides that the Investor may, under certain conditions, demand that the Company effect the registration of "Registrable Securities" (generally defined in the Rights Agreement as Common Stock of the Company issuable upon conversion of the Preferred Shares or exercise of the Warrants). The noted demand registration rights are subject to certain conditions, including but not limited to: (i) the demand registration rights do not arise until one year after the original issuance of the Preferred Shares and the Warrants; (ii) at the time of the demand, the Investor must own at least 1% of the outstanding shares of Common Stock of the Company; (iii) the demand registration must include at least one-half of the Registrable Securities; and
(iv) the Company shall not be required to effect more than two registrations pursuant to the demand registration rights.

The Rights Agreement also provides certain "piggyback" registration rights to the Investor at any time the Company proposes to register any of its securities under the Securities Act. The noted "piggyback" registration rights provide that the Company will use its best efforts to include all of the Registrable Securities in the prospective offering, subject to requirements of the underwriter, and to the Investor's compliance with certain terms imposed by the underwriter (including but not limited to the execution and delivery of any required underwriting or "lock-up" agreements). The Rights Agreement provides, with respect to both the demand and the "piggyback" registration rights, that underwriting discounts and commissions will be borne by the Company and the Investor pro rata based on number of shares, and that the remainder of registration expenses (including registration, printing, blue sky and accounting fees and expenses) will be borne by the Company.

In addition, the Rights Agreement provides to the Investor certain preemptive rights with respect to any prospective private offering by the Company (the "Participation Rights"). The Participation Rights grant to the Investor the right to purchase a portion of the prospective offering in the same ratio as the number of shares of Common Stock then held by the Investor bears to the number of shares of the Company's Common Stock then outstanding, on terms and conditions fixed by the Board of the Company. The noted Participation Rights expire on the earlier of (i) the second anniversary of the date of issuance of the Preferred Shares and the Warrants; or (ii) the date on which all of the Preferred Shares have been redeemed or converted in full.

Simultaneously and in connection with the closing of the Placement, the Company entered into the CamWest Agreement with CamWest (See "Item 1-- Description of Business--CamWest Joint Exploration Agreement").
Stephens Group, Inc. is an affiliate of CamWest, and is also an affiliate of the limited liability company which is the Investor. Company management believes that the terms and conditions of the CamWest Agreement are at least as favorable to the Company as comparable provisions in its joint venture agreements with unrelated third parties.

ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

GENERAL

The Company was incorporated as "Auric Mining Corporation" in the State of Nevada, pursuant to Articles of Incorporation filed on September 27, 1994, and amended in April of 1998 (as amended, the "Articles"). The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $0.001 per share, and 800,000 shares of Series A Preferred Stock, which is convertible into Common Stock, par value $0.001 per share ("Preferred Stock"). At the close of business on August 25, 1998, the Company had outstanding 12,426,983 shares of Common Stock and 800,000 shares of Preferred Stock all of which are fully paid and nonassessable.

Information concerning the Common Stock, which class of securities is being registered pursuant to this Registration Statement, and information concerning the Preferred Stock, which class of securities is not being registered pursuant to this Registration Statement, is set forth below.

COMMON STOCK

Each holder of Common Stock is entitled to one vote for each share owned of record on matters voted upon by stockholders. Under the Nevada Revised Statutes Chapter 78 (the "Nevada Code") a majority vote is required for all action to be taken by stockholders, except that, subject to certain limited exceptions, any director may be removed from office by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding Common Stock. In the event of a liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company, and payment of the liquidation preference of any outstanding preferred stock. The Common Stock has no preemptive rights, no cumulative voting rights and no redemption, sinking fund or conversion provisions.

Holders of Common Stock are entitled to receive dividends if, as, and when declared by the Board of Directors out of funds legally available therefor, subject to the dividend and liquidation rights of any preferred stock that may be issued, and subject to any dividend restrictions that may be contained in future credit facilities. Under Nevada law, no dividend or other distribution (including redemptions or repurchases of shares of capital stock) may be made if, after giving effect to such distribution, the Company would not be able to pay its debts as they become due in the usual course of business, or the Company's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the Company were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. The Company does not currently intend to pay dividends on shares of Common Stock. (See "Item 9--Market Price of and Dividends on the Registrant's Common Equity--Dividend Policy" above).

The Nevada Code contains provisions restricting the ability of a Nevada corporation to engage in business combinations with an interested stockholder. Under the Nevada Code, except under certain circumstances, business combinations with interested stockholders are not permitted for a period of three years following the date such stockholder becomes an interested stockholder. Generally, the Nevada Code defines an interested stockholder as a person who is the beneficial owner, directly or indirectly, of 10% of the outstanding shares of a Nevada corporation. In addition, the Nevada Code generally disallows the exercise of voting rights with respect to "control shares" of an "issuing corporation" held by an "acquiring person," unless such voting rights are conferred by a majority vote of the disinterested stockholders. "Control shares" are those outstanding voting shares of an issuing corporation which an acquiring person, and those persons acting in association with an acquiring person, (i) acquire or offer to acquire in the acquisition of a controlling interest, and (ii) acquire within 90 days immediately preceding the date when the acquiring person became an acquiring person. An "issuing corporation" is a corporation organized in Nevada which has two hundred or more stockholders, at least one hundred of whom are stockholders of record and residents of Nevada, and which does business in Nevada directly or through an affiliated corporation. The Nevada Code also permits directors to resist a change or potential change in control of the corporation if the directors determine that the change or potential change is opposed to or not in the best interest of the corporation. As a result, the Company's Board of Directors may have considerable discretion in considering and responding to unsolicited offers to purchase a controlling interest in the Company.

The Common Stock is traded on the NASD bulletin board under the symbol "PSFD". The transfer agent and registrar for the Common Stock is Jersey Transfer and Trust Co.

PREFERRED STOCK

In April of 1998, the Board of Directors and shareholders of the Company approved an amendment to the Articles of Incorporation (as amended, the "Articles") of the Company providing for a new class of shares denominated "Series A Preferred Stock."

Under the Articles, the Company is authorized to issue up to 800,000 shares of Preferred Stock. Holders of the Preferred Stock are not entitled to vote except that they may elect members to the Board of Directors equal to one-sixth of all directors of the Company (or such minimum whole number in excess of one-sixth in the event the number of directors on the Board is not a multiple of six) provided that in the event the number of shares of Preferred Stock then outstanding is less than 400,000 shares, such right shall be eliminated.

The Articles provide that certain actions may not be taken without the affirmative vote or consent of a majority of the then outstanding Preferred Shares. The Company may not, without such consent:

  1. Change, amend, or repeal any of the provisions of the Articles applicable to the Preferred Stock which would adversely affect the rights, preferences, privileges, and restrictions of the Preferred Stock;

  2. Increase or decrease the presently authorized number of shares of Preferred Stock;

  3. Effect an exchange, reclassification, or cancellation of all or part of the Preferred Stock or effect an exchange, or create a right of exchange, of all or part of the shares of any other class into the Preferred Stock;

  4. Create any new class of shares (or any security convertible into such shares) ranking on a parity with or having rights, preferences, or privileges, as to assets, senior to the Preferred Stock;

  5. Create any new class of shares (or any security convertible into such shares) ranking on a parity with or having rights, preferences, or privileges, as to assets, junior to the Preferred Stock but senior to the Common Stock;

  6. Declare, pay or make a distribution with respect to any shares of the capital stock of the Company ranking junior to the Preferred Stock upon liquidation or distribution (except in shares of, or warrants or rights to subscribe for or purchase shares of the Company which are junior to the Preferred Stock as to assets), if after giving effect to that distribution there is an accrued but unpaid "Series A Liquidation Preference" (as defined in the Articles);

  7. Merge or consolidate the Company (other than a short-form merger which does not require the vote of the stockholders of the Company) with or into another corporation or corporations;

  8. Sell or convey all or substantially all of the assets or business of the Company, except to a wholly owned subsidiary;

  9. Dissolve, liquidate or wind-up the Company; or

  10. Make an assignment for the benefit of creditors, or file a petition under any federal, state or provincial bankruptcy law or statute, which petition is not vacated within ninety (90) days.

Dividends are payable on the Preferred Stock as and when declared by the Board. The Articles provide that in the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of Preferred Stock will be entitled to receive, out of the assets of the Company, whether those assets are capital or surplus of any nature, an amount equal to $7.50 per share of Preferred Stock, before any payment will be made or any assets distributed to the holders of Common Stock or any other junior equity security.

The Articles provide further that each share of the Preferred Stock is convertible into Common Stock at the option of the holder of the Preferred Stock, at any time, at $7.50 divided by the "Conversion Price" (as defined in the Articles). The Articles provide that the initial Conversion Price will be $7.50, subject to adjustment in the event the Company issues additional Common Stock. Generally, the Conversion Price will be adjusted and reduced in proportion to (i) the number of shares of Common Stock issued after the initial issuance of Preferred Stock; and (ii) the consideration received by the Company for such Common Stock (subject to certain exceptions described in the Articles).

The Company may redeem the Preferred Stock (subject to the noted conversion rights): (i) two years after the initial issuance of the Preferred Stock; (ii) in the event the holders of the Preferred Stock vote not to approve certain transactions as described in the Articles (provided that only shares which did not vote in favor of the transaction may be redeemed); or (iii) in the event an initial holder of Preferred Stock sells, assigns or otherwise transfers any interest in the Preferred Stock, the Company may redeem any or all of the Preferred Stock sold, assigned or transferred. If the Company elects to redeem shares of Preferred Stock, it must pay $7.50 for each redeemed share.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company's Bylaws provide that the Company will indemnify officers and directors to the fullest extent permitted under applicable Nevada statutes and caselaw. In accordance with such provisions and appropriate resolutions of the Company's Board of Directors, the Company has entered into an Indemnity Agreement with each of its officers and directors. A summary of the circumstances in which such indemnification is provided is set forth below, but that description is qualified in its entirety by reference to the Bylaws, Nevada law and the applicable Indemnity Agreements included as exhibits to this Registration Statement.

In accordance with the Bylaws, the Indemnity Agreements and Nevada Revised Statutes 78.7502 and 78.751, the Company has agreed to indemnify officers and directors as follows:

  1. The Company has agreed to indemnify each officer and director for all actions in his official capacity, or in another capacity while holding office, except for instances where a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law.

  2. In addition, the Company has agreed to indemnify any officer or director against expenses, including attorneys' fees, fines, settlements or judgments, which were actually and reasonably incurred by such person in connection with a threatened, pending or completed action, suit or proceeding, other than one brought by or on the behalf of the Company, if (i) he actually was or was threatened to be made a party by reason of the fact that he is or was an officer or director; (ii) he acted in good faith and in a manner he believed to be in, or not opposed to, the best interests of the Company; and (iii) with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful.

  3. If the action or suit is brought by or on behalf of the Company, (i) the person to be indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the Company's best interest;
(ii) criminal penalties, judgments, and fines are not indemnified; and (iii) no indemnification will be made with respect to any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the Company; unless, and only to the extent that, a court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses.

  4. Notwithstanding the provisions of paragraphs 2 and 3, the Company has agreed to pay expenses, including attorneys' fees, actually and reasonably incurred by an officer or director in defense of an action, suit or proceeding covered thereunder, to the extent he has been successful on the merits or otherwise in defense of such action, suit or proceeding.

  5. Any indemnification under paragraphs 2 and 3 above, unless ordered by a court or advanced as provided in paragraph 6 below, may be made by the Company only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances. The determination must be made by: (i) the stockholders; (ii) the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding; (iii) if a majority vote of a quorum of directors who were not parties to the act, suit or proceeding so orders, then by independent legal counsel in a written opinion; or (iv) if such a quorum cannot be obtained, by independent legal counsel in a written opinion.

  6. The Company has agreed to pay to an officer or director the expenses of defending a civil or criminal action, suit or proceeding as they are incurred, and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by the director or officer to repay such amounts if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Company.

The Company has also purchased insurance for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors and officers of the Company.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

See Financial Statements included elsewhere in this Registration Statement.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

BDO Dunwoody, which audited the financial statements of the Company for the fiscal period ended December 31, 1995 through December 31, 1996, was dismissed by the Board of Directors of the Company as the Company's independent auditors in November and replaced by Deloitte & Touche by the Board of Directors immediately thereafter. The immediate cause of the dismissal was the lateral transfer of the individual manager handling the Company's accounts from BDO Dunwoody to Deloitte & Touche, and the Company's desire that such manager continue to handle the account of the Company. Such individual manager later transferred back to BDO Dunwoody, however, the Company decided to continue to use the services of Deloitte & Touche on the basis of its broader name recognition in the investment community.

The report of BDO Dunwoody accompanying the audit for the fiscal period ended December 31, 1996 was not qualified or modified as to audit scope or accounting principles, and did not contain any adverse opinion or disclaimer of opinion with the exception of a standard going concern qualification.

During the fiscal periods ended December 31, 1996 and December 31, 1997, and the subsequent interim period through the date of dismissal, there were no disagreements between the Company and BDO Dunwoody on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

During the fiscal period ended December 31, 1996, and the subsequent interim period through the date of dismissal, there were no reportable events as such term is defined in Regulation 229.304(a)(1)(v).

During the fiscal period ended December 31, 1996, and the subsequent interim period through the date of dismissal of BDO Dunwoody, the Company did not consult with Deloitte & Touche or any other accounting firm regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of opinion that might be rendered regarding the Company's financial statements, nor did the Company consult with Deloitte & Touche with respect to any accounting disagreement or any reportable event at any time prior to the appointment of such firm.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements:


                                                                           PAGE
                                                                           ----
 Report of Independent Auditors (BDO Dunwoody)............................ F-2
 Report of Independent Auditors (Deloitte & Touche)....................... F-3
 Consolidated Balance Sheets at March 31, 1998, December 31, 1997 and
  1996.................................................................... F-4
 Consolidated Statements of Loss for the three-month periods ended March
  31, 1998 and 1997 and the twelve-month periods ended December 31, 1997,
  1996 and 1995........................................................... F-5
 Consolidated Statements of Stockholders' Equity (deficit) from inception
 (October 20, 1995) through  December 31, 1997............................ F-6
 Consolidated Statements of Cash Flows for the three-month periods ended
  March 31, 1998 and 1997 and the twelve-month periods ended December 31,
  1997, 1996 and 1995..................................................... F-7
 Notes to Consolidated Financial Statements............................... F-8

(b) Exhibits

  2.1*  Reorganization Plan dated September 28, 1994 between Mega-Mart, Inc.
         and Auric Mining Corporation
  2.2*  Reorganization Plan dated December 31, 1995 between Auric Mining
        Corporation and Fiero Mining Corporation
  2.3*  Reorganization Plan dated January 20, 1996 between Auric Mining
         Corporation and Pinnacle Oil Inc.
  3.1*  Articles of Incorporation for Auric Mining Corporation
  3.2*  Amended Bylaws for Pinnacle Oil International, Inc.
  3.3*  Certificate of Amendment of Articles of Incorporation of Pinnacle Oil
         International, Inc.
  4.1*  Specimen Common Stock certificate
  4.2*  Specimen Series A Preferred Stock certificate
  4.3*  Form of Non-Qualified Stock Option Agreement for grants to directors
  4.4*  Warrant certificate for 200,000 Common Shares issued to SFD Investment
         LLC
  9.1*  Stockholder Agreement dated April 3, 1998 among Pinnacle Oil
        International, Inc., R. Dirk Stinson, George Liszicasz and SFD
        Investment LLC
 10.1*  Partnership Agreement of Messrs. Liszicasz and Stinson dated September
         1, 1995
 10.2*  Agreement between Pinnacle Oil Inc. and Mr. Liszicasz dated January 1,
         1996
 10.3*  Momentum Transfer Agreement dated June 18, 1996
 10.4*  Restated Technology Agreement dated August 1, 1996
 10.5*  Amendment to Restated Technology Agreement dated April 3, 1998
 10.6*  Letter Agreement with Encal Energy Ltd. dated December 13, 1996
 10.7*  Exploration Joint Venture Agreement with Encal Energy Ltd. dated
         February 19, 1997
 10.8*  Exploration Joint Venture Agreement with Encal Energy Ltd. dated
         September 15, 1997
 10.9*  Letter Agreement with Renaissance Energy Ltd. dated April 16, 1997
 10.10* SFD Survey Agreement with Renaissance Energy Ltd. dated November 1,
         1997
 10.11* SFD Survey Agreement with Renaissance Energy Ltd. dated February 1,
         1998 (Prospect Lands #1)
 10.12* SFD Survey Agreement with Renaissance Energy Ltd. dated February 1,
         1998 (Prospect Lands #2)
 10.13* Joint Exploration and Development Agreement with CamWest Limited
         Partnership dated April 3, 1998
 10.14* Canadian Data License Agreement with Pinnacle Oil Canada Inc. dated
         April 1, 1997
 10.15* American Data License Agreement with Pinnacle Oil Inc. dated April 1,
         1997
 10.16* Cost Recovery Agreement with Pinnacle Oil Canada Inc. dated April 1,
         1997
 10.17* Assignment Agreement with Pinnacle Oil Canada Inc. dated September 15,
         1997
 10.18* Assignment Agreement with Pinnacle Oil Canada Inc. dated April 1, 1997
 10.19* Assignment Agreement with Pinnacle Oil Canada Inc. dated November 1,
         1997
 10.20* Employment Agreement dated April 1, 1997 with Mr. Dirk Stinson
 10.21* Employment Agreement dated April 1, 1997 with Mr. George Liszicasz
 10.22* Unsecured Convertible Promissory Note ($500,000) in favor of Mr.
         Liszicasz
 10.23* Unsecured Convertible Promissory Note ($500,000) in favor of Mr.
         Stinson
 10.24* 1997 Pinnacle Oil International, Inc. Stock Plan

 10.25*  Promissory Notes of Pinnacle Oil Inc. in favor of Messrs. Liszicasz and Stinson dated October 21, 1995
 10.26*  Registration and Participation Rights Agreement dated April 3, 1998 between Pinnacle Oil International, Inc. and SFD Investment LLC
 10.27*  Form of Indemnification Agreement between Pinnacle Oil International,
         Inc. and each Director
 10.28*  Lease Agreement between Phoenix Place Ltd. and Pinnacle Oil
         International, Inc. dated November 25, 1997
 10.29** Employment Agreement dated July 9, 1998 with John M. Woodbury, Jr.
 16*     Letter from BDO Dunwoody
 18*     Consent letter from Gilbert, Lausten and Jung Associates, Ltd.
 23.1    Consent of Independent Auditors--Deloitte & Touche
 23.2    Consent of Independent Auditors--BDO Dunwoody
 99.1*   Report captioned "Evaluation of Stress Field Detector Technology--
         Implications for Oil and Gas Exploration in Western Canada" dated
         September 30, 1996 prepared by Rod Morris, P. geologist, A.P.E.G.G.A.
 99.2*   Report regarding "Stress Field Detector Technology" dated May 22, 1998 prepared by Encal Energy Ltd.
 99.3**  Report captioned "SFD Data Summary" dated August 26, 1998 prepared by
         CamWest, Inc.
 99.4*   Report captioned "Pinnacle Oil International Inc.--Stress Field
         Detector Documentation of Certain Exploration and Evaluation
         Activities" dated February 27, 1998 prepared by Gilbert Laustsen Jung
         Associates Ltd.

--------
* Previously filed by Registrant as part of Registration Statement on Form 10 filed on June 29, 1998 (SEC File No. 0-24027)

** Previously filed by Registrant as part of Amendment No. 1 to Registration
   Statement on Form 10 filed on August 31, 1998

                                  SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Act of 1934, the Registrant certifies that it meets all of the requirements for filing on Form 10 and has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto authorized.

  Dated at Calgary, Alberta Canada this 9th day of September, 1998.

                                          PINNACLE OIL INTERNATIONAL, INC.

                                                     /s/ Dirk Stinson
                                          By: _________________________________
                                                       R. Dirk Stinson

Consolidated Financial Statements of

PINNACLE OIL INTERNATIONAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

                        REPORT OF INDEPENDENT AUDITORS

To the Shareholders
Pinnacle Oil International, Inc.
(formerly Auric Mining Corporation)

  We have audited the Consolidated Balance Sheet of Pinnacle Oil International, Inc. (formerly Auric Mining Corporation) (a development stage enterprise) as at 31 December 1996 and the Consolidated Statements of Loss, Shareholders' Equity (Deficit) and Cash Flow for the year ended 31 December 1996 and the period from 20 October 1995 (inception) to 31 December 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at 31 December 1996 and the results of its operations and cash flows for the year ended 31 December 1996 and the period from 20 October 1995 (inception) to 31 December 1995 in accordance with generally accepted accounting principles in the United States.

  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company has incurred recurring losses, has an accumulated deficit and is a development stage Company which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                          /s/ BDO Dunwoody

Chartered Accountants
(Internationally BDO Binder)
Vancouver, British Columbia
15 March 1997

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of Pinnacle Oil International, Inc.

  We have audited the accompanying consolidated balance sheet of Pinnacle Oil International, Inc. (a development stage enterprise) as at December 31, 1997 and the related consolidated statements of loss and deficit, shareholders' equity (deficit) and cash flows for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards in the United States. Those standards required that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1997 and the consolidated results of its operations and its cash flows for the year ended December 31, 1997 in conformity with accounting principles generally accepted in the United States.

  The consolidated financial statements for the period ended December 31, 1995 and the year ended December 31, 1996 were audited by another firm of auditors. Their audit report dated March 15, 1997 contained no reservations or qualifications other than the reference to the going concern presumption.

                                          /s/ Deloitte & Touche

Chartered Accountants
Vancouver, British Columbia
April 3, 1998 (except for Note 13, for which the date is August 24, 1998)

                        PINNACLE OIL INTERNATIONAL, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          CONSOLIDATED BALANCE SHEETS
                          (EXPRESSED IN U.S. DOLLARS)

                                                            AT DECEMBER 31,
                                            AT MARCH 31  ----------------------
                                               1998         1997        1996
                                            -----------  -----------  ---------
                                            (UNAUDITED)
                  ASSETS
                  ------
CURRENT
  Cash....................................  $   385,180  $   848,339  $ 519,621
  Accounts receivable.....................      139,506       88,104     12,892
  Prepaid costs and other.................       31,426       33,514      1,637
                                            -----------  -----------  ---------
                                                556,112      969,957    534,150
DEFERRED COSTS (Note 4)...................      139,635      154,287        --
PROPERTY AND EQUIPMENT (Note 5)...........      269,410       55,617    105,358
                                            -----------  -----------  ---------
                                            $   965,157  $ 1,179,861  $ 639,508
                                            ===========  ===========  =========
               LIABILITIES
               -----------
CURRENT
  Accounts payable........................  $   322,757  $   225,645  $ 195,032
  Current portion of long-term liability
   (Note 6)...............................       43,956       63,492        --
                                            -----------  -----------  ---------
                                                366,713      289,137    195,032
PROMISSORY NOTE PAYABLE (Note 7)..........           --    1,110,000        --
LONG-TERM LIABILITY (Note 6)..............       83,028       83,028        --
                                            -----------  -----------  ---------
                                                449,741    1,482,165    195,032
                                            -----------  -----------  ---------
      SHAREHOLDERS' EQUITY (DEFICIT)
      ------------------------------
Share capital (Note 8)....................       12,427       12,015     11,943
  Authorized 50,000,000 common shares with
   a par value of $0.001 per share
  Issued 12,426,983 common shares (1997--
   12,015,219;
   1996 --11,943,281)
Additional paid-in capital................    2,247,864    1,128,276    961,807
Accumulated deficit during the development
 stage....................................   (1,744,875)  (1,442,595)  (529,274)
                                            -----------  -----------  ---------
                                                515,416     (302,304)   444,476
                                            -----------  -----------  ---------
                                            $   965,157  $ 1,179,861  $ 639,508
                                            ===========  ===========  =========

                        PINNACLE OIL INTERNATIONAL, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                        CONSOLIDATED STATEMENTS OF LOSS
                          (EXPRESSED IN U.S. DOLLARS)

                                                                                                            OCTOBER 20,
                                                         OCTOBER 20,                                            1995
                                                             1995                                          (INCEPTION) TO
                         THREE MONTHS ENDED MARCH 31    (INCEPTION) TO     YEARS ENDED DECEMBER 31,         DECEMBER 31,
                         ---------------------------    MARCH 31, 1998 ----------------------------------       1997
                              1998           1997        (CUMULATIVE)     1997        1996        1995      (CUMULATIVE)
                         --------------  -------------  -------------- ----------  ----------  ----------  --------------
                          (UNAUDITED)     (UNAUDITED)     (UNAUDITED)
OPERATING EXPENSES
 Administrative......... $     258,345   $     116,247   $ 1,409,198   $  742,438  $  355,391  $   53,024   $ 1,150,853
 Amortization...........         7,612           7,459        58,193       25,474      24,435         672        50,581
 Exploration
  expenditures, net of
  exploration costs
  reimbursed by Joint
  Venture partners......        22,678           6,646       244,354      120,666     101,010         --        221,676
 Survey system
  development...........        10,633             --        113,634      103,001         --          --        103,001
 Write-down of
  automotive............           --              --         17,074       17,074         --          --         17,074
                         -------------   -------------   -----------   ----------  ----------  ----------   -----------
OPERATING LOSS..........      (299,268)       (130,352)   (1,842,453)  (1,008,653)   (480,836)    (53,696)   (1,543,185)
                         -------------   -------------   -----------   ----------  ----------  ----------   -----------
OTHER INCOME (EXPENSES)
 Interest cost on
  promissory notes......       (10,000)        (20,000)     (120,000)    (110,000)        --          --       (110,000)
 Interest income........         6,988           9,358        60,078       47,832       5,258         --         53,090
 Settlement of damages..           --              --        157,500      157,500         --          --        157,500
                         -------------   -------------   -----------   ----------  ----------  ----------   -----------
                               (3,012)         (10,642)       97,578       95,332       5,258         --        100,590
                         -------------   -------------   -----------   ----------  ----------  ----------   -----------
NET LOSS FOR FOR THE
 PERIOD................. $    (302,280)  $    (140,994)  $(1,744,875)  $ (913,321) $ (475,578) $  (53,696)  $(1,442,595)
                         =============   =============   ===========   ==========  ==========  ==========   ===========
Basic and diluted loss
 per share.............. $       (0.02)  $       (0.01)                $    (0.08) $    (0.04) $    (0.01)
                         =============   =============                 ==========  ==========  ==========
Weighted average shares
 outstanding............    12,285,153      11,943,281                 11,979,385  11,472,992  10,090,675
                         =============   =============                 ==========  ==========  ==========

                        PINNACLE OIL INTERNATIONAL, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                          (EXPRESSED IN U.S. DOLLARS)

                                                                      DEFICIT
                                                                    ACCUMULATED
                                       COMMON SHARES    ADDITIONAL  DURING THE
                                     ------------------  PAID-IN    DEVELOPMENT
                                       SHARES   AMOUNT   CAPITAL       STAGE
                                     ---------- ------- ----------  -----------
Balance, October 20, 1995
 (inception).......................   5,000,000 $ 5,000 $      --   $       --
Net loss...........................         --      --         --       (53,696)
                                     ---------- ------- ----------  -----------
Balance December 31, 1995..........   5,000,000   5,000        --       (53,696)
Reverse acquisition--January 30,
 1996..............................   5,968,281   5,968     (5,968)         --
Shares issued for cash--May 29,
 1996..............................     975,000     975    967,775          --
Net loss...........................         --      --         --      (475,578)
                                     ---------- ------- ----------  -----------
Balance, December 31, 1996.........  11,943,281  11,943    961,807     (529,274)
Shares issued for service--July 1,
 1997..............................      71,938      72    166,469          --
Net loss...........................         --      --         --      (913,321)
                                     ---------- ------- ----------  -----------
Balance, December 31, 1997.........  12,015,219 $12,015 $1,128,276  $(1,442,595)
Shares issued on conversion of
 promissory note--February 1, 1998.     411,764     412  1,119,588          --
Net loss...........................         --      --         --      (302,280)
                                     ---------- ------- ----------  -----------
Balance, March 31, 1998
 (Unaudited).......................  12,426,983 $12,427  2,247,864   (1,744,875)
                                     ========== ======= ==========  ===========

                       PINNACLE OIL INTERNATIONAL, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                     CONSOLIDATED STATEMENTS OF CASH FLOW
                          (EXPRESSED IN U.S. DOLLARS)

                                                                                                            OCTOBER 20,
                                                            OCTOBER 20,                                         1995
                                                                1995                                       (INCEPTION) TO
                          THREE MONTHS ENDED MARCH 31      (INCEPTION) TO   YEARS ENDED DECEMBER 31,        DECEMBER 31,
                          ------------------------------   MARCH 31, 1998 -------------------------------       1997
                              1998            1997          (CUMULATIVE)     1997       1996       1995     (CUMULATIVE)
                          -------------   --------------   -------------- ----------  ---------  --------  --------------
                           (UNAUDITED)     (UNAUDITED)      (UNAUDITED)
OPERATING ACTIVITIES
 Net loss for the
  period................   $    (302,280) $     (140,994)   $(1,744,875)  $ (913,321) $(475,578) $(53,696)  $(1,442,595)
 Adjustments to
  reconcile net loss to
  net cash provided by
  operating activities
   Amortization.........           7,612           7,459         58,007       25,474     24,435       486        50,395
   Write-down of
    property and
    equipment...........             --              --          28,077       28,077        --        --         28,077
                           -------------  --------------    -----------   ----------  ---------  --------   -----------
 Accrued interest on
  promissory notes......          10,000          20,000        120,000      110,000        --        --        110,000
 Costs settled by
  issuance of common
  stock.................             --              --         166,541      166,541        --        --        166,541
 Accounts receivable....         (51,402)         (7,980)      (134,674)     (75,212)    (8,060)      --        (83,272)
 Prepaid expenses and
  other.................           2,088             --         (31,426)     (31,877)    (1,637)      --        (33,514)
 Due from/to officers...             --              --          (4,832)         --      44,540   (49,372)       (4,832)
 Accounts payable.......          97,112           3,381        322,757       30,613    158,307    36,725       225,645
                           -------------  --------------    -----------   ----------  ---------  --------   -----------
Net cash used in
 operating activities...        (236,870)       (118,134)    (1,220,425)    (659,705)  (257,993)  (65,857)     (983,555)
                           -------------  --------------    -----------   ----------  ---------  --------   -----------
FINANCING ACTIVITIES
 Proceeds of promissory
  notes.................             --        1,000,000      1,100,000    1,000,000        --    100,000     1,100,000
 Repayment of
  promissory notes......             --              --        (100,000)         --    (100,000)      --       (100,000)
 Issuance of common
  shares................             --              --         980,000          --     975,000     5,000       980,000
 Share issue costs......             --              --          (6,250)         --      (6,250)      --         (6,250)
                           -------------  --------------    -----------   ----------  ---------  --------   -----------
Net cash generated by
 financing activities...             --        1,000,000      1,973,750    1,000,000    868,750   105,000     1,973,750
                           -------------  --------------    -----------   ----------  ---------  --------   -----------
INVESTING ACTIVITIES
 Deferred financing.....          (4,884)            --         (12,650)      (7,766)       --        --         (7,766)
 Acquisition of
  property and
  equipment.............        (221,405)         (1,576)      (355,495)      (3,811)   (91,281)  (38,998)     (134,090)
                           -------------  --------------    -----------   ----------  ---------  --------   -----------
Net cash used in
 investing activities...        (226,289)         (1,576)      (368,145)     (11,577)   (91,281)  (38,998)     (141,856)
                           -------------  --------------    -----------   ----------  ---------  --------   -----------
NET CASH (OUTFLOW)
 INFLOW.................        (463,159)        880,290        385,180      328,718    519,476       145       848,339
CASH POSITION, BEGINNING
 OF PERIOD..............         848,339         519,621            --       519,621        145       --            --
                           -------------  --------------    -----------   ----------  ---------  --------   -----------
CASH POSITION, END OF
 PERIOD.................   $     385,180  $    1,399,911    $   385,180   $  848,339  $ 519,621  $    145   $   848,339
                           =============  ==============    ===========   ==========  =========  ========   ===========

    SUPPLEMENT OF DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

  During the three month period ended March 31, 1998, the Company issued 411,764 common shares on conversion of promissory notes with a face value of $1,000,000 and accrued interest of $120,000.

  During the year ended December 31, 1995, the Company issued 10,090,675 common shares to acquire 100% of the common shares of Pinnacle Oil Inc. The business combination has been accounted for as a reverse acquisition.

                       PINNACLE OIL INTERNATIONAL, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                          (EXPRESSED IN U.S. DOLLARS)
       (INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1998 AND 1997 IS UNAUDITED)

1. NATURE OF BUSINESS

  Pinnacle Oil International, Inc. (the "Company"), and its wholly-owned subsidiaries, Pinnacle Oil Inc. ("Pinnacle Oil") and Pinnacle Oil Canada Inc., ("Pinnacle Canada"), are engaged in the exploration, discovery and development of hydrocarbon (oil and gas) deposits. The Company and its subsidiaries identify commercially viable hydrocarbon deposits ("SFD Prospects") through the analysis of certain information ("SFD Data") provided exclusively to the Company for petroleum and natural gas exploration purposes by Momentum Resources Corporation ("Momentum"), which is indirectly owned by certain officers, directors and significant shareholders of the Company, pursuant to the terms of a Restated Technology Agreement (the "License"). The SFD Data is generated by Momentum's proprietary Stress Field Detector or "SFD" used in conjunction with the Company's proprietary electronic data acquisition and global positioning systems (collectively, the "SFD Survey System").

  The Company was initially incorporated in Nevada on September 27, 1994 under the name "Auric Mining Corporation" ("Auric"). Auric was formed by Mega-Mart, Inc. ("Mega-Mart"), a Delaware corporation formed on January 28, 1987, for the purpose of facilitating the change of Mega-Mart's corporate domicile from Delaware to Nevada. On September 28, 1994, Auric and Mega-Mart entered into a Plan Of Reorganization pursuant to which the shareholders of Mega-Mart received 1,096,500 shares of the common stock of Auric, constituting 100% of its outstanding capital stock, in exchange for 100% of their outstanding shares of common stock in Mega-Mart. The Plan of Reorganization also contemplated a subsequent merger of Mega-Mart into Auric, however, the parties subsequently determined not to merge the companies, thereby retaining Mega-Mart as a wholly-owned subsidiary of Auric. Auric subsequently determined that its investment in Mega-Mart was without value, and abandoned this investment.

  On December 12, 1995, Pinnacle Oil and the Company (as Auric) entered into a letter of intent under which: (i) the Company agreed to issue 10,090,675 shares of its common stock, constituting approximately 92% of its outstanding shares of common stock, to the shareholders of Pinnacle Oil in exchange for all of the outstanding shares of common stock of Pinnacle Oil; (ii) the Company agreed to solicit shareholder consent to a 6:1 reverse stock split immediately prior to the share exchange; and (iii) the Company agreed to change its name to "Pinnacle Oil International, Inc." upon consummation of the reorganization. Pinnacle Oil was a Nevada corporation formed on October 20, 1995 for the purpose of engaging in hydrocarbon exploration utilizing SFD Data generated by the SFD Technology. On January 12, 1996, the shareholders and directors of the Company approved the transactions contemplated by the letter of intent, and consented to a 6:1 reverse stock split. A formal Plan of Reorganization and Acquisition was executed and effective as of January 20, 1996, and the change in the Company's name to "Pinnacle Oil International, Inc." was effective on February 23, 1996.

  As a result of the noted transactions, Pinnacle Oil became a wholly-owned subsidiary of the Company, and will conduct the Company's operations in the United States. The Company formed Pinnacle Canada, a federal Canadian corporation, on April 1, 1997 to conduct the Company's operations in Canada.

  The Company's current business strategy is to enter joint venture working participation, royalty and other arrangements with experienced, well financed petroleum and natural gas exploration companies whereby the Company will identify prospects using the SFD Data, and the strategic partner will have primary responsibility to finance the acquisition and development of the prospect. These strategic arrangements will ultimately target

                       PINNACLE OIL INTERNATIONAL, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

both domestic (United States and Canada) and international prospects, as well as offshore prospects. Management for the Company is engaged in on-going discussions with oil and gas exploratory companies to exploit the SFD Data on a joint venture basis. As of March 31, 1998, the Company has entered into one Joint Venture agreement with a strategic partner and a SFD Survey Agreement with a second strategic partner. As of March 31, 1998, activities under such agreements to identify prospects have only recently commenced, and no revenues have been generated.

2. SIGNIFICANT ACCOUNTING POLICIES

  These financial statements have been prepared in accordance with generally accepted accounting principles in the United States and reflect the following significant accounting policies.

  (a) Basis of presentation

  These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Pinnacle Oil and Pinnacle Canada. All significant intercompany balances and transactions have been eliminated on consolidation.

  (b) Property and equipment

  Property and equipment are stated at cost. Depreciation is provided by the declining balance method over the estimated service lives of the respective assets as follows:

   Furniture and fixtures.................................................  20%
   Vehicles...............................................................  30%
   Computer equipment.....................................................  30%
   Computer software...................................................... 100%
   Equipment..............................................................  20%

  Management periodically reviews the carrying value of property and equipment to ensure that any permanent impairment in value is recognized and reflected in the results from operations.

  (c) Survey system development and exploration expenditures

  The Company continues to incur expenses to improve the performance of the SFD Survey System and to establish its effectiveness with potential business partners. Costs incurred in survey system development and other research and development activities are expensed as incurred.

  Costs incurred in demonstrating the SFD survey system to joint venture partners, including exploration costs (comprising aircraft operating costs and travel) net of costs reimbursed are expensed as period costs until a specific area of interest is identified.

  Upon the identification of an area of interest, the Company will follow the full cost method of accounting for its exploration and development activities. Under this method, all costs associated with the exploration for and development of oil and gas reserves are capitalized by area of interest.

  Upon the commencement of commercial production, costs will be amortized on the unit of production method based on estimated proven developed reserves. Currently, the Company has no estimated proven developed reserves and has not capitalized any costs.

                       PINNACLE OIL INTERNATIONAL, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  (d) Foreign currency translation

  The Company's current activities result in transactions denominated in both US and Canadian dollars. Management considered the following in the process to determine the Company's functional currency:

a) Financings, both of equity and debt, have been denominated in US funds;

b) In excess of 50% of the Company's operating expenditures are paid or denominated in US funds;

c) 90% of the Company's total assets throughout 1997 were denominated in US funds. Further, the Company maintains its cash and short term investments in US dollars, only converting to Canadian dollars to the extent necessary to pay Canadian denominated liabilities;

d) The business environment in which the Company operates is significantly impacted by the price of oil, which is denominated in US dollars.

  Management considers that future revenues, business activities and debt financings will be conducted in the United States. Based on these factors the Company has determined that the United States dollar is the appropriate functional currency for measurement and reporting purposes.

  Assets and liabilities denominated in Canadian dollars are translated at the rate of exchange in effect at the balance sheet date. Transaction gains and losses relating to the conversion of year end balances denominated in Canadian dollars and revenue and expenses denominated in Canadian dollars are included within operating results.

  The exchange rates between the Canadian and U.S. dollar were:

                                                      BALANCE SHEET DATE AVERAGE
                                                      ------------------ -------
   March 31, 1998....................................        1.44         1.43
   December 31, 1997.................................        1.43         1.38
   December 31, 1996.................................        1.37         1.36
   December 31, 1995.................................        1.37         1.35

  (e) Estimates and assumptions

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                       PINNACLE OIL INTERNATIONAL, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  (f) Earnings (loss) per common share

  In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings Per Share (SFAS 128), which established new standards for computing and presenting earnings per share effective for fiscal years ending after December 15, 1997. With SFAS 128, Primary earnings per share is replaced by basic earnings per share, which is computed by dividing income available to common shareholders by the weighted average number of shares outstanding for the period. In addition, SFAS 128 requires the presentation of diluted earnings per share, which includes the potential dilution that could occur if dilutive securities were exercised or converted into common stock. The completion of diluted EPS does not assume the conversion or exercise of securities if their effect is anti-dilutive. Common equivalent shares consist of the common shares issuable upon the conversion of the convertible loan notes and special warrants (using the if-converted method) and incremental shares issuable upon the exercise of stock options and share purchase warrants (using the treasury stock method).

  (g) Derivatives

  From time to time the Company may attempt to hedge its position with respect to currency fluctuations on specific contracts. This is generally accomplished by entering into forward contracts. Related costs are realized as the forward contracts are settled. The Company is not engaged in any forward contracts at March 31, 1998 and December 31, 1997.

  (h) Stock-based compensation

  The Company accounts for stock-based compensation using the intrinsic value based method whereby compensation cost is recorded for the excess, if any, of the quoted market price of the common share over the exercise price at the date granted for all common stock options. As at December 31, 1997, no compensation cost has been recorded for any period under this method.

  The following pro forma financial information presents the net loss for the period and loss per common share had the Company adopted Statement of Financial Accounting Standard No. 123 (SFAS 123) Accounting for Stock-based Compensation.

                                   MARCH 31,  DECEMBER 31,
                                     1998         1997
                                   ---------  ------------
   Net loss for the period         $(327,280)  $(981,321)
                                   =========   =========
   Diluted loss per common shares  $   (0.03)  $   (0.08)
                                   =========   =========

  Using the fair value method for stock-based compensation, additional compensation costs of approximately $68,000 and $25,000 would have been recorded for the year ended December 31, 1997 and the three month period ended March 31, 1998, respectively. These amounts are determined using an option pricing model assuming no dividends are to be paid, an average vesting period of three years, a weighted average annualized volatility of the Company's share price of 43% and a weighted average annualized risk free interest rate at 5.9%. There would be no impact for the three month period ended March 31, 1997 and for the years ended December 31, 1995 or 1996.

  (i) Recent pronouncements

  In June 1997, the Financial Accounting Standards Board issued Statement No. 130 (SFAS 130), Reporting Comprehensive Income, which is required to be adopted for fiscal years beginning on or after December 15, 1997. SFAS 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Reclassification of financial statements for earlier periods presented is required. The impact of SFAS 130 on the Company's financial statements is not expected to be material.

                       PINNACLE OIL INTERNATIONAL, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  In June 1997, the Financial Accounting Standards Board issued Statement No. 131 (SFAS 131), Disclosures About Segments of an Enterprise and Related Information, which is required to be adopted for fiscal years beginning on or after December 15, 1997. SFAS 131 establishes new standards for the reporting of segmented information in annual financial statements and requires the reporting of certain selected segmented information on interim reports to shareholders. The impact of SFAS 131 on the Company's financial statements is not expected to be material.

  (j) Cash and cash equivalents

  Cash and cash equivalents consist of cash on hand, deposits in banks and highly liquid investments with an original maturity of three months or less.

  (k) Reclassifications

  Certain of the prior years' amounts have been reclassified to conform to the current year's presentation.


3. ACQUISITION OF SUBSIDIARY

  The Company acquired Pinnacle Oil in a transaction accounted as a "Reverse Acquisition" in accordance with United States Generally Accepted Accounting Principles. The business combination has been accounted for as an issuance of stock by the accounting acquirer (Pinnacle Oil) in exchange for the tangible net assets of the acquired (Auric), valued at the historical costs which approximate fair value. As a result of the application of these accounting principles, Pinnacle Oil (and not the Company) is treated as the "acquiring" or "continuing" entity for financial accounting purposes. Accordingly, the consolidated statements of loss and deficit of the Company for the years ended December 31, 1997, 1996 and 1995 are deemed to be a continuation of Pinnacle Oil's financial statements, and therefore reflect (i) the operations of Pinnacle Oil since October 20, 1995, the date of Pinnacle Oil's formation, through to the date the Plan of Reorganization and acquisition was executed (January 20, 1996), and (ii) the operations of the Company after January 20, 1996. The acquisition was effected by the issuance of 10,090,675 common shares of the Company, constituting approximately 92% of its outstanding shares, in exchange for all of the outstanding shares of Pinnacle Oil.

4. DEFERRED COSTS

  The Company purchased insurance on November 20, 1997 to facilitate operations for the next three years.

5. PROPERTY AND EQUIPMENT

                                                                 DECEMBER 31
                                                   MARCH 31   -----------------
                                                     1998       1997     1996
                                                  ----------- -------- --------
                                                  (UNAUDITED)
   Furniture and fixtures........................  $124,503   $ 24,379 $ 21,325
   Vehicle.......................................    66,184     66,184   83,257
   Computer equipment............................    30,514     10,486   18,800
   Computer software.............................     4,886      1,447    1,447
   Equipment.....................................     2,929      1,672    5,454
   Leasehold improvements........................    85,019        --       --
   Technology upgrade............................    11,538        --       --
                                                    325,573    104,168  130,283
   Less accumulated depreciation.................    56,163     48,551   24,925
                                                   --------   -------- --------
   Net property equipment........................  $269,410   $ 55,617 $105,358
                                                   ========   ======== ========

                       PINNACLE OIL INTERNATIONAL, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

6. LONG-TERM LIABILITY

  During the year ended December 31, 1997, the Company entered into a loan agreement in the amount of $150,000 bearing interest at 6.44% per annum. The Company is obligated to monthly payments of principal and interest in the amount of $4,884 to the maturity date of May 22, 1999. The estimated current portion at March 31, 1998 and December 31, 1997 is $63,492.

7. PROMISSORY NOTE PAYABLE

  During the year ended December 31, 1997, two officers of the Company loaned the Company $1,000,000 pursuant to unsecured, convertible promissory notes. The promissory notes bear interest at the rate of 12% per annum, and are payable on or before January 31, 1998. The officers have the right to convert the notes based upon a ratio of one share per $4.07 in converted principal and interest, and the Company has the right to convert the notes based upon a ratio of one share per $2.72 in converted principal and interest.

  During the period ended March 31, 1998, the Company issued 411,764 common shares of the Company in settlement of the unsecured convertible promissory notes in the amount of $1,000,000 plus interest of $120,000.

8. SHARE CAPITAL AND STOCK OPTIONS

  During the year ended December 31, 1997 the Company issued 71,938 common shares in settlement of shares for service agreements from the previous year in the amount of $145,120 and for agreements for the current year valued in the amount of $21,421. The shares bear a one year hold from the date of July 1, 1997.

  The Company has granted non-qualified stock options to certain directors of the Company and one of its subsidiaries and incentive stock options to an employee of one of the Company's subsidiaries to purchase common shares as follows:

                                                                        NUMBER
                                      EFFECTIVE DATE   EXERCISE PRICE OF OPTIONS
                                     ----------------- -------------- ----------
   Directors........................      May 12, 1997     $5.81        75,000
   Directors........................      May 20, 1997     $5.25        90,000
   Directors........................    March 10, 1998     $8.31        45,000
   Employee......................... November 24, 1997     $9.50        50,000

  The Director options vest in one-third increments beginning on the date of grant and each annual anniversary of the date thereafter. Further vesting of the options are subject only to re-election of each such director at each annual meeting of the Company and of the subsidiary. The Employee options vest annually in one-fifth increments beginning on the first anniversary of the date of grant, subject to vesting based upon continued performance of services. As at March 31, 1998, 70,000 (December 31, 1997--55,000) director share options and no employee share options are vested.

                       PINNACLE OIL INTERNATIONAL, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


9. INCOME TAXES

  (a) As at December 31, 1997, the Company had net operating loss carryforwards available to reduce taxable income in future years as follows:

                                                                      EXPIRATION
   COUNTRY                                                   AMOUNT     DATES
   -------                                                 ---------- ----------
   United States.......................................... $1,128,000 2010-2012
   Canada................................................. $  286,000 2002-2004

  (b) Deferred tax assets, December 31, 1997

                                                           STATUTORY    TAX
                                                 AMOUNT    TAX RATE   BENEFIT
                                                ---------  --------- ---------
   Tax asset related to depreciation........... $   8,500    $0.34   $   2,900
   Tax benefit of loss carryforward............ 1,414,000     0.34     480,700
   Valuation reserve...........................                       (483,600)
                                                ---------    -----   ---------
                                                                     $     --
                                                =========    =====   =========

  Deferred tax assets (liabilities), December 31, 1996
                                                           STATUTORY    TAX
                                                 AMOUNT    TAX RATE   BENEFIT
                                                ---------  --------- ---------
   Tax liability related to depreciation....... $  (8,571)   $0.34   $  (2,914)
   Tax benefit of loss carryforward............   537,835     0.34     182,864
   Valuation reserve...........................                       (179,950)
                                                ---------    -----   ---------
                                                                     $     --
                                                =========    =====   =========

10. LITIGATION

  During the year ended December 31, 1997 the Company received $157,500 in cash on the settlement of a lawsuit pertaining to a breach of contract action.

11. RELATED PARTY TRANSACTIONS

  Related party transactions and balances not disclosed elsewhere in these financial statements include:

                                   THREE MONTHS ENDED
                                        MARCH 31         YEARS ENDED DECEMBER 31
                                 ----------------------- -----------------------
                                    1998        1997       1997    1996    1995
                                 ----------- ----------- -------- ------- ------
                                 (UNAUDITED) (UNAUDITED)
Legal fees paid to two law
 firms with partners and
 directors in common...........    $98,502     $19,983   $322,769 $   --  $  --
Wages and benefits paid to
 three directors of the company
 acting in their capacity as
 officers and managers of the
 Company.......................     64,200      26,501    165,101 163,072 36,000
Accounts payable due to
 officers......................        297         911     12,167     --     --
Accounts receivable due from
 officers......................        --          --         --    4,832    --

  The Company is obligated under the Restated Technology Agreement to pay to a Bahama corporation, which is indirectly owned and controlled by certain officers, directors and significant shareholders of the Company, a fee of 1% of all "Prospect Revenue" from oil and gas production received on or before December 31, 2000, and 5% of all such revenues thereafter. No revenue has been generated to date.

                       PINNACLE OIL INTERNATIONAL, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


12. FINANCIAL INSTRUMENTS

  The Company's financial instruments consist of cash, accounts receivable, accounts payable and long-term liability. The fair value of these financial instruments approximates carrying values due to the short-term to maturity of the financial instruments and similarity to current market rates. The Company estimates the fair value of the promissory notes payable using discounted cash flows assuming a borrowing rate equal to the US prime plus 8%.

                            THREE MONTHS ENDED             YEARS ENDED DECEMBER 31
                          ----------------------- -----------------------------------------
                              MARCH 31, 1998              1997                 1996
                          ----------------------- --------------------- -------------------
                          (UNAUDITED) (UNAUDITED)
                           CARRYING                CARRYING             CARRYING
                            AMOUNT    FAIR VALUE    AMOUNT   FAIR VALUE  AMOUNT  FAIR VALUE
                          ----------- ----------- ---------- ---------- -------- ----------
Promissory note payable.     $--         $--      $1,110,000 $1,088,000   $--       $--
                             ====        ====     ========== ==========   ====      ====

  It is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

13. COMMITMENTS

  During the period ended March 31, 1998, the Company entered into a five year non-cancellable operating lease for office space. Future annual minimum lease payments in Canadian dollars are as follows:

         1998........................................... $62,887
         1999...........................................  68,604
         2000...........................................  68,604
         2001...........................................  68,604
         2002...........................................  68,604
         2003...........................................   5,717

14. SUBSEQUENT EVENTS

  Subsequent to March 31, 1998 and December 31, 1997, the Company:

  (a) entered into a private placement on April 3, 1998 for proceeds of $6,000,000 on the issue of: (i) 800,000 shares of preferred stock, par value $0.001 (which preferred stock was authorized by the Company on April 1, 1998); and (ii) two-year warrants to purchase 200,000 shares of the Company's common stock at $7.50 per share. Each share of preferred stock (i) is convertible into one share of the Company's common stock, and (ii) may be redeemed by the Company at $7.50 per share commencing two years following the date of issuance, and (iii) has a $7.50 liquidation preference. The preferred stock is not entitled to payment of any dividends, although it may, at the election of the Board of Directors, participate in dividends on the same basis as if it had been converted into common stock. Simultaneous with such transaction, the Company (i) entered into a Joint Exploration and Development Agreement with an oil and gas exploratory company affiliated with the aforesaid investor in the Company's securities, and (ii) agreed to amend the Restated Technology Agreement to provide that fees would be calculated on "Prospect Profits" as opposed to "Prospect Revenues";

  (b) has entered into a month to month engagement letter for the services of investor relations in the amount of $4,000 per month.

                       PINNACLE OIL INTERNATIONAL, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  (c) granted incentive stock options to each of two employees of the Company's subsidiary to purchase 15,000 shares of common stock at a price of $8.25, based upon the stock trading price as of the date of approval of such grant by the Compensation Committee (August 24, 1998). These options vest 5,000 shares per employee on the first through third anniversary dates of the effective date of grant (May 12, 1998), and lapse five years after the vesting date.

  (d) granted incentive stock options to an employee of the Company's subsidiary to purchase 30,000 shares of common stock at a price of $8.25, based upon the stock trading price as of the date of approval of such grant by the Compensation Committee (August 24, 1998). These options vest 5,000 shares each on the first through third anniversary dates of the effective date of grant, respectively (May 12, 1998), and vest 7,500 shares on the fourth and fifth anniversary dates of the effective date of grant, respectively. These options lapse five years after the vesting date.

  (e) granted incentive stock options to an employee of the Company in connection with his employment to purchase 70,000 shares of common stock at a price of $8.25, based upon the stock trading price as of the date of approval of such grant by the Compensation Committee (August 24, 1998). These options vest 10,000 shares each on the first and second anniversary dates of the date of employment, respectively (July 9, 1998), and vest 16,667, 16,666 and 16,667 shares on the third through fifth anniversary dates of the date of employment, respectively. These options lapse five years after the vesting date.

  (f) granted incentive options to an employee of the Company's subsidiary to purchase 50,000 shares of common stock at a price of $8.25, based upon the stock trading price as of such date. These options vest 7,500 shares on the first through third anniversary dates of grant (August 24, 1998), respectively, and 13,750 shares on the fourth through fifth anniversary dates of grant, respectively. These options lapse five years after the vesting date.